    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1997


                                                      REGISTRATION NO. 333-12981
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  USTEL, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           MINNESOTA                             4813                            95-4362330
  (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER IDENTIFICATION
      OF INCORPORATION OR            CLASSIFICATION CODE NUMBER)                  NUMBER)
          ORGANIZATION)

                       2775 SOUTH RAINBOW BOULEVARD, #102
                            LAS VEGAS, NEVADA 89102
                                 (702) 247-7400
        (ADDRESS, AND TELEPHONE NUMBER, OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              ROBERT L. B. DIENER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       2775 SOUTH RAINBOW BOULEVARD, #102
                            LAS VEGAS, NEVADA 89102
                                 (702) 247-7400
          (NAME, ADDRESS, AND TELEPHONE NUMBER, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                LEIB ORLANSKI, ESQ.                               DALE S. BERGMAN, P.A.
               SUSAN B. KALMAN, ESQ.                                BROAD AND CASSEL
    FRESHMAN, MARANTZ, ORLANSKI, COOPER & KLEIN               201 SOUTH BISCAYNE BOULEVARD
      9100 WILSHIRE BOULEVARD, 8TH FLOOR EAST                          SUITE 3000
          BEVERLY HILLS, CALIFORNIA 90212                         MIAMI, FLORIDA 33131
             TELEPHONE (310) 273-1870                           TELEPHONE (305) 373-9400
             FACSIMILE (310) 274-8357                           FACSIMILE (305) 373-9443

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.
                            ------------------------

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED                             AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE        AMOUNT TO BE      MAXIMUM PRICE    PROPOSED MAXIMUM      REGISTRATION
  REGISTERED                                    REGISTERED      PER SECURITY(1)   OFFERING PRICE(1)         FEE
------------------------------------------------------------------------------------------------------------------
Units(2)...................................      1,552,500           $6.00           $9,315,000          $3,212.06
------------------------------------------------------------------------------------------------------------------
Common Stock(3)............................      3,105,000             --                --                  --
------------------------------------------------------------------------------------------------------------------
Warrants included in the Units sold to
  public...................................      1,552,500           $4.00           $6,210,000          $2,141.37
------------------------------------------------------------------------------------------------------------------
Representative's Warrants(4)...............       125,000              --                --                  --
------------------------------------------------------------------------------------------------------------------
Units(5)...................................       125,000            $7.20            $900,000            $310.34
------------------------------------------------------------------------------------------------------------------
Common Stock(6)............................       250,000              --                --                  --
------------------------------------------------------------------------------------------------------------------
Warrants included in Representative's
  Units(5).................................       125,000            $4.00            $500,000            $172.41
------------------------------------------------------------------------------------------------------------------
        Total(7)........................... ................... ................ ...................     $5,836.18
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.

(2) An aggregate of 3,105,000 shares of common stock ("Common Stock") and 1,552,500 Common Stock purchase warrants ("Warrants") will be offered to the public in the form of 1,552,500 Units, each Unit consisting of two shares of Common Stock and one Warrant, including 202,500 Units (composed of 405,000 shares of Common Stock and 202,500 Warrants) which may be purchased to cover over-allotments, if any.

(3) Consists of shares issuable upon exercise of the Warrants included in the Units to be sold to the public. Upon exercise of each Warrant, the holder will receive one share of Common Stock.

(4) To be sold to the Representative of the Underwriters. Pursuant to Rule 457(g), no separate registration fee is required for the Representative's Warrants.

(5) Consists of Units issuable upon exercise of the Representative's Warrants and incudes 250,000 shares of Common Stock and 125,000 Warrants.

(6) Consists of shares issuable upon exercise of the Warrants included in the Units underlying the Representative's Warrants.

(7) The Registrant previously submitted $6,345.58 for the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE

     SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 27, 1997


PROSPECTUS

                                1,350,000 UNITS


                                      LOGO
                            ------------------------


               EACH UNIT CONSISTING OF TWO SHARES OF COMMON STOCK


                AND ONE REDEEMABLE COMMON STOCK PURCHASE WARRANT



    Each unit ("Unit") consists of two shares of Common Stock, par value $.01 per share ("Common Stock"), and one redeemable Common Stock purchase warrant ("Warrant") of UStel, Inc., a Minnesota corporation ("UStel" or the "Company"). Of the 1,350,000 Units being offered, 1,250,000 Units are being sold by UStel and 100,000 Units by the Palisades USTL Trust (the "Trust" or the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Units by the Selling Stockholder. The Selling Stockholder will reimburse the Company for the value of the 100,000 Warrants included in the Units being sold by the Selling Stockholder at the rate of $0.01 per Warrant. The Common Stock and Warrants included in the Units will not be immediately detachable and will not be immediately separately transferable until 60 days from the date of this Prospectus or earlier in the discretion of Barber & Bronson Incorporated (the "Representative"). Each Warrant entitles the registered holder thereof to purchase, at any time until
             , 2002 (five years from the date of this Prospectus), one share of Common Stock at a price of $4.00 per share. The Warrants are subject to redemption by the Company at $0.01 per Warrant on 30 days' prior written notice to the warrantholders if the closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market averages or exceeds $6.00 for a period of 20 consecutive trading days ending within 30 days prior to the date notice of redemption is given. The Common Stock is traded on the Nasdaq SmallCap Market.



    Prior to this offering (the "Offering"), there has been no public market for the Units or the Warrants and there can be no assurance that such a market will develop or be sustained after the Offering. The Company intends to apply for listing of the Units and Warrants on the Nasdaq SmallCap Market under the proposed symbols of "USTLU" and "USTLW," respectively. The Company's Nasdaq SmallCap Market symbol for the Common Stock is "USTL." The last sale price for the Common Stock on the Nasdaq SmallCap Market on January 22, 1997 was $4.25 per share. See "Price Range of Common Stock."



 SEE "RISK FACTORS" BEGINNING AT PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF
      CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                               UNDERWRITING                  PROCEEDS TO
                                                 PRICE TO     DISCOUNTS AND    PROCEEDS TO     SELLING
                                                  PUBLIC      COMMISSIONS(1)   COMPANY(2)   STOCKHOLDER(3)
----------------------------------------------------------------------------------------------------------
Per Unit.....................................      $6.00          $0.60           $5.40         $5.40
----------------------------------------------------------------------------------------------------------
          Total(4)...........................   $8,100,000       $810,000      $6,750,000      $540,000
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------



(1) Excludes the value of warrants to be issued to the Representative (the "Representative's Warrants") to purchase up to 125,000 Units. The Company agreed to indemnify the Underwriters against certain civil liabilities including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting estimated offering expenses payable by the Company of $817,492, including $243,000 for the Representative's non-accountable expense allowance.


(3) Before deducting estimated offering expenses payable by the Selling Stockholder of $65,328.


(4) The Company has granted the Underwriters a 45-day option to purchase up to 202,500 additional Units from the Company, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional Units at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $9,315,000, $931,500 and $7,843,500, respectively. See "Underwriting."



    The Units are being offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to the right to reject any order in whole or in part and certain other conditions. It is expected that delivery of such Units will be made against payment therefor at the offices of Barber & Bronson Incorporated, Miami, Florida, or through the
facilities of the Depository Trust Company on or about            , 1997.

                            ------------------------

                                      LOGO


               THE DATE OF THIS PROSPECTUS IS             , 1997

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and other information regarding registrants that file electronically with the Commission.



     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Units offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Public Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3848, and copies of all or any part of the Registration Statement may be obtained from such offices or by mail from the Public Reference Section of the Commission at its principal office upon the payment of the fees prescribed by the Commission. The Company also intends to file a Registration Statement on Form S-4 covering 1,076,923 shares of Common Stock to be issued in the Merger (as hereinafter defined).


                            ------------------------


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK, WARRANTS AND UNITS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in the Prospectus. The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus (i) assumes that the Underwriters' over-allotment option and the Representative's Warrants (as defined below) are not exercised;
(ii) assumes that an aggregate of 310,000 options and 1,081,000 warrants outstanding are not exercised; (iii) does not give effect to the issuance of 1,076,923 shares of Common Stock pursuant to the Merger (as defined below), and
(iv) does not give effect to the conversion of $500,000 in convertible debentures into 71,429 shares of Common Stock, or the conversion of the 550,000 shares of Series A Convertible Preferred Stock into 750,000 shares of Common Stock, and (v) does not give effect to the exercise of the 1,350,000 Warrants issued in this Offering. See "Capitalization," "Business -- Recent Developments," "Description of Securities," and "Underwriting."


                                  THE COMPANY

     UStel provides long distance telecommunications services, consisting primarily of direct dial long distance telephone transmissions, to commercial customers throughout the United States. Customers who have selected the Company as their long distance carrier can call any point in the United States or any foreign country at rates that generally are lower than those charged by AT&T Corp. ("AT&T"), MCI Telecommunications Corporation ("MCI") and Sprint Communications, L.P. ("Sprint").


     Since commencing operations in January, 1993, the Company's subscriber base has grown to in excess of 18,000 customers at December 31, 1996. The Company's monthly revenues have increased from approximately $10,000 in January, 1993 to approximately $2,000,000 in December, 1996.


     In addition to long distance telecommunications services, the Company also offers a variety of service options, including "1 +" dialing, "800" service, calling cards, operator services, private line networks and data transmission. Separate rates are charged for interstate, intrastate and international calls. While intrastate rates vary depending upon the state and international rates vary based upon the country called, interstate calls, regardless of destination, generally are charged on a flat rate per minute (or increment thereof) based upon the time of day.


     On August 14, 1996, a change of control of UStel occurred as a result of the purchase of a substantial portion of the shares owned by the founders of the Company at a price of $7.15 per share, by the Trust, an investment group comprising shareholders of Consortium 2000, Inc. ("Consortium 2000"), the Company's sales agent. Coincident with this transaction, a new and experienced management team was appointed. Since its appointment, the new management team has undertaken to restructure the Company's relationship with its primary long distance carrier, refocus marketing activities, implement a new network development strategy which will convert the majority of the Company's traffic from switched access to dedicated access, improve billing and collections and customer service, reduce cost of operations and develop a viable strategy for the future.



     The new management team undertook a comprehensive review of all of the Company's assets. This review included evaluating the net realizable value of various assets and the appropriateness of certain reserves. As a result of this review, the Company recorded an additional expense for the period ended September 30, 1996 in the amount of $2,860,869. This expense was primarily attributable to an increase in the reserve for bad debts, the write-down of certain deferred offering costs, the reduction of the accrual for unbilled revenues and a change in the accrual for claims against other carriers. Management believes this is an unusual and one-time charge related to management's revaluation. With the addition of the Consortium 2000 marketing organization, the Company believes that it is well-positioned to continue to grow in the future.

     On August 14, 1996, UStel, Consortium 2000 and Consortium Acquisition Corporation entered into a Merger Agreement and Plan of Reorganization (the "Merger Agreement" and "Merger") pursuant to which 1,076,923 shares of UStel are to be issued to the shareholders of Consortium 2000, in exchange for all of the outstanding shares of Consortium 2000. The Merger is subject to approval by the stockholders of UStel and certain other conditions. Upon consummation of the Merger, Consortium 2000 will become a wholly-owned subsidiary of UStel. The Merger is not expected to be completed or approved by the stockholders of the Company prior to the closing of this Offering. See "Risk Factors -- Consummation and Implementation of the Merger" and "Business -- Recent Developments."



     The Company believes it can achieve significant benefits through the Merger in that the Company will realize immediate cost savings because a portion of the commissions historically paid by UStel to Consortium 2000 for customer referrals will be eliminated.



     Prior to the agreement to merge, UStel had a non-exclusive sales agency agreement with Consortium 2000 which commenced in mid-1994. Consortium 2000 provides telecommunications consulting services to a diversified client base by analyzing the customer's long distance calling patterns, usage volume and specialized telecommunications needs, and recommending calling plans and carriers (or combinations of carriers) to achieve the most cost-effective result. Consortium 2000 acts as a sales agent for a broad base of long distance carriers. For a significant portion of its clients, however, UStel frequently represents the low-cost provider and, as of December 31, 1996, approximately 75% of Consortium 2000's clients were customers of UStel. Consortium 2000 is principally compensated in the form of commissions payable by each carrier with whom business is placed. As of December 31, 1996, approximately 90% of UStel's customers were referred to the Company by Consortium 2000, representing approximately 75% of UStel's revenues.



     The Company was incorporated in California on March 11, 1992, as U.S. Tel, Inc. and changed its corporate name to UStel, Inc. on April 20, 1992. The Company commenced operations as a long distance carrier in January 1993. On January 4, 1994, the Company effected a recapitalization of its capital stock in connection with its merger to reincorporate in Minnesota prior to its initial public offering of Common Stock. The Company intends to reincorporate in California after this Offering. Its corporate headquarters are located at 2775 South Rainbow Boulevard, Suite 102, Las Vegas, Nevada 89102 and its telephone number is (702) 247-7400.

                                  THE OFFERING


Securities Offered by the Company.............  1,250,000 Units, each consisting of two shares of
                                                Common Stock and one redeemable Warrant to purchase
                                                one share of Common Stock.
Securities Offered by Selling Stockholder.....  100,000 Units, each consisting of two shares of
                                                Common Stock and one redeemable Warrant to purchase
                                                one share of Common Stock.
Exercise Price of Warrants....................  Each Warrant entitles the registered holder thereof
                                                to purchase at any time until             , 2002,
                                                one share of Common Stock at a price of $4.00 per
                                                share. The Warrant exercise price is subject to
                                                adjustment under certain circumstances. See
                                                "Description of Securities."
Redemption of Warrants........................  The Warrants are subject to redemption by the
                                                Company at $0.01 per Warrant on 30 days' prior
                                                written notice to the warrantholders if the closing
                                                bid price of the Common Stock as reported on the
                                                Nasdaq SmallCap Market averages or exceeds $6.00
                                                over a period of 20 consecutive trading days.
Common Stock Outstanding prior to the
  Offering....................................  2,126,851 Shares.
Common Stock Outstanding after the Offering...  4,626,851 Shares.
Use of Proceeds...............................  The net proceeds to the Company will be used for repayment of debt, purchase or lease of computer
                                                hardware and software, installation of an in-house
                                                billing system and working capital. See "Use of
                                                Proceeds."
Nasdaq SmallCap Symbols
  Common Stock................................  "USTL"
  Warrants (proposed).........................  "USTLW"
  Units (proposed)............................  "USTLU"
Risk Factors..................................  Prospective investors should consider carefully the factors set forth under "Risk Factors."

                             SUMMARY FINANCIAL DATA


     The following table sets forth summary historical and pro forma financial data for UStel for the years ended December 31, 1992 through 1995 and for the nine months ended September 30, 1995 and 1996. Such information and data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Pro Forma Condensed Financial Statements including, in each case, the related Notes thereto included elsewhere in this Prospectus.



             PERIOD FROM
              MARCH 11,                                                                            NINE MONTHS ENDED
                 1992                       YEARS ENDED DECEMBER 31,                                 SEPTEMBER 30,
            (INCEPTION) TO   -------------------------------------------------------   ------------------------------------------
OPERATIONS   DECEMBER 31,                                                PRO FORMA                                    PRO FORMA
DATA:            1992           1993          1994           1995         1995(1)          1995         1996(3)     1996(1)(2)(3)
            --------------   -----------   -----------   ------------   ------------   ------------   -----------   -------------
Revenues...   $    5,740     $ 1,600,147   $ 6,118,480   $ 16,127,575   $ 17,877,642   $ 11,310,018   $16,166,344   $ 17,121,990
Total
  operating
  expenses...    318,890       2,286,981     6,982,051     16,252,143     17,810,535     11,544,511    18,630,125     19,951,079
Income
  (loss)
  from
  operations..  (313,150)       (686,834)    (863,571)      (124,568)        67,107       (234,493)   (2,463,781)    (2,829,089)
Net
  interest
  expense...          --         (41,686)     (117,780)      (136,377)      (147,051)       (64,576)     (313,928)      (315,113)
Net
  loss....      (313,150)       (765,552)   (1,075,442)      (371,711)      (302,856)      (403,481)   (2,777,709)    (3,131,646)
Net loss
  per
  share...         (0.33)          (0.81)        (0.83)         (0.23)         (0.11)         (0.25)        (1.37)         (1.01)
Weighted
  average
  common
  shares
  outstanding...      950,000     950,000    1,291,913      1,600,000      2,676,923      1,600,000     2,025,740      3,102,663



                                                                                                           NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                                    ----------------------------------------           --------------------------
OTHER INFORMATION:                                    1993           1994           1995                  1995           1996
                                                    ---------     ----------     -----------           ----------     -----------
Traffic volume (minutes)..........................  9,317,640     38,683,886     103,093,699           72,297,996     103,341,525



                                                                                            SEPTEMBER 30, 1996(3)
                                                                             ----------------------------------------------------
                                                                                                                  PRO FORMA AS
BALANCE SHEET DATA:                                                            ACTUAL        AS ADJUSTED(4)     ADJUSTED(1)(2)(4)
                                                                             -----------     --------------     -----------------
Working capital (deficit)..................................................  $  (239,944)     $  5,392,564         $ 6,215,914
Total assets...............................................................   11,360,319        12,143,386          16,908,314
Notes payable to banks.....................................................    2,437,931         2,437,931           2,637,931
Notes payable to others....................................................    5,144,275            84,000              84,000
Total long-term debt.......................................................      500,000           500,000             500,000
Total stockholders' equity.................................................    2,433,767         8,366,275          12,566,275


---------------


(1) As adjusted to give effect to the consummation of the Merger. For information regarding pro forma adjustments made to the Company's historical financial data, see the Pro Forma Condensed Financial Statements, and the Notes thereto, contained elsewhere in this Prospectus. See
    "Business -- Recent Developments."



(2) As a result of entering into the Merger Agreement, Consortium 2000 agreed, effective as of June 30, 1996, to write off a difference of $775,943 between the Company's commission expenses to Consortium 2000 and Consortium 2000's commission revenue from the Company. This difference was included in general and administrative expenses.



(3) Includes an expense of $2,860,869 which was primarily attributable to an increase in the reserve for bad debts, the write down of certain deferred offering costs, the reduction of the accrual for unbilled revenues and a change in the accrual for claims against other carriers.



(4) As adjusted to reflect the sale of 1,250,000 Units by the Company at an assumed price of $6.00 per Unit and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     Investment in the securities offered hereby involves a high degree of risk. Prospective investors should carefully consider all of the information in this Prospectus, including the following risk factors in connection with an investment in the securities offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forwardlooking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus.

LACK OF IN-HOUSE BILLING SYSTEM; PRESSURE ON WORKING CAPITAL


     Because the Company has not yet installed an in-house billing system, it is dependent upon a third-party billing services provider to send out bills to the Company's customers for usage of the services provided by the Company. Because of the Company's reliance on an outside billing service, it is uneconomical for the Company to render bills more frequently than once a month. Typically, this results in bills for services being mailed out between 15 to 25 days after the end of the month in which the services are rendered. In most cases, therefore, the Company is required to pay for the use of third-party long distance lines in advance of the receipt of payment by the Company from its customers for the use of the services provided by the Company. This condition requires the Company to utilize its working capital facility to finance payables, pending collection of its receivables. In December, 1996, the Company entered into an agreement with WilTel, Inc., the Company's primary long distance carrier ("WilTel"), to finance a portion of its approximately $6,448,501 outstanding payable due to WilTel. Pursuant to this agreement, WilTel agreed to defer payment on $3,956,782 owed by the Company to WilTel. Such amount bears interest at 18% per annum and will be paid out of the proceeds of this Offering and, in any event, no later than February 28, 1997. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



     The Company intends to apply a portion of the proceeds of this Offering to install an in-house billing system that the Company expects will enable it to render its bills on a more frequent billing cycle and to receive payments from its customers more rapidly. However, there can be no assurance that the billing system will achieve these results. The Company anticipates that it may need to arrange for additional cash resources within the next 12 months through debt or equity financings. The Company has no commitments for additional debt or equity financings and there can be no assurance that the Company will be successful in consummating any such financing transaction in the future on terms that the Company would consider favorable, if at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


COMPETITION; TECHNOLOGICAL ADVANCES

     The Company is primarily engaged in providing telecommunications services in the long distance telephone industry. This industry is highly competitive and is significantly affected by new service introductions and the market activity of major industry participants. As a service provider in the long distance telecommunications industry, the Company competes with numerous carriers including the three dominant carriers, AT&T, MCI and Sprint, all of which have substantially greater name recognition, more extensive transmission networks, significantly greater engineering and marketing capabilities and substantially greater financial and personnel resources than those available to the Company.

     AT&T continues to be the leading provider of long distance telephone service, and its pricing and services largely determine the prices and services offered by resellers and other long distance telephone carriers. Generally, the Company endeavors to provide its long distance telephone services at a lower cost than comparable services offered by AT&T, MCI or Sprint. Accordingly, the ability of the Company to compete effectively in the long distance telecommunications industry will depend upon its ability to offer and maintain services at competitive rates.

     In addition, under current government policy, almost any entity with sufficient capital can freely enter the domestic long distance telecommunications market. Moreover, recent legislation eliminated the ban on local telephone companies competing in the long distance market. The Company may therefore face additional new competition. Furthermore, a continuing trend toward consolidations, mergers, acquisitions and strategic alliances in the telecommunications industry could also give rise to significant market entry of new competitors to the Company or to significant competition for the Company's customers. There can be no assurance that the Company will be able to compete successfully with existing or future competitors. See "Business--Competition."

     The telecommunications industry has been characterized by steady technological change, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate such changes and to offer market responsive services on a timely basis that meet these evolving industry standards. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technology or to introduce new services that would satisfy an expanded range of customer needs.

LIMITED OPERATING HISTORY; LOSSES IN PRIOR PERIODS


     The Company commenced operations in 1993 and has only a limited operating history upon which potential investors may base an evaluation of its performance. Potential investors, therefore, have limited historical financial information upon which to base an evaluation of the Company's performance and an investment in the Units. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development.



     The Company reported net losses of $765,552, $1,075,442, $371,711 and $2,777,709 for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, respectively. Losses incurred through December 31, 1995 were attributable primarily to costs required to develop the Company's long distance telephone operations and the costs associated with transmitting calls on behalf of a rapidly expanding customer base. Losses incurred through September 30, 1996 are primarily attributable to a decision by new management to increase the reserve for bad debts, write-down certain deferred offering costs, reduce the accrual for unbilled revenues and change the accrual for claims against other carriers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Recent Developments." Although management believes this is an unusual and one-time charge related to management's revaluation, there can be no assurance that the Company will attain profitability or positive cash flows from operating activities in the future. If the Company is unable to attain profitability or positive cash flow from operating activities, it may be unable to meet its working capital or future debt service requirements, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors-Restatement of Third Quarter Financials" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and the Notes thereto contained elsewhere in this Prospectus.



RESTATEMENT OF THIRD QUARTER FINANCIALS



     The Company recently restated its unaudited financial statements for the third quarter included in the financial statements for the nine months ended September 30, 1996 to reflect a loss of $2,777,709 from a profit of $83,160, as previously reported. This amendment was the result of the new management team undertaking a comprehensive review of all of the Company's assets. This review included evaluating the net realizable value of various assets and the adequacy of current reserves. This review and evaluation was not completed until after November 15, 1996, the Commission's deadline for filing third quarter financial statements, and therefore the change was filed by an amendment to the Company's 10-QSB for the period ended September 30, 1996. As a result of this review the Company recorded an additional expense for the period ended September 30, 1996 in the amount of $2,860,869. This expense was primarily attributable to an increase in the reserve for bad debts, the write-down of certain deferred offering costs, the reduction of the accrual for unbilled revenues and change in the accrual for claims against other carriers. Management believes this is an unusual and one-time charge related to management's revaluation.

NASDAQ INQUIRY



     The Nasdaq Stock Market has requested that the Company provide information relative to the Company's compliance with regulations governing the Nasdaq SmallCap Market. While the Company believes that it has complied with this request and continues to be qualified to trade on the Nasdaq SmallCap raised by the Nasdaq inquiry. Failure to do so may among other things result in the securities of the Company trading on the OTC Bulletin Board and not on the Nasdaq SmallCap Market and may otherwise materially adversely affect the Company.


DEPENDENCE UPON THIRD PARTY TRANSMISSION FACILITIES


     The future profitability of the Company is based upon its ability to transmit its customers' long distance telephone calls on a cost effective basis over transmission facilities leased from facilities based long distance carriers that compete with the Company. The Company owns only a limited portion of the transmission facilities needed to complete all of its customers' long distance telephone calls. Accordingly, the Company is vulnerable to changes in its transmission facilities lease arrangements and the Company's direct dial long distance telephone business and the profitability thereof is dependent upon its ability to enter into cost effective lease arrangements, both long and short term, with facilities based carriers for the transmission of calls. While the Company believes that it has ample access to transmission facilities at attractive rates and expects to continue to have such access, there can be no assurance that leased capacity will continue to be available at cost-effective rates. See "Business -- Transmission Network."


CONSUMMATION AND IMPLEMENTATION OF THE MERGER; REINCORPORATION IN CALIFORNIA

     The Merger is subject to the approval of a majority of the Company's outstanding shares of Common Stock, as well as certain other closing conditions. Following this Offering, the Company intends to reincorporate in California. Only stockholders of record before the effective date of this Prospectus will be entitled to vote on the Merger and the reincorporation into California. The Company expects to schedule a special meeting of stockholders, to be held approximately 60 days after the effective date of this Offering, for the purpose of voting on the Merger and the reincorporation in California. Consequently, the Merger and the reincorporation in California will not be approved by the Company's stockholders prior to the expected closing date of this Offering. Because of Minnesota's control share acquisition statute, only an estimated 404,101 of the 612,750 shares held by the Trust will be entitled to vote on the Merger. See "Description of Securities." Although the Company has no reason to believe that the Merger will not be completed in due course, the Company has no written or oral agreement, relationship or understanding with any stockholders of the Company with respect to the vote on the Merger. Accordingly, there can be no assurance that the Merger will be approved by the Company's stockholders or that there will not be a delay in consummating the Merger. In the event that the Merger is not consummated, or if there is a significant delay, the Company will not realize the anticipated business benefits from a combination of Consortium 2000 with the Company and the business strategy and prospects of the Company could be materially adversely affected.

     UStel believes the Merger provides significant benefits to UStel, although there can be no assurance as to how the Consortium 2000 customers who look to it for independent advice will perceive Consortium 2000 after it becomes a wholly-owned subsidiary of UStel. Consortium 2000's clients accounted for approximately 90% of the Company's customer base at December 31, 1996. See "Business -- Consortium 2000," and "Description of Securities."

RECENT RAPID GROWTH; ABILITY TO MANAGE GROWTH


     Although the Company has experienced significant growth in a relatively short period of time and intends to continue to grow rapidly, there can be no assurance that the growth experienced by the Company will continue or that the Company will be able to achieve the growth contemplated by its business strategy. Implementation of the Company's growth strategy, including the Merger, will place additional demands upon the Company's management, operational and other resources and will require additional long distance transmission capacity, additional working capital and billing and information systems. See "Management's

Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." The Company's ability to continue to grow may be affected by various factors, many of which are not within the Company's control, including federal and state regulation of the telecommunications industry, competition, the transmission capacity of the Company's long distance carriers and adverse changes in customer attrition, minute-usage patterns or response rates to the Company's marketing efforts. While the Company believes that its capital resources, network and infrastructure provide a platform for future growth, the Company's ability to continue to manage its growth successfully will require it to further enhance its operational, management, financial and information systems and controls and to expand, train and manage its employee base. In addition, as the Company increases its service offerings and expands its targeted markets, there will be additional demands on its customer service support and sales, marketing and administrative resources. There can be no assurance that the Company will successfully manage its expanding operations, and if the Company's management is unable to manage growth effectively, the Company's business, operating results, and financial condition could be materially and adversely affected.

GOVERNMENT REGULATION

     Certain of the Company's operations are subject to regulation by the Federal Communications Commission (the "FCC") under the Communications Act of 1934, as amended (the "Communications Act"). In addition, certain of the Company's businesses are subject to regulation by state public utility or public service commissions. Changes in the regulation of, or the enactment or changes in interpretation of legislation affecting, the Company's operations could have a material adverse affect on the Company and the value of the Units, Common Stock and Warrants. Recently, the federal government enacted the Telecommunications Act of 1996 (the "Telecommunications Act"), which, among other things, allows the regional bell operating companies ("RBOCs") and others to enter the long distance business. Entry of the RBOCs or other entities, such as electric utilities and cable television companies, into the long distance business may have a negative impact on the Company or its customers. The Company anticipates that certain of such entrants will be strong competitors because, among other reasons, they may enjoy one or more of the following advantages: they may (i) be well capitalized; (ii) already have substantial end user customer bases; or (iii) enjoy cost advantages relating to local loops and access charges. The introduction of additional strong competitors into the switched long distance business would mean that the Company would face substantially increased competition. This could have a material adverse effect on the Company and the value of the Units, Common Stock and Warrants. In addition, the Telecommunications Act provides that state proceedings may in certain instances determine access charges the Company is required to pay to the local exchange carriers ("LECs"). No assurance can be given that such proceedings will not result in increases in such rates. Such increases could have a material adverse effect on the Company or its customers and on the value of the Units. See "Business -- Government Regulation."

EQUIPMENT FAILURES; NATURAL DISASTER

     The Company does not carry "business interruption" insurance. A major equipment failure or a natural disaster affecting any one of the Company's switching facilities could have a material adverse effect on the Company's operations.

CONTROL BY PRINCIPAL STOCKHOLDERS; ANTI-TAKEOVER CONSIDERATIONS

     Immediately following this Offering, the officers and directors of the Company will own or control approximately 33.9% of the outstanding shares of Common Stock. Consequently, such persons will likely have the power to control the Company. See "Principal and Selling Stockholders." Upon completion of this Offering, the Company will have authorized 5,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). There is currently outstanding 550,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred"). The remaining authorized shares of Preferred Stock are unissued and may be issued by the Board of Directors on such terms, and with such rights, preferences and designations, as the Board of Directors may determine without future stockholder action. In addition, the Company is subject to certain provisions of the Minnesota Business Corporation Act that limit the voting rights of shares acquired in certain acquisitions and restrict certain business combinations. Some or all of the foregoing factors could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices and could make it more difficult for a third party to acquire the Company. See "Description of Securities."


LIMITED MARKET FOR COMMON STOCK, UNITS AND WARRANTS



     The Company's Common Stock is traded on the Nasdaq SmallCap Market. The Company believes there are currently four market makers in the Company's Common Stock, three of which are active market makers. Daily trading volume to date has been very limited and frequently there have been no trades on a given day. Although the Company believes that this Offering will increase the float, or the number of shares in the hands of the public, and hence liquidity in the Common Stock, no assurance can be made that there will be sufficient liquidity in the Common Stock to effectuate large volume trades in the Company's securities. Prior to the date of this Prospectus there has been no public market for the Units or the Warrants and, although the Company intends to apply for listing of the Units and Warrants on the Nasdaq SmallCap Market, there can be no assurance that such application will be approved, or if approved that a liquid market will develop for the Units and Warrants.



     The Company's Common Stock is listed on the Nasdaq SmallCap Market, and the Company intends to apply for inclusion of the Units and Warrants on the Nasdaq SmallCap Market. Under the current maintenance listing criteria for the Nasdaq SmallCap Market, in order for the Company to maintain its listing, the Company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, under the current listing criteria, continued inclusion requires two market makers and a minimum bid price of $1.00 per share; provided, however, that if the Company falls below such minimum bid price, it will remain eligible for continued inclusion if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. The Nasdaq SmallCap Market has recently proposed new maintenance criteria which, if implemented, would eliminate the exception to the $1.00 per share minimum bid price and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in the delisting of the Units, Common Stock and the Warrants, if so listed, and trading, if any, in the Units, Common Stock and Warrants, if so listed, would thereafter be more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Units, Common Stock and Warrants. In addition, if the Common Stock was to become delisted from trading and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Units, Common Stock and Warrants, which could severely limit the market liquidity of the Units, Common Stock and Warrants and the ability of purchasers in this Offering to sell the Units, Common Stock and Warrants in the secondary market. See "Price Range of Common Stock."


CUSTOMER ATTRITION

     The Company believes that customer attrition is inherent in the long distance telecommunications industry. Attrition in the long distance telecommunications industry is generally attributable to a number of factors, including (i) initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs, the issuance of cash and other forms of customer "win back" incentives and other customer acquisition programs prevalent in the residential long distance market, and (ii) the termination of service for non-payment. Although the level of attrition experienced by the

Company has not had a material adverse effect on its financial results, the Company only began operations in January, 1993 and, accordingly, the level of customer attrition experienced to date may not be indicative of future attrition levels. In addition, there can be no assurance that any steps taken by the Company to counter increased customer attrition will be successful. An increase in the Company's attrition rate or a decrease in the customer minute-usage pattern could have a material adverse effect upon the Company's business, financial condition and results of operations.

VOLATILITY OF STOCK PRICE


     The market price of the Company's securities may be significantly affected by announcements of expanded services by the Company or its competitors, acquisitions of related companies, changes in governmental regulations and variations in quarterly operating results, among other factors. The stock market has recently experienced volatility which has been unrelated to the operating results of such companies. Such volatility, as well as general economic, political and market conditions, such as recessions and military conflicts, may adversely affect the market price of the Company's securities.


SHARES ELIGIBLE FOR FUTURE SALE


     Future sales of Common Stock by existing stockholders under Rule 144 ("Rule 144") of the Securities Act through the exercise of outstanding registration rights or otherwise, could have an adverse effect on the market price of the Company's securities and the ability of the Company to raise capital in the future. The Units sold in this Offering will be eligible for immediate resale, except to the extent acquired by affiliates of the Company. Additionally, 337,250 shares of Common Stock which are "restricted securities," as that term is defined in Rule 144 which are owned by persons who are affiliates of the Company, are currently eligible for sale under Rule 144. 2,443,000 shares of the Common Stock, and securities convertible into shares of the Company's Common Stock, are subject to certain registration rights agreements. Although the Company intends to obtain waivers from the parties entitled to such registration rights, no assurances can be made that such shares will not be registered in accordance with the terms of the applicable registration rights agreements. Approximately 1,697,000 of the registration rights shares will be subject to lock-up agreements with the Representative, whereby such shares may not be sold for a 24 month period following the date of this Prospectus (the "Lock-up Period") without the prior written consent of the Representative. Pursuant to lock-up agreements with the Representative, directors, officers and certain stockholders of the Company, have agreed not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock during the Lock-up Period, without the prior written consent of the Representative. The Representative has agreed to release from the lock-up agreement the number of shares of Common Stock held by the Trust necessary for it to make the following payments: $1,000,000 in August 1997; $450,000 in February 1998; and $450,000 in April 1998. In addition, the Representative will allow the holder of the Series A Preferred Stock, which is convertible into 750,000 shares of Common Stock, to sell up to 20,000 shares of Common Stock per month, non-cumulatively, commencing 90 days after the date of this Prospectus. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."


FORWARD-LOOKING STATEMENTS


     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business" regarding the anticipated benefits of the Merger, the competition resulting from the new telecommunications legislation, the anticipated benefits from the installation of the in-house billing system, that the Company believes it is well positioned to grow in the future and other matters are forward-looking statements. Moreover, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are set forth in these "Risk Factors," as well as elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.


STOCK ISSUABLE PURSUANT TO WARRANTS AND REPRESENTATIVE'S WARRANTS



     At the completion of this Offering, the Representative will receive the Representative's Warrants to purchase 125,000 Units at a price of $7.20 (120% of the initial public offering price per Unit). The Company has outstanding warrants to purchase 1,081,000 shares of Common Stock at prices ranging from $5.00 to $7.50 per share and options under its 1993 Stock Option Plan to purchase 310,000 shares of Common Stock at $5.00 per share. See "Underwriting", "Description of Securities -- Outstanding Warrants" and "Management -- 1993 Stock Option Plan." During the terms of outstanding options, warrants and Representative's Warrants, the holders are given the opportunity to profit from a rise in the market price of the Common Stock, and their exercise may dilute the book value per share of Common Stock. The existence of outstanding options, warrants and the Representative's Warrants may affect adversely the terms on which the Company may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire Common Stock at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise or conversion of such securities.



LEGAL AND BLUE-SKY RESTRICTIONS ON SALES OF SHARES UNDERLYING THE WARRANTS



     The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of the Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.



     The Warrants will be detachable and separately transferable starting 60 days from the date of this Prospectus or earlier in the discretion of the Representative. Although the Units will not knowingly be sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers may buy Warrants in the after market in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. Further, although the Company intends to seek to qualify the securities underlying the Warrants for sale in those states in which such securities are to be offered, no assurance can be given that such qualification will be achieved. The Warrants may be deprived of any value if a current prospectus covering the securities issuable upon the exercise thereof is not filed and kept effective or if such underlying securities are not, or cannot be, registered in the applicable states.



ASSETS PLEDGED TO LENDER



     Substantially all of the assets of the Company are pledged as collateral under the Company's credit facility with its lender and under an agreement with its primary long distance carrier, Wiltel. In addition, the assets of Consortium 2000 have also been pledged as collateral to Wiltel. See Note 4 to Unaudited Financial Statements. As of December 31, 1996 an aggregate of $2,197,394 was outstanding under the credit facility and approximately $3,956,782 was outstanding under its agreement with Wiltel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Should the Company default on its secured obligations it would be at risk that its assets could be foreclosed upon. Should such event occur the Company would be unable to conduct its business.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 1,250,000 Units, after deducting underwriting discounts and commissions and expenses of the Offering payable by the Company, are estimated to be $5,932,508. The Company will not receive any of the proceeds from the sale of Units by the Selling Stockholder. The Company intends to use $5,514,500 from the net proceeds from the sale of the Units to repay existing indebtedness, approximately $300,000 to purchase or lease computer hardware and software and related services and to install an in-house billing system, and the balance for working capital and general corporate purposes. The debt to be paid or reduced consists of the following:
(i) $1,248,000 owed to Jeflor, Inc. on a loan bearing interest at the rate of 12% per annum, payable quarterly, interest only, commencing in September, 1996, which is due in June, 1997 (this loan was used for working capital purposes and is guaranteed by Noam Schwartz, a founder and the former President of the Company); (ii) $4,177,334 owed to WilTel, the Company's primary long distance carrier, due February 28, 1997 (the debt, which includes interest of $220,552, is evidenced by a promissory note bearing interest at the rate of 18% per annum and was used to finance payables to WilTel); and (iii) $89,166 owing to Solomon, Ross, Grey & Company, a California general partnership, which is affiliated with Andrew J. Grey, a director of the Company (this debt is owing for consulting services, is due upon the completion of this Offering and bears interest at 10% per annum). In the event the over-allotment option is exercised in full, the Company will realize additional net proceeds of approximately $1,093,500 which it will allocate towards working capital and general corporate purposes. Pending the application of the proceeds of this Offering as set forth above, the Company will invest such proceeds in short-term, interest bearing, investment grade securities.

                                 CAPITALIZATION


     The following table sets forth the total capitalization of the Company as of September 30, 1996, (i) on a historical basis, (ii) as adjusted to reflect the sale of 1,250,000 Units in this Offering by the Company (at an assumed offering price of $6.00 per Unit) and the application of net proceeds to the Company therefrom to repay a portion of the Company's indebtedness and (iii) as further adjusted on a pro forma basis to reflect the Merger. The table should be read in conjunction with the Company's Financial Statements and Pro Forma Condensed Financial Statements, including in each case the Notes thereto, appearing elsewhere herein. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                   AS OF SEPTEMBER 30, 1996
                                                           ----------------------------------------
                                                                            AS         PRO FORMA
                                                             ACTUAL      ADJUSTED    AS ADJUSTED(1)
                                                           ----------   ----------   --------------
Long-term debt:
  12% Convertible Subordinated Debentures(2).............  $  500,000   $  500,000    $    500,000
                                                           ----------   ----------     -----------
Total long-term debt.....................................     500,000      500,000         500,000
                                                           ----------   ----------     -----------
Stockholders' equity:
  Preferred stock, $0.01 par value, 5,000,000 shares
     authorized and 550,000 Series A Convertible
     Preferred Stock outstanding actual: 550,000 Series A
     Convertible Preferred Stock, as adjusted and pro
     forma as adjusted...................................       5,500        5,500           5,500
  Common Shares, $0.01 par value per share: 40,000,000
     shares authorized, 2,126,851 shares issued and
     outstanding, actual; 4,626,851 shares issued and
     outstanding as adjusted; and 5,703,774 issued and
     outstanding, pro forma as adjusted..................      21,269       46,269          57,038
  Additional paid-in capital.............................   7,710,562   13,618,070      17,807,301
  Accumulated deficit....................................  (5,303,564)  (5,303,564)     (5,303,564)
                                                           ----------   ----------     -----------
Total stockholders' equity...............................   2,433,767    8,366,275      12,566,275
                                                           ----------   ----------     -----------
TOTAL CAPITALIZATION.....................................  $2,933,767   $8,866,275    $ 13,066,275
                                                           ==========   ==========     ===========


------------------------


(1) Gives effect to the Merger and the issuance of 1,076,923 shares of Common Stock in connection therewith. See "Business -- Recent
    Developments."



(2) See Note 5 of Notes to Financial Statements for the year ended December 31, 1995.

                          PRICE RANGE OF COMMON STOCK


     The Company's Common Stock has traded in the over-the-counter market since June 22, 1994 and is included in the Nasdaq SmallCap Market under the symbol "USTL." The following table sets forth for the quarters indicated the high and low closing sale prices per share of Common Stock as reported by the Nasdaq SmallCap Market. Prices represent inter-dealer quotations, without adjustment for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.



                                                                     HIGH     LOW
                                                                     -----   -----
            1995
            Second Quarter.........................................  $7.00   $5.00
            Third Quarter..........................................   6.50    4.75
            Fourth Quarter.........................................   6.25    4.75
            1996
            First Quarter..........................................  $6.50   $5.00
            Second Quarter.........................................   7.00    5.75
            Third Quarter..........................................   6.75    6.00
            Fourth Quarter.........................................   6.00    3.13
            1997
            First Quarter (through January 22).....................  $4.38   $2.75



     The 2,126,851 shares of Common Stock outstanding as of December 31, 1996 were held by approximately 124 record holders, who the Company believes held for in excess of 300 beneficial holders. There has been no trading market for the Warrants or Units.


                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. Instead the Company intends to retain any earnings to provide funds for use in its business. The Company's line of credit with Coast Business Credit restricts payment of cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                            SELECTED FINANCIAL DATA


     The selected financial and balance sheet data for 1992 through 1995 set forth below are derived from the audited Financial Statements of the Company. The Financial Statements at December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 have been audited by BDO Seidman, LLP and are included elsewhere herein. The selected financial data set forth below at September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are derived from the Company's unaudited Financial Statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of these data. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996 or any other interim period. The selected financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                   PERIOD FROM
                    MARCH 31,
                       1992                                                                          NINE MONTHS ENDED
                  (INCEPTION) TO                 YEARS ENDED DECEMBER 31,                              SEPTEMBER 30,
                   DECEMBER 31,    ----------------------------------------------------   ---------------------------------------
                  --------------                                             PRO FORMA                                 PRO FORMA
                       1992           1993         1994          1995          1995          1995         1996(1)     1996(1)(2)
                  --------------   ----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATIONS DATA:
Revenues........    $    5,740     $1,600,147   $ 6,118,480   $16,127,575   $17,877,642   $11,310,018   $16,166,344   $17,121,990
Operating
  expenses:
  Cost of
    services
    sold........         3,563      1,248,463     4,696,106    11,542,374    11,293,640     8,240,409    12,006,378    11,679,809
  General and
    administrative     199,821        637,263     1,412,649     3,071,788     4,689,152     2,282,329     4,762,971     6,259,715
  Selling.......       113,909        368,361       785,933     1,460,010     1,460,010       900,960     1,676,705     1,676,705
  Depreciation
    and
    amortization         1,597         32,894        87,363       177,971       358,696       120,813       184,071       334,850
                     ---------     ----------    ----------   -----------   -----------   -----------   -----------   -----------
Total operating
  expenses......       318,890      2,286,981     6,982,051    16,252,143    17,810,535    11,544,511    18,630,125    19,951,079
                     ---------     ----------    ----------   -----------   -----------   -----------   -----------   -----------
Income (loss)
  from
  operations....      (313,150)      (686,834)     (863,571)     (124,568)       67,107      (234,493)   (2,463,781)   (2,829,089)
Loss from rental
  operations....            --        (62,025)     (101,705)           --            --            --            --            --
Net gain on sale
  of property...            --         24,993         7,614            --            --            --            --        12,556
Net interest
  income
  (expense).....            --        (41,686)     (117,780)     (136,377)     (147,051)      (64,576)     (313,928)     (315,113)
Relocation
  costs(2)......            --             --            --      (110,766)     (110,766)     (104,412)           --
Income taxes....            --             --            --            --      (112,146)           --            --            --
                     ---------     ----------    ----------   -----------   -----------   -----------   -----------   -----------
Net loss........    $ (313,150)    $ (765,552)  $(1,075,442)  $  (371,711)  $  (302,856)  $  (403,481)  $(2,777,709)  $(3,131,646)
                     =========     ==========    ==========   ===========   ===========   ===========   ===========   ===========
Net loss per
  share.........    $    (0.33)    $    (0.81)  $     (0.83)  $     (0.23)  $     (0.11)  $     (0.25)  $     (1.37)  $     (1.01)
                     =========     ==========    ==========   ===========   ===========   ===========   ===========   ===========
Weighted average
  common shares
  outstanding...       950,000        950,000     1,291,913     1,600,000     2,676,923     1,600,000     2,025,740     3,102,663
                     =========     ==========    ==========   ===========   ===========   ===========   ===========   ===========



                                                                                                            NINE MONTHS ENDED
                                                                        YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                                                  ------------------------------------   ------------------------
                                                                    1993         1994         1995          1995         1996
                                                                  ---------   ----------   -----------   ----------   -----------
OTHER INFORMATION:
Traffic volume (minutes)........................................  9,317,640   38,683,886   103,093,699   72,297,996   103,341,525



                                                                                                        AT SEPTEMBER 30, 1996(1)
                                                                   AT DECEMBER 31,                     --------------------------
                                                  --------------------------------------------------                  PRO FORMA
                                                    1992         1993          1994         1995         ACTUAL      AS ADJUSTED
                                                  ---------   -----------   ----------   -----------   -----------   ------------
BALANCE SHEET DATA:
Working capital (deficit).......................  $(338,102)  $(1,186,289)  $3,722,506   $ 2,200,440   $  (239,944)  $ 6,215,914
Total assets....................................    130,314     2,696,601    7,318,627    11,978,031    11,360,319    16,908,314
Notes payable to banks..........................         --       375,000      770,000     2,900,000     2,437,931     2,637,931
Notes payable to others.........................    334,421       994,438           --     1,500,000     5,144,275        84,000
Total long-term debt............................         --       969,516      500,000       500,000       500,000       500,000
Total debt......................................    334,421     2,338,954    1,270,000     4,900,000     8,082,206     3,221,931
Total stockholders' equity (deficit)............   (213,150)     (498,594)   4,088,234     3,787,773     2,433,767    12,566,275


---------------


(1) Includes an expense of $2,860,869 which was primarily attributable to an increase in the reserve for bad debts, the write-down of certain deferred offering costs, the reduction of the accrual for unbilled revenues and a change in the accrual for claims against other carriers.



(2) The Company incurred relocation costs resulting from the move of its operations center from Los Angeles, California and Clearwater, Florida to Las Vegas, Nevada.

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)


     On August 14, 1996, UStel, Consortium Acquisition Corporation (a wholly-owned subsidiary created by the Company) and Consortium 2000 entered into a Merger Agreement and Plan of Reorganization (the "Merger Agreement" and "Merger"). Under the terms of the Merger Agreement, Consortium Acquisition Corporation will be merged with Consortium 2000, with Consortium 2000 being the surviving corporation in the Merger. The following unaudited Pro Forma Condensed Financial Statements give effect to the Merger and are based on the estimates and assumptions set forth herein and in the notes to such statements. The Merger will be accounted for as a purchase, with the assets acquired and liabilities assumed at fair values, and the results of Consortium 2000's operations included in UStel's financial statements from the date of acquisition. The Merger was accounted for as a purchase since all of the criteria for a pooling of interests were not met. This pro forma information has been prepared utilizing the historical financial statements and notes thereto.


     The unaudited Pro Forma Condensed Financial Statements do not purport to be indicative of the results which actually would have been obtained had the Merger been effected on the dates indicated or of the results which may be obtained in the future.


     The unaudited Pro Forma Condensed Financial Statements are based on the purchase method of accounting for the aforementioned transaction. The unaudited Pro Forma Condensed Balance Sheet and the unaudited Pro Forma Condensed Statement of Operations and the related notes should be read in conjunction with UStel's Audited Financial Statements and Unaudited Financial Statements contained elsewhere in this Prospectus. In management's opinion, all adjustments necessary to reflect the acquisition have been made.

                                  USTEL, INC.

                       PRO FORMA CONDENSED BALANCE SHEET


                               SEPTEMBER 30, 1996

                                  (UNAUDITED)


                                     ASSETS



                                             HISTORICAL
                                 -----------------------------------   PRO FORMA
                                 USTEL, INC.   CONSORTIUM 2000, INC.   ADJUSTMENTS           PRO FORMA
                                 -----------   ---------------------   ----------           -----------
Cash...........................  $   394,126        $    68,671        $       --           $   462,797
Accounts receivable............    7,241,162            854,124          (293,175)(4a(2))     7,802,111
Prepaid expenses and other.....      551,320            172,308                --               723,628
                                 -----------         ----------        ----------           -----------
                                   8,186,608          1,095,103          (293,175)            8,988,536
Property & equipment...........    2,573,941            101,774                --             2,675,715
Accumulated depreciation.......     (410,491)           (57,844)               --              (468,335)
                                 -----------         ----------        ----------           -----------
                                   2,163,450             43,930                --             2,207,380
Other assets...................    1,010,261            186,288          (115,000)(4a(3))     1,081,549
Goodwill.......................           --                 --         3,732,782 (4a(1))     3,732,782
                                 -----------         ----------        ----------           -----------
                                 $11,360,319        $ 1,325,321        $3,324,607           $16,010,247
                                 ===========         ==========        ==========           ===========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable & accrued
  expense......................  $   594,117        $   620,722        $ (293,175)(4a(2))   $   921,664
Accrued revenue taxes..........      250,229                 --                --               250,229
Deferred salaries..............           --             37,381                --                37,381
Notes payable..................    7,582,206            200,000                --             7,782,206
                                 -----------         ----------        ----------           -----------
                                   8,426,552            858,103          (293,175)            8,991,480
Long-term debt.................      500,000                 --                --               500,000
Stockholders' equity...........    2,433,767            467,218         3,617,782 (4a)        6,518,767
                                 -----------         ----------        ----------           -----------
                                 $11,360,319        $ 1,325,321        $3,324,607           $16,010,247
                                 ===========         ==========        ==========           ===========


      See accompanying notes to pro forma condensed financial statements.

                                  USTEL, INC.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)


                                           HISTORICAL
                                    -------------------------
                                      USTEL,       CONSORTIUM     PRO FORMA
                                       INC.        2000, INC.     ADJUSTMENTS        PRO FORMA
                                    ----------     ----------     ----------         ----------
Revenues.......................... $16,127,575    $3,148,773     $(1,398,706)(4b)   $17,877,642
Cost of services sold.............  11,542,374     1,149,972      (1,398,706)(4b)    11,293,640
                                    -----------    ----------     ----------         -----------
  Gross profit....................   4,585,201     1,998,801              --          6,584,002
Selling...........................   1,460,010            --              --          1,460,010
General & administrative..........   3,071,788     1,617,364              --          4,689,152
Depreciation & amortization.......     177,971         9,000         180,762(4b)        367,733
                                    -----------    ----------     ----------         -----------
  Income (loss) from operations...    (124,568)      372,437        (180,762)            67,107
Interest expense..................     136,377        10,674              --            147,051
Relocation costs..................     110,766            --              --            110,766
                                    -----------    ----------     ----------         -----------
  Income (loss) before taxes......    (371,711)      361,763        (180,762)          (190,710)
Income taxes......................          --       112,146              --            112,146
                                    -----------    ----------     ----------         -----------
  Net income (loss)...............  $ (371,711)    $ 249,617      $ (180,762)        $ (302,856)
                                    ===========    ==========     ==========         ===========
Pro forma information:
  Net loss per share..............  $    (0.23)                                      $    (0.11)
                                    ===========                                      ===========
  Shares used in per share
     calculation..................   1,600,000                                        2,676,923
                                    ===========                                      ===========


      See accompanying notes to pro forma condensed financial statements.

                                  USTEL, INC.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS


                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                  (UNAUDITED)


                                           HISTORICAL
                             --------------------------------------       PRO FORMA
                             USTEL, INC.      CONSORTIUM 2000, INC.      ADJUSTMENTS          PRO FORMA
                             -----------      ---------------------      -----------         -----------
Revenues, net..............  $16,166,344           $ 2,563,596           $(1,607,950)(4b)    $17,121,990
Cost of services sold......   12,006,378             1,281,381            (1,607,950)(4b)     11,679,809
                             -----------            ----------            ----------         -----------
          Gross profit.....    4,159,966             1,282,215                    --           5,442,181
Selling....................    1,676,705                    --                    --           1,676,705
General & administrative...    4,762,971             1,496,744                    --           6,259,715
Depreciation &
  amortization.............      184,071                10,800               139,979(4b)         334,850
                             -----------            ----------            ----------         -----------
          Loss from
            operations.....   (2,463,781)             (225,329)             (139,979)         (2,829,089)
Other income...............           --                12,556                    --              12,556
Interest...................     (313,928)               (1,185)                   --            (315,113)
                             -----------            ----------            ----------         -----------
          Loss before
            taxes..........   (2,777,709)             (213,958)             (139,979)         (3,131,646)
Income taxes...............           --                    --                    --                  --
                             -----------            ----------            ----------         -----------
          Net loss.........  $(2,777,709)          $  (213,958)          $  (139,979)        $(3,131,646)
                             ===========            ==========            ==========         ===========
Pro forma information:
  Net loss per share.......  $     (1.37)                                                    $     (1.01)
                             ===========                                                     ===========
          Shares used in
            per share
            calculation....    2,025,740                                                       3,102,663
                             ===========                                                     ===========


      See accompanying notes to pro forma condensed financial statements.

                                  USTEL, INC.

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. MERGER AGREEMENT AND PLAN OF REORGANIZATION


     On August 14, 1996, UStel, Inc. ("UStel"), Consortium Acquisition Corporation (a wholly-owned subsidiary of UStel) and Consortium 2000, Inc. ("Consortium 2000") entered into a Merger Agreement and Plan of Reorganization ("Merger Agreement" and "Merger"). Under the terms of the Merger Agreement, (a) Consortium Acquisition Corporation will be merged with Consortium 2000, with Consortium 2000 being the surviving corporation in the Merger; and (b) all of the capital stock of Consortium 2000 will be converted into an aggregate of 1,076,923 shares of the Common Stock of UStel. As a result of the Merger, Consortium 2000 will become a wholly-owned subsidiary of UStel.


2. EFFECT OF ACQUISITION


     The adjustments to the Pro Forma Condensed Balance Sheet as of September 30, 1996 reflect the Merger as if it occurred on September 30, 1996. The Pro Forma Condensed Statements of Operations for the year ended December 31, 1995 and for the nine month period ended September 30, 1996 reflect the acquisition as if it occurred on the first day of each period.


3. HISTORICAL FINANCIAL STATEMENTS OF CONSORTIUM 2000, INC.


     Consortium 2000 has a June 30 fiscal year end. In order to bring Consortium 2000's statement of operations up to UStel's December 31 fiscal year end, the results of Consortium 2000's operations for the six month period ended June 30, 1995 were combined with its results of operations for the six month period ended December 31, 1995. In order to bring Consortium 2000's statement of operations up to UStel's nine months ended September 30, 1996, the results of Consortium 2000's operations for the six month period ended June 30, 1996 were combined with its results of operations for the three month period ended September 30, 1996.


4. PRO FORMA ADJUSTMENTS

     a. The pro forma adjustments to the condensed balance sheet are as follows:


       (1) To reflect the acquisition of Consortium 2000 and the allocation of the purchase price on the basis of the fair values of the assets acquired and liabilities assumed. The components of the purchase price and its allocation to the assets and liabilities of Consortium 2000 are as follows:



           Total purchase price (1,076,923 shares X $3.90).......................  $4,200,000
           Book value of Consortium 2000.........................................    (467,218)
                                                                                   ----------
           Goodwill..............................................................  $3,732,782
                                                                                   ==========



       (2) To eliminate intercompany receivable on Consortium 2000's books against intercompany payable on UStel's books.



       (3) To reclassify shares held by Consortium 2000 as treasury shares.

     b. The pro forma adjustments to the condensed statements of operations are as follows:


                                                                  YEAR ENDED       NINE MONTHS ENDED
                                                               DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                                               -----------------   ------------------
       (1) Adjustment to revenue for elimination of
           intercompany sales................................     $ 1,398,706         $  1,607,950
       (2) Adjustment to cost of services sold for
           elimination of intercompany sales.................      (1,398,706)          (1,607,950)
       (3) Amortization of goodwill over 20 years............         180,762              139,979
                                                                  -----------          -----------
                                                                  $   180,762         $    139,979
                                                                  ===========          ===========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with the preceding Selected Financial Data and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain risk factors, including those set forth in the following section and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.

GENERAL


     On August 14, 1996, a change of control of UStel occurred as a result of the purchase of a substantial portion of the shares owned by the founders of the Company at a price of $7.15 per share by the Trust, an investment group comprising shareholders of Consortium 2000. Coincident with this transaction, a new and experienced management team was appointed. Since its appointment, the new management team has undertaken to restructure the Company's relationship with its underlying long distance carrier, refocus marketing activities, implement a new network development strategy which will convert the majority of the Company's traffic from switched access to dedicated access, improve billing and collections and customer service, reduce cost of operations and develop a viable strategy for the future.


     The new management team undertook a comprehensive review of all of the Company's assets. This review included evaluating the net realizable value of various assets and the appropriateness of certain reserves. As a result of this review, the Company recorded an additional expense for the period ended September 30, 1996 in the amount of $2,860,869. This expense was primarily attributable to an increase in the reserve for bad debts, the write-down of certain deferred offering costs, the reduction of the accrual for unbilled revenues and a change in the accrual for claims against other carriers. Management believes that this is an unusual and one-time charge related to management's revaluation. With the addition of the Consortium 2000 marketing organization, the Company believes that it is well-positioned to continue to grow in the future.

RESULTS OF OPERATIONS


     The Company was formed in March, 1992, although the Company did not commence significant operations until January, 1993. Since January, 1993, the Company's monthly revenues have grown from $10,000 to approximately $2,000,000 in December, 1996. In addition, the number of subscribers to the Company's long distance telephone service has grown to in excess of 18,000 at December 31, 1996.



     On August 14, 1996, UStel, Consortium 2000 and Consortium Acquisition Corporation entered into the Merger Agreement pursuant to which 1,076,923 shares of UStel are to be issued to the shareholders of Consortium 2000, in exchange for all of the outstanding shares of Consortium 2000. Upon consummation of the Merger, Consortium 2000 will become a wholly-owned subsidiary of UStel. The earnings of Consortium 2000 will be included in the Company's results on a going forward basis.


     The Company's primary cost is for local access services, which represents the cost of originating and terminating calls through local networks owned and operated by local telephone companies such as USWest and Pacific Telesis, combined with the cost of utilizing usage-sensitive transmission facilities and leasing long-haul bulk transmission lines from facilities-based carriers.

     The Company's profit margin depends, among other things, on the volume of its operations, on the type of services provided and on the mix between use of usage-sensitive transmission facilities and long-haul bulk transmission lines. Initial increases in volume may increase the use of usage-sensitive transmission facilities relative to fixed rate bulk transmission facilities. The Company does not expect this to have a significant impact on profit margin due to volume discounts that are available on usage-sensitive transmission facilities and the ability to shift to fixed rate long-haul bulk transmission facilities at relatively low volumes of activity.

  QUARTERLY FINANCIAL DATA


     From inception through December 31, 1994, and during each quarter in that period, the Company incurred losses from operations and experienced net losses. The following table sets forth certain quarterly financial information for 1995 and the first three quarters of 1996. The selected quarterly financial information set forth below is derived from the Company's unaudited financial statements and, in the opinion of management, includes all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of this information. Results for the first three quarters of 1996 are not necessarily indicative of the results that may be expected for the fourth quarter ended December 31, 1996 or for any future period.




                                    1995-THREE MONTHS ENDED                        1996-THREE MONTHS ENDED
                      ----------------------------------------------------   -------------------------------------
                       MARCH 31     JUNE 30     SEPTEMBER 30   DECEMBER 31    MARCH 31     JUNE 30     SEPT. 30(1)
                      ----------   ----------   ------------   -----------   ----------   ----------   -----------
Revenue.............  $3,142,512   $3,854,239    $4,313,267    $4,817,557    $4,903,267   $5,623,236   $5,639,841
Total operating
  expenses..........   3,121,261    3,804,321     4,618,928     4,707,632     4,810,345    5,458,181    8,361,599
Income (loss) from
  operations........      21,251       49,918      (305,661)      109,925        92,922      165,055   (2,721,758)
Net income (loss)...       9,020       39,117      (469,429)       31,770         1,398       70,567   (2,849,674)


---------------


(1) Includes an expense of $2,860,869 which was primarily attributable to an increase in the reserve for bad debts, the write down of certain deferred offering costs, the reduction of the accrual for unbilled revenues and a change in the accrual for claims against other carriers.


     The following table sets forth certain items in the Company's statements of earnings as a percentage of net sales for the periods shown:



                                                              YEAR ENDED                   NINE MONTHS ENDED
                                                             DECEMBER 31,                    SEPTEMBER 30,
                                                     -----------------------------         -----------------
                                                     1993        1994        1995          1995        1996
                                                     -----       -----       -----         -----       -----
Revenue............................................  100.0%      100.0%      100.0%        100.0%      100.0%
Cost of services sold..............................   78.0        76.8        71.6          72.9        74.3
                                                     ------      ------      ------        ------      ------
Gross profit.......................................   22.0        23.2        28.4          27.1        25.7
Selling, general and administrative expenses.......   64.9        37.4        29.2          29.2        41.0
                                                     ------      ------      ------        ------      ------
Loss from operations...............................  (42.9)      (14.1)       (0.8)         (2.1)      (15.2)
Other expenses.....................................    2.3         1.6         0.7           0.9          --
Net interest (expense).............................    2.6         2.5         1.6          (0.6)       (1.9)
                                                     ------      ------      ------        ------      ------
Loss before income taxes...........................  (47.8)      (17.6)       (2.3)         (3.6)      (17.1)
Income tax expense.................................     --          --          --            --          --
Net loss...........................................  (47.8)%     (17.6)%      (2.3)%        (3.6)%     (17.1)%
                                                     ======      ======      ======        ======      ======



  COMPARISON OF RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO


  NINE MONTHS ENDED SEPTEMBER 30, 1995.



     Revenues for the nine months ended September 30, 1996 were $16,166,344 as compared to $11,310,018 for the nine months ended September 30, 1995. The increase in revenues in 1996 was the result of expansion from a customer base of 6,000 at September 30, 1995 to a customer base in excess of 16,500 at September 30, 1996.



     Cost of services sold for the nine months ended September 30, 1996 was $12,006,378 as compared to $8,240,409 for the nine months ended September 30, 1995. The increase in the cost of services expense was partially caused by the change in the accrual for claims against other carriers which resulted in an additional expense of $652,665. Prior to this adjustment the cost of services expense for the nine months through September 30, 1996 amounted to $11,353,713. The increase in cost of services sold, similar to the increase between periods in revenue, was the result of the expansion in the Company's customer base. Cost of services sold for the nine months ended September 30, 1996 was 74.3% of the revenues produced in the first nine months of 1996. Cost of services sold for the nine months ended September 30, 1995 was 72.9% of the revenues produced in that period of 1995.

     General and administrative expenses for the nine months ended September 30, 1996 were $4,762,971 as compared to $2,282,329 for the nine months ended September 30, 1995. The increase in general and administrative expenses is due to an increase in the reserve for bad debts of $1,269,704 and the write-down of certain deferred offering costs of $424,000. The additional increase of $786,938 was the result of increased staff and related costs in support of the increased revenues being produced by the Company.

     Selling expenses for the nine months ended September 30, 1996 were $1,676,705 as compared to $900,960 for the nine months ended September 30, 1995. The increase in selling expenses reflects the costs associated with the expansion and retention of the Company's customer base from commencement through September 30, 1996.

     Depreciation and amortization for the nine months ended September 30, 1996 was $184,071 as compared to $120,813 for the nine months ended September 30, 1995. Amortization of the Company's start-up cost asset was $14,755 and $14,749 for the nine-month periods ended September 30, 1996 and September 30, 1995, respectively. Depreciation for the nine months ended September 30, 1996 was $169,315 as compared to $106,057 for the nine months ended September 30, 1995.

     The increase in depreciation was the result of the Company's increasing investments in telephone switching equipment and facilities to handle increased telephone traffic and increased investment in the computer hardware and software that supports the operations of the telephone equipment and related billing activities. The Company's investment in these fixed assets increased from approximately $1,475,000 at September 30, 1995 to approximately $2,574,000 at September 30, 1996.


     During the nine months ended September 30, 1996 the Company reported a loss from operations of $2,463,781 versus a loss from operations of $234,493 for the nine months ended September 30, 1995. This loss includes additional general and administrative expenses of $2,860,869 as discussed above.



     Interest expense for the nine months ended September 30, 1996 was $409,205 as compared to $151,349 for the nine months ended September 30, 1995. The Company continues to utilize short-term bank lines of credit to supplement its periodic needs for cash in operations. In July, 1996 those lines of credit were repaid from the application of proceeds from certificates of deposit which secured these obligations. In December, 1995, the Company obtained a senior credit facility (the "Credit Facility") in the amount of up to $5,000,000. This Credit Facility bears interest at the Bank of America Reference Rate plus 2% per annum, with a minimum of $15,000 interest expense per month. Accordingly, interest expense charged for the nine months ended September 30, 1996 was $183,573 including amortization of related loan fees over thirty-six months.


     Interest income for the nine months ended September 30, 1996 was $95,278 principally from the Company's holdings of bank certificates of deposit and accrual of interest on officers loans, as compared to $86,773 for the nine months ended September 30, 1995.


     During the nine months ended September 30, 1996, the Company reported a net loss of $2,777,709 versus a net loss of $403,481 for the nine months ended September 30, 1995. The Company's new management, which took control on August 15, 1996, conducted a thorough review of the Company's assets and as a result, the Company incurred a non-cash charge of $2,860,869 for the three-month period ended September 30, 1996.


  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     During the year ended December 31, 1995 the Company reported an operating loss of $124,568 versus an operating loss of $863,571 for the year ended December 31, 1994.


     Revenues for the year ended December 31, 1995 were $16,127,575 as compared to $6,118,480 for the year ended December 31, 1994. The increase in revenues in 1995 was the result of expansion from a customer base of 2,240 at December 31, 1994 to a customer base in excess of 9,000 at December 31, 1995.



     Cost of services sold for the year ended December 31, 1995 was $11,542,374 as compared to $4,696,106 for the year ended December 31, 1994. The increase in cost of services sold, similar to the increase in revenues, was the result of the expansion in the Company's customer base. Cost of services sold for the year ended December 31, 1995 was 71.6% of the revenues produced in that period of 1995. Cost of services sold for the year ended December 31, 1994 was 76.8% of the revenues produced in that period of 1994.

     Selling expenses for the year ended December 31, 1995 were $1,460,010 as compared to $785,933 for the year ended December 31, 1994. The increase in selling expenses reflected the costs associated with the expansion of the Company's customer base from commencement through December 31, 1995. Because of the increased revenues from the Company's expanding customer base, selling expenses as percentage of revenues decreased from approximately 12.8% in the year ended December 31, 1994 to approximately 9.1% in the year ended December 31, 1995.

     General and administrative expenses for the year ended December 31, 1995 were $3,071,788 as compared to $1,412,649 for the year ended December 31, 1994. The increase in general and administrative expenses includes $515,000 of provisions for losses on receivables plus increased staff and related costs in support of increased revenues produced by the Company. Depreciation for the year ended December 31, 1995 was $158,297 as compared to $47,947 for the year ended December 31, 1994. The increase in depreciation was the result of the Company's investments in telephone switching equipment and facilities to handle increased telephone traffic and investments in computer hardware and software that supports the operations of the telephone equipment and related billing activities. The Company's investment in these fixed assets increased from $824,172 at December 31, 1994 to $1,604,357 at December 31, 1995.

     Interest expense for the year ended December 31, 1995 was $260,437 as compared to $152,063 for the year ended December 31, 1994. Interest income for the year ended December 31, 1995 was $124,060 as compared to $34,283 for the year ended December 31, 1994. In each period, interest income was earned from the Company's holdings of bank certificates of deposit.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     During the years ended December 31, 1994 and 1993, the Company incurred losses from operations of $863,571 and $686,834, respectively. During these periods the Company's operations expanded but were not sufficient to cover fixed and variable expenses.

     Revenues for the year ended December 31, 1994 were $6,118,480 as compared to $1,600,147 for the year ended December 31, 1993. The increase in revenue was the result of expansion from the Company's customer base of 840 at December 31, 1993 to in excess of 2,200 at December 31, 1994.

     Cost of services sold for the year ended December 31, 1994 was $4,696,106 as compared to $1,248,463 for the year ended December 31, 1993. The increase in cost of services sold, similar to the increase in revenue, was the result of the expansion in customer base. Cost of services sold for the year ended December 31, 1994 was 76.75% of revenue compared to 77.89% of revenue for the year ended December 31, 1993.

     Selling expenses for the year ended December 31, 1994 were $785,933 as compared to $368,361 for the year ended December 31, 1993. The increase in selling expenses reflected the costs associated with the expansion of the Company's customer base.

     General and administrative expenses for the year ended December 31, 1994 were $1,412,649 as compared to $637,263 for the year ended December 31, 1993. The increase in general and administrative expenses was the result of increased staff and related costs to support the Company's increased revenue.

     Depreciation and amortization for the year ended December 31, 1994 was $87,363 as compared to $32,894 for the year ended December 31, 1993. Amortization of start-up costs accounted for $19,674 in each of the years ended December 31, 1993 and December 31, 1994. Depreciation for the year ended December 31, 1994 was $67,689 as compared to $13,220 for the year ended December 31, 1993.

     The increase in depreciation resulted from the Company's increased investment in telephone switching equipment and facilities to handle increased telephone traffic as well as increased investment in computer hardware and software to support expanded operations and related billing activities. The Company's investment in these fixed assets increased to $824,172 at December 31, 1994 from $295,709 at December 31, 1993.

     In June, 1993, the Company invested in real property which resulted in a loss from rental operations of $62,025 (including depreciation of $20,114 and interest expense of $78,902) and a gain of $24,993 from the sale of one unit. In 1994, loss from rental operations was $101,705 (including depreciation of $37,908 and interest expense of $124,630) and a gain of $47,205 from a partial sale. In December, 1994, the Company disposed of the property and the debt related to the property, at a loss of $39,591.



     Interest expense for the year ended December 31, 1994 was $152,063 as compared to $41,686 for the year ended December 31, 1993. In January, 1994, the Company, in a private placement, sold $500,000 of 12% Convertible Subordinated Debentures to investors, resulting in $60,000 in interest expenses in 1994 with no comparable expense in 1993. In addition, the Company continued to utilize short-term bank lines of credit to supplement its periodic needs for operating capital. At December 31, 1994, the Company had outstanding borrowings on such lines of credit in the amount of $770,000, at interest rates higher than those experienced in 1993.


LIQUIDITY AND CAPITAL RESOURCES

     The Company's working capital position at September 30, 1996 was approximately $85,000. Since its inception, the Company has experienced pressure on its working capital position due to operating losses, the need to continually invest in telecommunications equipment, lack of an in-house billing system and a significant increase in accounts receivable due to growth in operations.


     During the first nine months of 1996, the Company utilized net cash of $2,355,317 for operating activities.


     The Company is required to pay the costs of providing communications services to its customers, consisting primarily of local access charges for obtaining usage-sensitive transmission capacity or leasing fixed rate bulk transmission facilities, before the Company receives payment from its customers relating to those costs.


     Because the Company has not yet commenced installation of an in-house billing system, it is dependent upon a third-party billing services provider to send out bills to the Company's customers for usage of the services provided by the Company. Because of the reliance on an outside billing service it is uneconomical for the Company to render bills more frequently than once a month. Typically, this results in bills for services being mailed out between 15 to 25 days after the end of the month in which the services are rendered. The Company is required to pay for the use of third-party long distance lines in advance of the receipt of payment by the Company from its customers for the use of the services provided by the Company. This strains the Company's working capital as it is required to seek sources for financing the differences between the payables and receivables. The Company intends to apply a portion of the proceeds of this Offering to the installation of an in-house billing system which would enable the Company to render its bills on a more frequent billing cycle.


     At September 30, 1996, the Company's accounts receivable, net of allowance for doubtful accounts, was $6,947,345. In addition, through September 30, 1996, the Company had invested $1,879,643 in switching and related equipment and in computer hardware and software.

     To raise funds to meet the periodic cash needs for operations and fixed asset acquisition, the Company has relied in the past on bridge financing in amounts ranging from $100,000 to $1,500,000 at any particular time. Funds from the initial public offering of Common Stock and the private placement of Series A Preferred Stock in 1994 enabled the Company to partially alleviate, on a temporary basis, the need for these short-term bridge financings, other than arrangements with banks for short-term lines of credit. At September 30, 1996, the Company had borrowings outstanding under bank lines of credit in the amount of $2,437,931. These bank lines of credit were fully drawn at September 30, 1996. The lines of credit were secured by the Company's cash, accounts receivable and certain other assets.


     In October, 1995, the Company borrowed $1,500,000 pursuant to the terms of a one-year term loan. Amounts borrowed under the agreement bear interest at 10% per annum on a daily principal balance outstanding during the three calendar months prior to each interest payment date on the first day of each calendar quarter. The agreement calls for the issuance of warrants for the purchase of up to 100,000 shares of the Company's Common Stock at a price of $5.00 per share, exercisable over the term of the loan. This loan was repaid in January, 1996 by the issuance of 160,000 shares of the Company's Common Stock and a cash payment of $725,000.


     In December, 1995, the Company obtained the Credit Facility in the amount of up to $5,000,000 with an asset-based lender. Amounts drawn under the Credit Facility accrue interest at a variable rate equal to the Bank of America Reference Rate plus 2% per annum. The Credit Facility is secured by accounts receivable and all of the Company's other assets.


     Under the Credit Facility, the Company can borrow up to an amount which is the lesser of $5,000,000 or 85% of the Company's eligible receivables. Subject to the $5,000,000 maximum borrowing, in addition to amounts supported by receivables, the Company may borrow on a 36-month term loan basis up to the lesser of $1,500,000 or a formula amount based on the fair value of new equipment and the liquidation value of existing equipment. The amount outstanding under the Credit Facility at September 30, 1996 was $2,437,931.

     In February, 1996, the Company borrowed $400,000 from Kamel B. Nacif, the holder of the Company's Series A Preferred Stock. This loan is payable on demand and bears interest at the annual rate of 12%. At December 31, 1996, the unpaid balance was $84,000. Interest is payable quarterly. In addition, an 8% loan fee is payable at maturity.


     In June, 1996, the Company borrowed $1,200,000 from an unrelated party. The one-year note bears interest at the annual rate of 12% and is unsecured. Interest is payable at maturity. In conjunction with this loan the Company agreed to issue warrants for the acquisition of up to 540,000 shares of its Common Stock at a price of $5.00 per share. Warrants for the purchase of 120,000 shares of Common Stock were issuable at the time the loan was funded. As of December 19, 1996, the lender was entitled to warrants to purchase 240,000 shares of the Company's Common Stock. If the loan is not paid by March 19, 1997, the lender will become entitled to a warrant to purchase an additional 60,000 shares; if the loan is not repaid by June 19, 1997, the lender will be entitled to a warrant to purchase 60,000 shares for each ninety day period thereafter that the loan remains unpaid, or warrants to purchase up to 240,000 additional shares, for a total of warrants to purchase up to 540,000 shares.



     As of December 27, 1996, the Company was indebted to WilTel, the Company's primary long distance carrier, in the amount of $6,448,501. This amount was settled by the payment of $2,491,720 by the Company. WilTel agreed to allow the Company to defer the balance owing in the amount of $3,956,782 to February 28, 1997. The deferred amount is evidenced by a promissory note that bears interest at a rate of 18% per annum and is secured by a second lien on all the Company's and Consortium 2000's assets and is guaranteed by Consortium 2000. The balance due on the note, including interest, will be $4,177,334, on February 28, 1997.



     At December 31, 1995, the Company had available net operating loss carryforwards of approximately $5,908,000 for income tax purposes, which expire in varying amounts through 2010. Federal tax rules impose limitations on the use of net operating losses following certain changes in ownership. As of September 30, 1996 the net operating loss carryforward may be utilized at a rate of approximately $402,000 per year (subject to the Company generating sufficient income from operations). The amount of the net operating loss carryforwards that may be utilized per year to off-set income may be further limited as a result of the consummation of this Offering. The loss carryforward generated a deferred tax asset of approximately $2,186,000. The deferred tax asset was not recognized due to uncertainties regarding its realization, accordingly, a 100% valuation allowance was provided.



     The Company anticipates that it may need to arrange for additional cash resources within the next 12 months through debt or equity financings. The Company has no commitments for additional debt or equity financings and there can be no assurance that the Company will be successful in consummating any such financing transaction in the future on terms that the Company would consider favorable, if at all.


IMPACT OF NEW ACCOUNTING STANDARDS


     During March, 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be

Disposed of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for fiscal years beginning after December 15, 1995. The Company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.


     During October 1995, the FASB issued Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. The Company will continue to account for employee purchase rights and stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123 disclosures will be effective for fiscal years beginning after December 15, 1995.



     Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" issued by the FASB is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive applications are not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption to have a material effect on its financial position or results of operations.

                                    BUSINESS
GENERAL

     The Company provides long distance telecommunications services, consisting primarily of direct dial long distance telephone transmissions to commercial customers throughout the United States. The Company's customers can call any point in the United States or any foreign country accessible to customers of AT&T at rates that are generally lower than those charged by AT&T, MCI and Sprint. Since commencing operations in January, 1993, the Company's subscriber base has grown to in excess of 18,000 customers in December, 1996, consisting primarily of medium-sized businesses located predominantly in the State of California. In addition, the Company's monthly revenues have increased from approximately $10,000 in January, 1993 to approximately $2,000,000 in December, 1996.

     The Company owns two switch centers located in Los Angeles and Beverly Hills, California, and leases switch capacity in New York, New York from WilTel, a national telecommunications service provider. The Company is seeking to increase its customer base and usage of its switches in order to attain the volume levels necessary to realize the economic advantages from routing such traffic through its owned or leased switch capacity. The following table provides certain information concerning the Company's switching centers:


                                                                                            PERCENTAGE
                                                             AVAILABLE PORTS UTILIZED AT   UTILIZED AT
                         LOCATION                            PORTS     SEPT. 30, 1996     SEPT. 30, 1996
-----------------------------------------------------------  ------   -----------------   --------------
110 East Ninth Street, Los Angeles, CA.....................  15,000           788               5.3%
9560 Wilshire Boulevard, Beverly Hills, CA.................  15,000         1,364               9.1
60 Hudson Street, New York, NY(1)..........................  38,400           648               1.7


---------------
(1) This switch is leased from and is shared with WilTel.

     The Company is primarily a non-facilities based interexchange carrier that routes its customers' calls over a transmission network consisting primarily of dedicated long distance lines secured by the Company from a variety of other carriers. This enables the Company to avoid the substantial capital requirements of building and maintaining its own extensive transmission facilities. The terms of these lease arrangements vary from month-to-month to longer term arrangements and the lease costs may be priced on a usage sensitive basis or at a fixed monthly rate. Because the amount the Company charges its customers for long distance telephone calls is not based on the cost to transmit such calls, long distance calls transmitted over facilities leased on a fixed-cost basis generally are more profitable to the Company than long distance calls transmitted over usage sensitive circuits, assuming a sufficient volume of calls is routed over the fixed-cost route. Approximately 65% of the Company's call volume is transmitted via dedicated lines. Accordingly, the Company's strategy is to reduce overall transmission costs by entering into long-term agreements with other carriers to lease dedicated lines at fixed monthly rates and to route as many of its customers' calls as possible over such lines. The success of this strategy depends on the Company's ability to generate a sufficient volume of its customers' calls over such facilities to exceed the fixed costs of leasing such facilities.

RECENT DEVELOPMENTS


     On August 14, 1996, a change of control of UStel occurred as a result of the purchase of a substantial portion of the shares owned by the founders of the Company by the Trust, an investment group comprised of shareholders of Consortium 2000, at a price of $7.15 per share. Coincident with this transaction, a new and experienced management team was appointed. Since its appointment, the new management team has undertaken to restructure the Company's relationship with its underlying long distance carrier, refocus marketing activities, implement a new network development strategy which will convert the majority of the Company's traffic from switched access to dedicated access, improve billing and collections and customer service, reduce cost of operations and develop a viable strategy for the future.



     The new management team undertook a comprehensive review of all of the Company's assets. This review included evaluating the net realizable value of various assets and the appropriateness of certain reserves. As a result of this review Company recorded an additional expense for the period ended

September 30, 1996 in the amount of $2,860,869. This expense was primarily attributable to an increase in the reserve for bad debts, the write-down of certain deferred offering costs, the reduction of the accrual for unbilled revenues and a change in the accrual for claims against other carriers. Management believes this is an unusual and one-time charge related to management's revaluation. With the addition of the Consortium 2000 marketing organization, the Company believes that it is well-positioned to continue to grow in the future.



     The change of control was effected through the purchase by the Trust of an aggregate of 612,750 UStel shares for an aggregate consideration of $4,381,163 from two family trusts of which Noam Schwartz, the former President of UStel, was at one time a trustee. Royce Diener, the former Chairman of the Board of UStel, serves as trustee of the Trust. The consideration for the shares consisted of cash and purchase money notes. The notes are payable in installments over a two-year period and are secured by the shares purchased. In addition to his voting power over the 612,750 UStel shares purchased on August 14, 1996, Royce Diener beneficially owns an additional 136,333 shares of Common Stock consisting of 53,000 shares of Common Stock owned of record and immediately exercisable warrants to purchase an additional 83,333 shares of Common Stock. Messrs. Dackerman and van Biene, both founders of and substantial shareholders in Consortium 2000, sit on the Consortium 2000 board of directors with Royce Diener. Coincident with the acquisition of the shares, Messrs. Robert L.B. Diener, Jerry Dackerman and Wouter van Biene were elected to the Board of Directors of the Company and agreed to serve as President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, respectively, of UStel. On December 23, 1996, Robert L.B. Diener was elected Chairman of the Board of Directors, and Jerry Dackerman was elected President and Chief Operating Officer.



     Concurrent with the purchase of the shares of Common Stock by the Trust, the Company entered into the Merger Agreement with Consortium 2000. Pursuant to the Merger Agreement, all of the capital stock of Consortium 2000 will be converted into an aggregate of 1,076,923 shares of the Common Stock of UStel. As a result of the Merger, Consortium 2000 will become a wholly-owned subsidiary of UStel. Consortium 2000 currently has a marketing agreement with UStel pursuant to which it markets telephone services on behalf of UStel. Royce Diener, a director of UStel, is also a director and a principal shareholder of Consortium 2000. The Merger will be effected following approval of the Merger by the stockholders of UStel and Consortium 2000. The Merger Agreement is subject to certain conditions, including receipt of stockholder approval, and other conditions as are more fully set forth in the Merger Agreement. The Merger is not expected to be completed or approved by the stockholders of the Company prior to the closing of this Offering. Only stockholders of record prior to the effective date of this Prospectus will be entitled to vote on the Merger. See "Risk Factors -- Consummation and Implementation of the Merger; Reincorporation in California."


CONSORTIUM 2000

     Consortium 2000 is a telecommunications marketing and consulting services provider which refers telecommunications customers to long distance carriers, regional carriers, interexchange carriers, resellers and other aggregators. It derives its revenues from sales agent commissions paid by the carriers to whom it refers its customers. Consortium 2000 obtains customers by offering to analyze the customer's long distance calling patterns, usage volume and the specialized telecommunications needs of its individual customers. Utilizing network analysis software and the expertise of its employees, Consortium 2000 provides its customers with recommendations as to which long distance carrier is best suited to provide the particular and specialized telecommunication needs of its individual clients at the lowest possible costs.


     Consortium 2000 has independent sales agent agreements with most of the major long distance carriers and is able to recommend an array of carriers to its customers or it can recommend a division of the customer's business among several carriers in order to avoid excessive concentration with a single carrier. Consortium 2000 also provides its customers with ongoing telecommunications services and technical support by monitoring any changes in client needs as well as developments in the telecommunications industry which may provide new opportunities for service to its clients. Consortium 2000 is not a long distance carrier, reseller, rebiller or representative for any particular long distance provider and does not operate a telecommunications network. It does, however, utilize the purchasing power and economies-of-scale of its client base in order to negotiate with a variety of long distance providers for special pricing and enhanced services for its clients.

     In mid-1994, UStel entered into a non-exclusive sales agent agreement with Consortium 2000. As of December 31, 1996, approximately 90% of UStel's customers base had been referred to the Company by Consortium 2000. Conversely, approximately 70% of Consortium 2000's revenues during the nine months ended September 30, 1996 consisted of sales commissions resulting from referrals of customers to UStel. After the Merger with UStel, Consortium 2000 will continue to function as a wholly-owned subsidiary of UStel and as an independent communication services management consultant with the ability to place members with a broad range of carriers. Based upon its knowledge of comparative tariffs among alternative carriers, Consortium 2000 believes that UStel frequently represents the low-cost alternative and will accordingly continue, where appropriate to its clients' needs, to refer its customers to UStel. However, where a customer's needs are better served by another carrier, Consortium 2000 will refer such customer to the appropriate carrier and UStel will earn a sales agent commission with respect to such business. There can be no assurance as to how the Consortium 2000 customers who look to it for independent advice will perceive Consortium 2000 after it becomes a wholly-owned subsidiary of UStel. If, as a result of the Merger, or for any other reason, Consortium 2000 is no longer able to successfully market the Company's services, the Company's business would be materially and adversely affected. See "Risk
Factors -- Consummation and Implementation of the Merger; Reincorporation in California."

BUSINESS STRATEGY


     The Company's strategy is to achieve continued growth and profitability by focusing its marketing efforts on small- to mid-sized businesses and by reducing its overall cost of delivering long distance telecommunications services. The Company's specific objectives are as follows:


          Continue to Market Long Distance Telecommunications Services through its Agent Network. The Company believes that direct sales are the most effective means of adding customers who will have long-term loyalty to the Company. In this regard, primarily utilizing the Consortium 2000 agent network, the Company believes that it can access new customers by continuing to market itself as a low-cost alternative compared to other long distance carriers introduced to the customer by Consortium 2000.

          Increase Name Recognition. The Company believes that its name is well-recognized in the industry as providing reliable, low-cost telecommunications services together with excellent customer service. The Company will seek to increase customer awareness by targeting its products to affinity purchasers and such other groups which the Company believes will provide it access to large customer bases.

          Leverage Consortium 2000's Diverse Client Base and Relationships with Affiliated Long Distance Carriers. The Company believes that through Consortium 2000, it can market to a diverse group of potential commercial customers and, where appropriate, participate with larger carriers in providing services to these customers. The Company believes that following the consummation of the Merger, the Company will be able to maintain client relationships and earn agent commissions from other carriers, even where the Company is not selected as the customer's primary long distance carrier.

          Utilize Synergies of Consortium 2000 Merger. The Company believes that significant cost efficiencies can be achieved through the integration of Consortium 2000 upon consummation of the Merger and consolidation of certain key functions within the combined companies.

          Installation of In-house Billing System. The Company believes that it can achieve significant cost-savings and reduce reliance on its working capital facility by the installation of its own dedicated billing system. The Company believes that the system will enable it to improve cashflow by producing billings on a more timely basis and permitting multiple billing cycles per month. The Company also believes that the system will enhance customer service and reduce billing errors.

          Increase Shared Tenant Services. The Company has installed its telecommunications equipment in two buildings where there are large numbers of commercial telecommunications users. By placing switching equipment in these locations, the Company can essentially become the customer's local telephone carrier and further decrease the cost of providing long distance services to these customers. The

     Company intends to provide shared tenant services in the future in circumstances where the economics justify the capital expenditures associated with providing such service.


          Increase International Traffic. The Company has a number of contracts with foreign telecommunications carriers who utilize the Company's facilities to terminate traffic either in the United States or in other foreign countries. In this manner, the Company provides "wholesale" services to the foreign carrier and is directly compensated by the carrier. Several carriers in Israel direct a portion of their international traffic to the Company's switching equipment in New York City. The Company then transmits the call to its final destination. The Company believes that the opportunity exists to provide such foreign call termination services from a number of countries.

          Decrease Network Costs. As a result of its substantial growth in traffic over the past two years, the Company has the opportunity to achieve reductions in its cost of carrying traffic over its network. The Company expects that these cost reductions will come from three principal initiatives -- (1) negotiation of more favorable rates with its underlying long distance carriers through volume guarantees and the ability to pay for services on a more timely basis, (2) implementation of strategically placed switching and related equipment to route more traffic through the Company's fixed-cost circuits and (3) conversion of variable cost traffic to fixed cost circuits as warranted by call volume.

          Make Strategic Acquisitions. The Company believes that opportunities exist to acquire other small-to mid-sized long distance carriers. Typically, smaller carriers face difficulty reaching a critical mass of business and accessing capital for expansion. Many of these carriers have attractive regional customer bases which can easily be routed through the Company's existing long distance telephone network.

THE LONG DISTANCE INDUSTRY

     On January 1, 1984, AT&T's divesture of the Bell System went into effect. As a result of the divestiture decree (the "AT&T Divestiture Decree"), AT&T was forced to divest its 22 Bell Operating Companies ("BOCs"), which were reorganized under seven RBOCs, such as Pacific Telesis and US West. The RBOCs own and are responsible for operations of the BOCs in each of their regions. The BOCs, as well as other independent companies which provide local telephone service, are characterized as LECs. The LECs are responsible for providing dial tone, local lines and billing for local service as well as local access for long distance traffic.


     The AT&T Divestiture Decree also required the LECs to provide all interexchange carriers, such as the Company, with access to the local telephone exchange facilities that is "equal in type, quality and price" to that provided to AT&T. In addition, the LECs were required to conduct a subscription process allowing consumers to select their long distance carrier. This development, known as "equal access," enabled consumers to complete calls using their selected long distance carrier by simply dialing "1" plus the area code and number. Prior to equal access, consumers using an interexchange carrier other than AT&T had to dial a local number, then an access code, then the area code and number of the call destination to complete a call. With equal access, all inter Local Access and Transport Area ("LATA") calls are routed automatically to the consumer's long distance carrier of choice, while all intra LATA traffic is carried by the LECs. The AT&T Divestiture Decree and the implementation of equal access constitute the fundamental regulatory developments that allow interexchange carriers other than AT&T, such as the Company, to enter and compete in the long distance telecommunications market.


     All interexchange carriers, including AT&T and the Company, pay charges to the LECs for access to local telephone lines at both the originating and terminating ends of all long distance calls, unless the Company is able to install a dedicated line providing direct access from the customer to one of the Company's switch centers. As is the case with most interexchange carriers, access charges represent the single largest component of the Company's cost of revenues. One element of the Company's strategy is to focus on the development of "shared tenant services" and "shared services providing," where the Company can install dedicated lines from commercial customers concentrated in a single location such as a high rise building to the Company's switch centers thereby bypassing the local access cost.

     Since the AT&T Divestiture Decree, the long distance industry has experienced rapid technological development. Prior significant technological change was the advent of digital transmission technology, which represented an improvement over analog technology. Because the BOCs and many LECs converted rapidly to digital switches, digital technology was necessary for interexchange carriers to connect to the LECs for equal access. Accompanying the movement toward digital switching was the rapid development and implementation of fiber optic circuitry, which also requires digital technology. While AT&T had once been the only source of high quality transmission facilities, several other companies, including MCI and Sprint, entered the business of building transmission facilities using primarily fiber optic circuits.


     The construction of these additional transmission facilities created two distinct groups in the long distance industry facilities based carriers (entities which own their own transmission network) and non-facilities based carriers (such as the Company). The surge in construction of new long-haul facilities has created excess transmission capacity for long distance calls. This excess capacity and the resultant decline in transmission rates have both raised the break-even traffic volume for facilities based carriers and increased the difficulty of obtaining that volume through their internal customer bases. Accordingly, facilities based carriers have become both wholesalers and retailers, selling their transmission capacity to both non-facilities based carriers and consumers. Non-facilities based carriers such as the Company have benefited from the wider availability and the lower cost of transmission services, as it has become possible for them to lease circuits on attractive terms, particularly as their volume of business increases to significant levels.


     The AT&T Divestiture Decree prompted several hundred new entrants into the long distance industry, including the Company. The industry, however, has experienced rapid consolidation, primarily due to the technological changes described above. Facilities based carriers, many of which were initially unprofitable due to their sizable capital outlays, began acquiring other carriers to increase traffic for their networks in an effort to cover fixed costs. Similarly, larger non-facilities based carriers began buying smaller carriers to build their traffic, improve their networking, and increase their leverage in leasing transmission facilities from facilities based carriers.

     As a result of the changes brought about by the AT&T Divestiture Decree, interexchange carriers, including the Company, generally provide long distance telephone services at a lower cost than the comparable services offered by AT&T, MCI and Sprint. The Company's success will depend on its ability to provide comparable or better services at prices equal to or lower than its competitors in the future.

LONG DISTANCE SERVICES


     The Company provides its customers with 24-hour long distance telephone services to all points in the United States and to any foreign country accessible to customers of AT&T. In providing long distance telephone services, the Company offers a variety of service options, including "l+" dialing (which avoids the need to dial a separate access code to access the Company's long distance service), inbound "800" service, "800" travel service, operator services, private line networks and data transmission services. Under most of its service options, the Company charges its customers on the basis of minutes of usage at rates that vary with the distance, duration and time of day of a call as well as local access for long distance traffic.


     A subscriber may access the Company's telecommunications transmission network in several ways. If a subscriber is located in a given service origination area that has been converted to equal access and such subscriber has selected the Company as its primary long distance carrier, then access is gained by dialing "1" plus the area code and number desired. A second method of access is through dedicated access lines, which are private leased lines dedicated to one or more customers and which provide a direct connection between the customer's premises and the Company's long distance transmission network. Another method of access available in both equal access and non-equal access areas requires a subscriber to dial a seven- or ten-digit access number to reach the Company's switch. Following the switch's signal, the subscriber then enters his authorization code, area code and the telephone number of the call destination. If the switch determines that the subscriber's authorization code is valid, the switch directs the call to the desired destination through the most cost-effective intercity transmission circuits then available. The installation of automatic dialers at a subscriber's location reduces the number of digits a subscriber must dial to complete a long distance telephone call by automatically dialing the local seven- to ten-digit access number and the subscriber's authorization code. The use of dedicated access lines or dialers, which are used for high-volume subscribers, also eliminates the need to enter an authorization code. At December 31, 1996, approximately 51% of the Company's revenues were derived from customers that utilize dedicated access lines and approximately 48% of such revenues were derived from customers that utilize the direct dial method of access. Less than 1% of such revenues were derived from customers that were required to use access numbers and authorization codes.


OTHER SERVICES


     The Company makes available to its customers a variety of other service options. The inbound "800" service, for example, permits the customer to be billed for long distance calls made to the customer by that customer's clients. The Company's "800" travel service permits customers to utilize the Company's network from locations outside of their own service areas. Operator assistance services provided through a third-party contractor permit broad based usages of the Company's system from business establishments and residences. The Company contracts with US Long Distance Inc., for operator services where the call is answered in the name of the customer. The Company's experience with third-party service providers has been positive. Private line networks offer specialized point-to-point services, including transmission of data, on a fixed cost basis. The TELCard(TM) calling card offers international calling capabilities in addition to convenient long distance usage. The Company also offers its customers special access options for dedicated long distance lines.



     Each customer of the Company receives a detailed monthly call report and invoice for services from the Company setting forth the date, number called, duration of call and time and charges for each call. While billing services are primarily provided through an outside contractor at present, the Company plans to install an in-house billing system to achieve greater control, decreased collection periods and increased profitability. See "Use of Proceeds." The Company presently bills certain wholesale accounts by an in-house billing system and also offers specialized billing services, including account coding which permits identification of long distance calls in a single account by caller or project.


     The Company's long distance telecommunications services are available 24 hours a day, seven days a week. To assist subscribers with questions regarding services, billing and other matters, the Company maintains a customer service department and staff which is accessible to subscribers by telephone 24 hours a day, 365 days a year.

     Consortium 2000 provides telecommunications consulting services to a diversified client base. Consortium 2000 analyzes a customer's long distance calling patterns, usage volume and specialized telecommunications needs and recommends equipment requirements, calling plans and carriers to be utilized to achieve the most effective result. Consortium 2000 also acts as a sales agent for a broad base of long distance carriers, including the Company, and is compensated in the form of commissions for business placed with each such carrier.

TRANSMISSION NETWORK

     The Company's transmission network provides the connections from the subscriber to the call destination. A call may be completed by using either (a) a fixed-cost, long-haul circuit, connecting the call at a switch center to the destination city where the call is terminated by a LEC which directs it to the called party or (b) when all fixed-cost circuits connected to the called city are in use or if the called area is not served by existing fixed-cost circuits, switched access services from other carriers. Switched access services are usage sensitive and may cost more or less than that of a fixed-cost circuit, depending on the volume of calls to a particular destination.

     Switched access circuits are "usage sensitive" because the rates paid for them may vary with the day, time, frequency and duration of telephone calls transmitted through such circuits. In contrast, the rates paid by the Company to lease dedicated line facilities are fixed and therefore do not vary with usage or time of day. As a result, the Company's fixed-cost circuits are less expensive to use for routes over which the Company carries high volumes of long distance traffic. Because the amount the Company charges for long distance telephone calls is not based on the cost to transmit such calls, long distance calls transmitted over high-volume, fixed-cost routes generally are more profitable to the Company than long distance calls transmitted over usage sensitive circuits, assuming a sufficient volume of calls is routed over the fixed-cost route. Consequently, to the extent possible, the Company attempts to connect calls through transmission facilities which are not usage sensitive. Profitability of the Company's operations depends largely on utilizing transmission circuits on a cost effective basis. Accordingly, the Company's strategy is to reduce overall transmission costs by entering into long-term agreements with other carriers to lease bulk transmission facilities or other dedicated lines at fixed monthly rates and to route as many of its customers' calls as is possible over such lines.

     Except for certain pricing agreements, the dedicated lines used by the Company are generally leased on a month-to-month basis. While these month-to-month arrangements may be terminated upon notice by the Company, they may not be terminated under current law by the carrier unless the Company fails to comply with the terms of the lease or unless the service is terminated for the Company and all other long distance telephone carriers. Generally, rates charged under these leases may be increased or decreased by the carriers upon notice after filing with the FCC for interstate circuits, or applicable state public utilities commissions ("PUCs") for intrastate circuits, provided the rates charged apply equally to all users of the services.

     Subject to the foregoing, the Company's strategy is to continue to lease bulk and/or flat rate circuit capacity and to resell that capacity at usage sensitive rates to its subscribers. The Company continuously reviews traffic study programs to analyze its volume of call traffic in light of its then-existing circuit capacity. All circuits which the Company utilizes, with the exception of local switched access circuits to a switch center, are generally offered by several common carriers, and any decision concerning which types of circuits to be used is typically based on individual route cost as well as the transmission quality of the circuits provided. The continued availability to the Company of transmission facilities leased at bulk rates is fundamental to the economic and financial viability of its business.

CALL SWITCHING EQUIPMENT


     The Company owns certain computerized network digital switching equipment that routes certain of its customers' long distance calls. Other customers' calls are routed through facilities which are leased by the Company from a variety of other carriers. A switch is a computer controlled digital processor designed primarily to route and track telephone calls. Switching equipment operates like an electronic "toll booth," routing each call to its destination and tracking the length of the call for billing purposes. A secondary function of a switch is to determine and effect the least expensive route for each call among a variety of routing options. Currently the Company owns two digital switching centers and leases switch capacity from WilTel. Two of the switching centers are located in Southern California and one is located in New York, New York. The Company's subscribers can access this call switching equipment through equal access, which only requires dialing "1", plus the area code and telephone number, by using a dedicated line, or by dialing a seven- or ten-digit number, authorization code, identification number (for billing), area code and telephone number. Once a customer accesses the switching equipment, the equipment "answers" the telephone call, verifies the caller's billing status, routes the call to the dialed destination and monitors the call's duration for billing purposes. The Company has programmed its switching equipment to select the most cost-effective transmission circuit then available to the Company to complete a call as dialed. In addition to networking, the Company's switching equipment verifies customers' pre-assigned authorization codes, records billing data and monitors system quality and performance. To satisfy increasing or anticipated usage of its long distance network, the Company has added and will continue to add circuit capacity at existing switching centers by increasing the number of ports on existing switches.


RATES AND CHARGES

     The Company charges customers on the basis of minutes or partial minutes of usage at rates that vary with the distance, duration and time of day of the call. The rates charged are not affected by the cost to the Company of the particular transmission facilities selected by the Company's network switching centers for transmission of the call. Discounts are available to customers that generate higher volumes of monthly usage.

The Company continually evaluates the rates and fees charged for its services and, under appropriate circumstances, may implement different pricing arrangements for existing or new services.

     The Company endeavors to charge rates that are generally lower than those charged by AT&T and competitive with those charged by other long distance carriers. The rates offered by the Company may be adjusted in the future as AT&T and other interexchange carriers continue to adjust their rates.


     Once a customer has submitted the proper paperwork and is approved by the Company's credit department, all pertinent information, e.g., telephone numbers, calling card data, address, contact person, billing address, etc. is entered into the Company's information system and the Company's computer network. The Company's information system then generates the appropriate electronic instructions which connect the customer to the Company's network.


     Data regarding calls made by the client come from several sources: the Company's switches; its calling card system; or WilTel, AT&T, Sprint and/or MCI. After receiving the records of the calls on magnetic media, the Company inputs the data into the billing system for processing.

     Processing by the Company's information system includes: checking for duplicate call records, confirming that calls to and from numbers that are not in the Company's system are flagged for further research, verifying that the origination and termination of calls are from valid telephone numbers and circuits, and verifying that valid rates exist for each call. Calls which fail any initial processing checks are placed in a rejected call file for additional analysis.


     All approved calls are rated, taxed and a bill is generated for the individual client. The Company's in-house personnel review printed bills for accuracy and appearance before the Company mails them to customers.



     Substantially all of the Company's billing services are currently provided to the Company by a third party. The Company intends to use a portion of the proceeds of this Offering for the installation of an in-house billing system. See "Use of Proceeds" and "Management Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."


MARKETING


     The Company's marketing efforts have been and continue to be directed principally at small- to mid-sized business and larger residential users. The Company derives the majority of its revenues from the sale of long distance telecommunications services to commercial subscribers. Commercial subscribers typically use higher volumes of telecommunications services than residential customers and concentrate usage on weekdays and business hours when rates are highest. Consequently, commercial customers, on average, generate higher revenues per account than residential customers. While the Company's focus is on commercial customers in major metropolitan areas, it can provide long distance services to customers in any area of the United States. The largest concentration of the Company's customers is in Southern California.



     The Company principally markets long distance services through independent sales agents. These agents are not restricted to specific territories and their sales efforts are not directed, as to location, by the Company. Through the Company's marketing agreement with Consortium 2000, a network of approximately 1,000 agents have actively marketed the Company's services over the past two years. The majority of the Company's new accounts over this period have been procured by Consortium 2000-affiliated agents.


     Consortium 2000 maintains agent relationships with various long distance carriers. The Merger will provide marketing synergy in that the Company will have the flexibility to place customers with carriers other than the Company who might be in a better position to service that customer's particular needs, while still benefiting from the customer relationship through receipt of agent fees paid by the third-party carrier. From the customer's perspective, this flexibility represents a value-added element of the client relationship. The Company also has the ability to divide a customer's business between several carriers, including the Company, thereby avoiding the problem of risk concentration resulting from very large accounts. In the case of such large accounts, as long as the Company is managing the customer's long distance traffic, over time, additional traffic can be directed to the Company as the situation warrants.

COMPETITION

     As a result of the AT&T Divestiture Decree, numerous competitors, in addition to AT&T, have entered the long distance telecommunications market, resulting in profound changes in the competitive aspects of the industry. The Company competes directly with a number of facilities based common carriers, including AT&T, MCI and Sprint, all of which have substantially greater financial, marketing and product development resources than the Company. In addition, the Company competes with hundreds of smaller regional and local non-facilities based carriers and resellers. AT&T remains the dominant company providing domestic long distance telephone service, and its pricing and services largely determine the prices and services offered by resellers and long distance telephone carriers providing long distance telephone service. Because the regulation and operations of AT&T and the BOCs are undergoing considerable change, it is difficult to predict what effects the future operations and regulation of AT&T will have on the Company's existing and prospective business operations.

     In recent years, increased competition among long distance carriers has resulted in an overall reduction in long distance telephone rates. The impact on net income of these reductions has been offset somewhat by networking efficiencies, declining costs in access charges and readily available transmission facilities, largely due to the expansion of circuit capacity through the installation of fiber optic transmission facilities. The advent of fiber optic technology has resulted in another major impact on the long distance market. Initially, long distance carriers competed with AT&T based strictly on price. Discounts of 25% to 35% from AT&T rates were typical, because long distance carriers were attempting to build market share and because their transmission quality was generally inferior to that of AT&T. The introduction of fiber optic facilities, however, effectively eliminated AT&T's transmission quality advantage. Gradually, the industry and consumers begin to recognize the importance of quality service as well as price, and the price differential has decreased. Recognition that competition is not solely based on price has led to a greater emphasis on customer service, with many companies adding product variety, customized billing and other value-added services.


     Unlike the Company's larger facilities based competitors which own their own transmission facilities, the Company is vulnerable to changes in rates charged by facilities based carriers for use of their facilities. The Company has attempted to minimize its vulnerability to cost increases through the long-term leasing of fiberoptic and other digital transmission circuits. While cost or concessions paid to customers may, in certain cases, be the primary consideration for a customer's selection of long distance telephone service, the Company believes that other factors are significant, including ease of obtaining access to the long distance network, quality of the telephone connection format and management information presented in the specialized billing data generated by the carrier, and enhanced services such as "800" service, repair service and automated collect calling.


GOVERNMENT REGULATION

  General

     The Company competes in an industry that, to a large degree, continues to be regulated by federal and state government agencies. At approximately the same time as the required divestiture of the Bell telephone companies by AT&T in 1984, the FCC announced rules that were created to foster a self-regulating interstate telecommunications industry, relying upon competitive forces to keep rates and services in check.

     The FCC has regulatory jurisdiction over interstate and international telecommunications common carriers, including the Company. Under Section 214 of the Federal Communications Act, the FCC must certify a communications common carrier before it may provide international services. The Company has obtained
Section 214 authorization to provide international services by means of resale.


     At December 31, 1996, the Company had obtained a certificate of public convenience and necessity or equivalent documents from 35 states to provide long distances services within those states. Regulations within each of these states, as they pertain to completing direct dial long distance calls for the Company's customers within the state, are virtually static. As the Company expands the geographic scope of its direct dial long distance business, it will be required to obtain additional state regulatory approvals to provide intrastate long distance service.

  Federal Regulation

     In 1981, the FCC substantially deregulated the interstate activities of non-dominant inter-exchange carriers such as the Company. The FCC later extended this deregulatory policy to resellers of satellite services, resellers affiliated with independent telephone companies and facilities based carriers (such as MCI and Sprint) which compete with AT&T. It retained its jurisdiction over customer complaint procedures and basic statutory common carrier obligations to provide nondiscriminatory services and rates. Interstate carriers subject to these deregulatory actions were no longer subject to certification by the FCC or to tariff filing requirements under the Communications Act.

     These changes in FCC policy have had the effect of lowering the rates of AT&T, the dominant provider of long distance telephone service and pricing model for the Company, and other providers and resellers of long distance services. The potential continued deregulation of AT&T may have a material adverse effect on the Company's ability to compete effectively with AT&T.


     In connection with the 1984 divestiture by AT&T of the RBOCs, the RBOCs, and subsequently General Telephone and Electric Company, were directed to provide all long distance carriers and resellers the same high quality access and technical interconnection that was previously provided solely to AT&T. The FCC determined that the access charges to be paid by long distance carriers such as the Company and other carriers not receiving access equal to that afforded AT&T would be set initially at a rate offering a substantial discount from the access charges paid by AT&T. Under equal access, the Company's subscribers enjoy the convenience of a universal and simple dialing plan and the Company is provided with equal access to the local exchange. Within the Company's primary marketing areas, the equal access conversion process is virtually complete; therefore, the Company no longer receives the above mentioned discount and must pay the same access charges as are paid by AT&T.


  Interstate Access Transport Proceeding

     In an effort to encourage competition in the provision of interstate access services, the FCC granted increased pricing flexibility to LECs for "access transport" services. Access transport refers to the connection provided by LECs between long distance carriers' long distance facilities and the customer's telephone. These rate structures previously were designed such that local telephone companies assessed an equal charge per unit of access to all long distance carriers, regardless of the volume of local access that these long distance carriers independently generated. Under the new FCC pricing plan, adopted in the fall of 1993, local telephone companies were allowed to offer more cost effective access to those long distance carriers with very high access volumes in a particular local market. Accordingly, long distance carriers with lesser access requirements, such as the Company, could experience increases in their overall average access cost relative to larger competitors.


     The FCC pricing plan implemented in the fall of 1993 was set to expire in November, 1995. In principle, the plan has been extended pending resolution of a comprehensive telecommunications bill which was enacted into law in early 1996. Under this process, the FCC could grant local-telephone companies further flexibility and could potentially impose a greater burden upon the operations of the Company's direct dial long distance services. The FCC believes the proliferation of competitive access providers and increased long distance carrier network efficiencies should offset any inequities caused by volume sensitive access pricing. The Company is unable to predict the course and effect of the FCC's actions on this issue at this time.


  FCC Forbearance Policy


     In 1983, the FCC exempted "non-dominant" long distance carriers from being required to publicly file rates with the FCC. As a result of the FCC's "forbearance" policy, long distance carriers such as the Company were permitted to enter into individual contracts with customers without disclosing the rates charged to such customers to their competitors or its other customers. In November, 1992, however, the U.S. Court of Appeals for the D.C. Circuit found the FCC's "forbearance" policy to be unlawful, ruling that the forbearance policy violated federal communications law governing the FCC. In response to the ruling by the federal appeals court, MCI and the U.S. Justice Department, on behalf of the FCC, filed separate appeals with the U.S. Supreme Court requesting that the appeals court ruling be overturned. In June, 1994, the U.S. Supreme Court upheld the ruling in the case. As a result, all long distance carriers, including the Company, are required to publicly file with the FCC the rates charged for their long distance services.


  Recent Legislation

     In February, 1996, the Telecommunications Act was signed into law. The purpose of the Telecommunications Act is to promote competition in all aspects of telecommunications. The Telecommunications Act requires telecommunications carriers to interconnect with other carriers and to provide for resale, number portability, dialing parity, access to rights-of-way and compensation for reciprocal traffic. Additionally, incumbent local telephone companies are required to provide nondiscriminatory unbundled access, resale at wholesale rates and notice of changes that would affect interoperability of facilities and networks. The FCC is to adopt mechanisms to ensure that essential telecommunications services are affordable.


     The Telecommunications Act also provides that RBOCs may provide long distance service upon enactment that is out-of-region or incidental to: (i) audio/video programming; (ii) internet services for schools; (iii) mobile services; (iv) information or alarm services; and (v) telecommunications signaling. In order for a RBOC to provide in-region long distance service, the Telecommunications Act requires the RBOC to comply with a comprehensive competitive checklist and expands the role of the U.S. Justice Department in the FCC's determination of whether the entry of a RBOC into the competitive long distance market is in the public interest. Additionally, there must be a real facilities based competitor for residential and business local telephone service (or the failure of the potential providers to request access) prior to a RBOC providing in-region long distance service. RBOCs must provide long distance services through a separate subsidiary for at least three years. Until the RBOCs are allowed into long distance or three years have passed, long distance carriers with more than 5% of the nation's access lines may not jointly market RBOC resold local telephone service, and states may not require RBOCs to provide intra LATA dialing parity.



     Telecommunications companies may also provide video programming and cable operators may provide telephone service in the same service area. The Telecommunications Act prohibits telecommunications carriers and cable operators from acquiring more than 10% of each other, except in rural and other specified areas.



     The impact of the Telecommunications Act on UStel is unknown because a number of important implementation issues (such as the nature and extent of continued subsidies for local rates) still need to be decided by state or federal regulators. However, the Telecommunications Act offers opportunities as well as risks. The new competitive environment should lead to a reduction in local access fees, the largest single cost in providing long distance service today. The removal of the long distance restrictions on the RBOCs is not anticipated to have an immediate significant impact on UStel because of the substantial preconditions that must be met before the RBOCs can provide most in-region long distance services. However, the entry of these local telephone companies into long distance telecommunications services could result in new competition and there is a possibility that the local telephone companies will be able to use local access to gain a competitive advantage over other long distance providers such as the Company.


     On August 1, 1996, the FCC announced the adoption of rules relating to the manner in which and the price at which potential competitors in the local services market will be able to obtain local facilities and services from the incumbent telephone company. The FCC rules have yet to be published. It is unclear how and when the rules will be implemented and when implemented how they will affect the Company.

  State Regulation

     In those states prohibiting intrastate resale, the Company may not engage in intrastate operations. In those states where intrastate resale is permitted (at least on an inter LATA basis), the Company may be required to obtain state regulatory certification prior to commencing operations. At December 31, 1996, the Company had received authorization to provide telecommunications services to its customers in approximately 35 states, and is applying for authorization to provide telecommunications services to customers in other states. In addition, the Company is required to maintain on file at the state regulatory commissions in those states a tariff or schedule of its intrastate rates and charges. Various state legislatures and public utility commissions are considering a variety of regulatory policy questions which could adversely affect the Company. At this time, however, it is impossible to determine what effect, if any, such regulations, including the cost of compliance with such regulations, may have on the operations of the Company.


  Employees


     At December 31, 1996, the Company had 49 full-time employees, including three executives, five network, technical and operations personnel, and 41 administrative and support personnel. None of the Company's employees are represented by a union. The Company believes that its employee relations are good. As of December 31, 1996, Consortium 2000 employed 17 persons full time, including two executives and 15 operations and accounting personnel.


  Properties


     The Company leases from a third party approximately 5,000 square feet of office space in Las Vegas, Nevada, which it uses as its corporate headquarters and operations center. The facilities are leased for a term expiring in July, 1998. Rental of approximately $7,500 per month is subject to adjustment based on changes in various cost of living indices. Consortium 2000 subleases from a third party approximately 4,900 square feet of office space in Culver City, California, which it uses as its corporate headquarters and operations center. The facilities are leased for a term expiring in June, 1998. The monthly rental payment is approximately $5,000.



     The Company also is subject to several operating leases relating to properties in which its switching facilities are located expiring on various dates through 1998. See Note 4 to Notes to Financial Statements.


  Legal Proceedings

     The Company is a party from time to time to litigation or proceedings incident to its business. There is no pending legal proceeding to which the Company is party that in the opinion of management is likely to have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

  Directors and Executive Officers

     The directors and executive officers of the Company are as follows:


        NAME             AGE                        POSITION
---------------------    ---     ----------------------------------------------
Robert L.B. Diener       48      Chairman and Chief Executive Officer
Jerry Dackerman          46      President, Chief Operating Officer and
                                 Director
Barry K. Epling          44      Executive Vice President, Assistant Secretary
                                 and Director
Wouter van Biene         47      Executive Vice President, Chief Financial
                                 Officer, Secretary and Director
Abe M. Sher              35      Vice President and General Counsel
Royce Diener(1)          78      Director
Andrew J. Grey(1)        41      Director
Noam Schwartz            45      Director


---------------

(1) Member of Audit Committee and Compensation Committee.



     Robert L. B. Diener served the Company as a consultant from July, 1995, to January 1996, devoting a substantial portion of his time to the Company's business. He became Executive Vice President in January, 1996, President and Chief Executive Officer on August 14, 1996 and Chairman and Chief Executive Officer on December 23, 1996. From its inception in 1986 through 1993, Mr. Diener served as President and Chief Executive Officer of American Health Properties, Inc., a New York Stock Exchange ("NYSE") listed real estate investment trust specializing in health care. From 1976 through 1986, Mr. Diener held various positions with American Medical International, Inc., ("AMI"), a multinational hospital management company listed on the NYSE and included in the S&P 500, most recently Group Vice President -- Corporate Development. For over seven years, he was a principal business development officer in the international division of AMI, overseeing projects worldwide. For four years prior to joining AMI, Mr. Diener was engaged in the private practice of law with a law firm in Los Angeles, California, concentrating in banking, real estate, corporate and securities law. Mr. Diener is the son of Royce Diener.



     Jerry Dackerman served the Company as Executive Vice President and Director since August 14, 1996, and on December 23, 1996, was elected President and Chief Operating Officer. Mr. Dackerman founded Consortium 2000 in 1988 as a communications user group specializing in the design of large scale telecommunications networks utilizing a group purchasing approach. Mr. Dackerman is President and Chief Executive Officer of Consortium 2000 and will continue to serve in such capacities after the Merger is completed. Mr. Dackerman's initial experience in the telecommunications field was with Executone, Inc. and RCA American Communications. In 1977, he founded Robin & Dackerman, Inc., an international telecommunications consulting firm specializing in the design and implementation of telecommunications networks. Mr. Dackerman is also a director of New USA Growth Fund.



     Barry K. Epling has served as Vice President and a director since March 1, 1993, and served as Executive Vice President and Chief Operating Officer from September, 1995 to December 31, 1996. On December 23, 1996 he became Executive Vice President. Prior to joining the Company, he served as a consultant to the Company. Mr. Epling was employed by AT&T in network and telecommunications equipment implementation and management, as well as in other managerial capacities. Before joining AT&T, Mr. Epling worked in network and equipment implementation and management for RCA Corporation. Subsequent to RCA and AT&T, Mr. Epling was a principal of Alliance Card, where he developed the telecommunications network, wrote all communications protocols and managed the development of software to integrate UNIX, IBM AS 400 and DOS systems. Prior to March 1, 1993, when he joined the Company, Mr. Epling served as a network and systems consultant to several long distance carriers, including the Company.



     Dr. Wouter van Biene has been the Senior Vice President, Chief Financial Officer and Secretary of Consortium 2000, Inc. since 1991. On August 14, 1996, he became Executive Vice President, Chief Financial

Officer and Secretary of UStel and will continue to serve in his capacity as Senior Vice President and Chief Financial Officer of Consortium 2000 after the consummation of the Merger. From 1986 to 1991, he was a partner with Robin & Dackerman, Inc., a telecommunications consulting firm. From 1972 to 1986, he was employed by AMI where he achieved the level of Group Vice
President -- Information Systems and Chief Financial Officer for International Operations. Dr. van Biene earned a doctorate in Economics and Business Administration at the University of Amsterdam, the Netherlands.



     Abe M. Sher was appointed by the Company as its General Counsel in January, 1996. From June, 1995 to January, 1996, Mr. Sher was an advisor to the Company. From 1994 through 1996, Mr. Sher served as a corporate finance consultant to Micro Bell, Inc., a telecommunications/paging hardware manufacturer. From 1993 through 1995, Mr. Sher served as General Counsel for SpaceWorks, Inc., an international service provider specializing in customized on-line telecommunications applications for large corporations and associations. From 1989 to 1991, Mr. Sher was also a principal and served as General Counsel of Atria Corporation, a real estate development company based in Southern California. From 1986 to mid-1995, Mr. Sher was also engaged in the private practice of law in Los Angeles, California.



     Royce Diener has served as an advisor to the Company since July, 1995, became a director of the Company in January, 1996 and served as Chairman from August 14, 1996 to December 23, 1996. Mr. Diener served for over 18 years as President, then Chairman and Chief Executive Officer of AMI. He serves on the Board of Directors of Acuson, Inc. and American Health Properties, Inc., both listed on the NYSE. Among private companies, Mr. Diener serves on the Board of Directors of Harvard Medical International, an affiliate of Harvard University. He recently completed a ten-year term as a director of Advanced Technology Ventures, a registered investment firm located in Boston, Massachusetts, and Palo Alto, California. Mr. Diener is the father of Robert L. B. Diener.



     Andrew J. Grey served as Executive Vice President -- Finance, Chief Financial Officer from January 1996 to August 14, 1996 and has been a director of the Company since January 1996. From June, 1995 until January, 1996, Mr. Grey was a consultant to the Company. Mr. Grey is a certified public accountant. Mr. Grey joined the accounting firm of Solomon, Ross, Grey & Company in 1987. Mr. Grey began his accounting career with Ernst & Whinney in 1979, where he served as both an audit supervisor and tax manager and later joined The Baldwin Company, a real estate developer, where he was employed as Senior Vice President, Treasurer and Controller and was responsible for accounting, computer systems and financing.



     Noam Schwartz founded the Company in July, 1991 and served as President, Chief Executive Officer and a director from March 20, 1992 to August 14, 1996. He was an Executive Vice President of the Company from August 14, 1996 to December 31, 1996. Mr. Schwartz was a principal of Homestead Management, Inc., a real estate management company, and Homestead Group Associates, a real estate development and construction company which constructed over 2,500 apartment units between 1988 and 1991. Mr. Schwartz also serves as a director of Triangle Development, Inc. and Great American Homes, Inc.


BOARD OF DIRECTORS


     Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until their death, resignation or removal. The Company plans to reimburse its non-employee directors for reasonable expenses incurred in attending meetings of the Board.



     The Audit Committee of the Board of Directors, comprised of Royce Diener and Andrew J. Grey, is responsible for making recommendations concerning the engagement of independent certified public accountants, approving professional services provided by the independent certified public accountants and reviewing the adequacy of the Company's internal accounting controls. The Compensation Committee, comprised of Royce Diener and Andrew J. Grey, is responsible for recommending to the Board of Directors all officer salaries, management incentive programs and bonus payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Prior to this Offering, the Company did not have a compensation committee. Messrs. Schwartz and Epling participated in deliberations concerning compensation of executive officers during 1995. None of the executive officers of the Company have served on the board of directors or on the compensation committee of any other related entity.


EXECUTIVE COMPENSATION


     The following table sets forth all compensation received by the Company's Chief Executive Officer and its other most highly compensated executive officers and key employees whose total cash and cash equivalent compensation exceeded $100,000 for services rendered to the Company for the years ended December 31, 1995 and 1996.



                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                         AWARDS
                                                                                        PAYOUTS
                                                                                      ------------
                                                                        ANNUAL         SECURITIES
                                                                     COMPENSATION      UNDERLYING
                                                                     ------------     OPTIONS/SARS
               NAME AND PRINCIPAL POSITION                  YEAR        SALARY             #
----------------------------------------------------------  ----     ------------     ------------
Robert L.B. Diener(1).....................................  1996       $     --               --
  Chairman, Chief Executive Officer and Former President    1995             --               --
                                                            1994             --               --
Jerry Dackerman(1)........................................  1996             --               --
  President, Chief Operating Officer and Director           1995             --               --
                                                            1994             --               --
Wouter van Biene(1).......................................  1996             --               --
  Executive Vice President, Chief Financial Officer,......  1995             --               --
  Secretary and Director                                    1994             --               --
Barry K. Epling...........................................  1996        102,440          100,000
  Executive Vice President, Assistant Secretary,            1995         93,000               --
  Director and Former Chief Operating Officer               1994         93,000               --
Noam Schwartz.............................................  1996        120,000          100,000
  Former President, Chief Executive Officer and Director    1995        100,000          210,000
                                                            1994         60,000          210,000


---------------


(1) In January 1997, the Company entered into three-year employment agreements, retroactive to August 15, 1996, with Messrs. Diener, Dackerman and van Biene, at annual salaries of $200,000, $180,000, and $140,000, respectively, with bonuses to be determined at the discretion of the Board of Directors.


     The Company has entered into employment agreements with Noam Schwartz and Barry Epling that provide for annual salaries of $120,000 (of which Mr. Schwartz only drew $100,000 in 1995) and $93,600, respectively. Mr. Schwartz's employment agreement provides for a three-year term ending March 1, 1997. Mr. Epling's employment agreement provides for a five-year term commencing December 1, 1993, although the salary provided for in such agreement did not commence until February 1, 1994. Each of the employment agreements also provides for bonuses to be paid at the discretion of the Company's Board of Directors.


     The compensation of Robert L. B. Diener, in his capacity as the Company's former Executive Vice President and Secretary, was payable by the Company as consulting fees to Diener Financial Group, a company wholly owned by Mr. Diener, under a one-year consulting agreement effective September 1, 1995. Pursuant to this arrangement, the Company agreed to pay Mr. Diener $7,500 per month. In addition, Mr. Diener was to personally receive $5,000 per month for a one year period starting November 1, 1995. The consulting agreement further provided that Diener Financial Group and Mr. Diener were to receive five-year warrants to purchase up to 100,000 shares each of Common Stock at a price of $5.00 per share. On August 14, 1996, Mr. Diener became President and Chief Executive Officer of the Company.


     In September, 1996, the Company entered into a two-year employment agreement with Abe M. Sher that provides for a monthly salary of $6,950. Mr. Sher's employment commitment is for 50% of his working time. The Company previously granted Mr. Sher five-year warrants to purchase up to 200,000 shares of Common Stock at $5.00 per share and issued to him 32,000 shares of Common Stock. All of such warrants are currently exercisable. The 32,000 shares of Common Stock are restricted from transfer for two years from the date of grant and are forfeitable to the Company if Mr. Sher elects to terminate his employment with the Company during that two-year period.


1993 STOCK OPTION PLAN


     The 1993 Stock Option Plan (the "Stock Option Plan") provides for the grant of options to acquire the Company's Common Stock ("Options"), the direct grant of shares of the Company's Common Stock ("Stock Awards"), the grant of stock appreciation rights ("SARs"), or the grant of other cash awards ("Cash Awards") (Stock Awards, SARs and Cash Awards collectively are referred to herein as "Awards"). Options and Awards under Stock Option Plan may be issued to executives, key employees and others providing valuable services to the Company and its subsidiaries. The Options issued may be incentive stock options or nonqualified stock options. A maximum of 450,000 shares of Common Stock of the Company may be issued under the Stock Option Plan. Of this amount, 40,000 options are available for grant. The Company anticipates that it will seek stockholder approval of a proposal to increase the number of shares that may be issued under the Stock Option Plan by an additional 350,000 shares. If any change is made in the stock subject to the Stock Option Plan, or subject to any Option or SAR granted under the Stock Option Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure or otherwise), the Stock Option Plan provides that appropriate adjustments will be made as to the maximum number of shares subject to the Stock Option Plan and the number of shares and exercise price per share of stock subject to outstanding options.



     The Stock Option Plan is administered by the Board of Directors of the Company or a committee appointed by the Board. The exercise price of all options granted under the Stock Option Plan must be at least equal to the fair market value of such shares at the date of grant. The maximum term of options granted under the Stock Option Plan is 10 years. With respect to any participant who owns stock representing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be equal at least to 110% of the fair market value of such shares on the date of grant.


     Options granted under the Stock Option Plan are nontransferable other than by will or by the laws of descent and distribution upon the death of the option holder and, during the lifetime of the option holder, are exercisable only by such option holder. Termination of employment at any time for cause immediately terminates all options held by the terminated employee.


     At December 31, 1995, there were outstanding options to acquire 210,000 shares of the Company's Common Stock under the 1993 Stock Option Plan. These options were granted in January, 1994 to Noam Schwartz, the Company's former President, at an exercise price of $7.50 per share, one-third of which will vest each year following the date of grant. As of December 31, 1995, no options had been granted to any other executive officers of the Company and no options had been exercised. In January, 1996, the Company's Board of Directors approved the reduction of the exercise price of Mr. Schwartz's outstanding options to $5.00 per share. In January, 1996, the Company also granted to each of Noam Schwartz and Barry Epling from the Stock Option Plan, options to purchase 100,000 shares of Common Stock at $5.00 per share. In June, 1996, Mr. Epling exercised such options in connection with the Company's acquisition of a switch owned by Mr. Epling. See "Certain Transactions."


LIMITATION OF DIRECTOR'S LIABILITY AND INDEMNIFICATION

     The Company's Articles of Incorporation limit the liability of its directors in their capacity as directors to the fullest extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions,

(iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

     The Minnesota Business Corporation Act requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Minnesota Indemnification Statute (Minn. Stat. sec. 302A.521) for a complete statement of such indemnification rights. The Company's Bylaws also require the Company to provide indemnification to the fullest extent of the Minnesota Indemnification Statute.


     Pursuant to the terms of the Underwriting Agreement, the directors and officers of the Company also are indemnified against certain civil liabilities that they may incur under the Securities Act in connection with this Offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December 31, 1996 and as adjusted to give effect to the sale of 1,250,000 Units by the Company and 100,000 Units by the Selling Stockholder in the offering by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director of the Company owning Common Stock, (iii) each executive officer of the Company owning Common Stock and (iv) all executive officers and directors of the Company as a group.



                                       NUMBER OF SHARES
                                      BENEFICIALLY OWNED      SHARES        SHARES BENEFICIALLY
                                         PRIOR TO THE          BEING            OWNED AFTER
                                         OFFERING(1)          OFFERED           OFFERING(1)
                                     --------------------     -------     -----------------------
        NAME AND ADDRESS(1)           NUMBER      PERCENT     NUMBER       NUMBER       PERCENT
-----------------------------------  --------     -------     -------     --------     ----------
Robert L.B. Diener(2)..............   210,000        9.0%          --      210,000         4.3%
Jerry Dackerman(3).................        --          *           --           --           *
Wouter van Biene(3)................        --          *           --           --           *
Abe M. Sher(4).....................   232,000       10.0           --      232,000         4.8
Barry Epling(5)....................   202,851        9.5           --      202,851         4.3
Royce Diener(3)(6).................   749,083       33.9      200,000      549,083        11.6
Noam Schwartz(7)(8)................   580,750       23.8           --      580,750        11.7
Andrew J. Grey(9)..................    95,000        4.5           --       95,000         2.0
Kamel B. Nacif(10).................   750,000       26.0           --      750,000        13.9
Jeflor, Inc.(11)...................   240,000       10.0           --      240,000         5.0
SAS, Ltd...........................   112,000        5.3           --      112,000         2.4
All directors and officers as a
  group (eight persons)(3)(12).....  2,069,684      68.5                  1,869,684       33.9


---------------

   * Less than one percent.


 (1) In calculating percentage ownership, all shares of Common Stock which the named stockholder has the right to acquire upon exercise of stock options or conversion of convertible securities exercisable or convertible within 60 days of January 22, 1997, are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such stockholder, but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other stockholder. Percentages may be rounded. Each of such persons may be reached through the Company at 2775 South Rainbow Boulevard, Suite 102, Las Vegas, Nevada 98102.



 (2) Consists of 5,000 shares of Common Stock and warrants exercisable at January 22, 1997 to purchase up to 100,000 shares of Common Stock owned by the Diener Financial Group, and warrants to purchase up to an aggregate of 105,000 shares of Common Stock owned by Robert L.B. Diener, individually.



 (3) Does not include 161,566, 170,961, and 132,664 shares of Common Stock to be issued in the Merger to Messrs. Dackerman, van Biene and Royce Diener, respectively, in exchange for their shareholdings in Consortium 2000.



 (4) Consists of 32,000 shares of Common Stock and 200,000 shares of Common Stock issuable upon the exercise of warrants that were exercisable within 60 days of January 22, 1997.


 (5) Consists of 107,851 shares of Common Stock and 95,000 shares that Mr. Epling has the right to acquire pursuant to the exercise of an option granted by Noam Schwartz and his father, David Schwartz. The terms of the options to acquire these shares are provided in separate Stock Option and Repurchase Agreements between Mr. Epling and Noam and David Schwartz. The Stock Option and Repurchase Agreements provide that the shares may be purchased from such individuals at an exercise price of $1.00 per share. The option is exercisable immediately and may be exercised at any time on or before January 12, 1998, provided, however, that in the event Mr. Epling's employment is terminated for reasons other than death or disability, the option shall terminate immediately.


 (6) Includes 612,750 shares owned by the Trust, a trust established by a group of investors for which Royce Diener serves as trustee. As trustee, Mr. Diener is vested with the authority to distribute any income and/or the principal of the Trust to its beneficiaries in the future. Also consists of 53,000 shares of Common Stock and warrants exercisable at January 22, 1997 to purchase up to 83,333 shares of Common Stock.



 (7) Includes 270,750 shares of Common Stock and 310,000 shares issuable upon exercise of options granted under the Company's Stock Option Plan.


 (8) Does not give effect to the possible exercise of the option referred to in footnote (5) above.

 (9) Consists of 95,000 shares of Common Stock issued to Integrated Financial Consultants, Inc., a company wholly owned by Mr. Grey.


(10) Consists of 750,000 shares of Common Stock underlying 550,000 shares of Series A Convertible Preferred stock issued to Mr. Nacif.

(11) Consists of warrants to purchase 240,000 shares of Common Stock. See "Description of Securities -- Outstanding Warrants."



(12) Includes an aggregate of 893,333 shares of Common Stock as to which the named directors and executive officers may acquire, as described in footnotes (2), (4), (5), (6), (7) and (8) above.


                              CERTAIN TRANSACTIONS


     The Company has advanced funds to Mr. Noam Schwartz. At December 31, 1995 and 1996, Mr. Schwartz owed the Company approximately $193,000 and $177,000, respectively.


     In mid-1995, the Company retained Consortium 2000 as a non-exclusive independent sales representative on a commission basis. As part of the consideration for its engagement, the Company agreed to issue Consortium 2000 warrants to purchase up to 300,000 shares of Common Stock. These warrants are exercisable in increments of 50,000 shares upon the Company reaching certain monthly revenue milestones for four years from the date of issuance. The minimum exercise price of the warrants is $7.50 per share and increases depending on when specified monthly revenue milestones are met. Royce Diener, a director of the Company, is the Chairman of the Board of Consortium 2000. These warrants will be canceled upon consummation of the Merger.

     In June, 1995, the Company obtained a revolving line of credit from Bank Leumi in the amount of $3,000,000, secured by certificates of deposit held by the bank and guaranteed by Noam Schwartz. This line of credit was fully repaid in July 1996.


     In August, 1995, the Company agreed to engage the Diener Financial Group as a financial consultant for a period of one year commencing September 1, 1995 and agreed to grant to the Diener Financial Group five year warrants to purchase 100,000 shares of the Company's Common Stock at $5.00 per share. The sole principal of the Diener Financial Group is Robert Diener, who currently is the Company's Chairman and Chief Executive Officer. See "Management -- Executive Compensation." Pursuant to the Diener Financial Group engagement, the Company agreed to pay a consulting fee of $7,500 per month to the Diener Financial Group and $5,000 a month to Mr. Diener personally. The Company also agreed to additionally compensate the Diener Financial Group in an amount equal to 1%, 2% and 3% of the senior debt, subordinated debt and equity proceeds, respectively, raised by the Diener Financial Group for the Company. As of August 14, 1996, the engagement agreement with the Diener Financial Group was terminated with no additional sums owing to the Diener Financial Group.


     In October, 1995, the Company obtained a $1,500,000 term loan from a group of investors introduced to the Company by the Diener Financial Group. Of the $1,500,000 loaned to the Company by the investor group, $500,000 came from Royce Diener. The loan bore interest at 10% per annum payable quarterly and was due in one year. The loan was secured by the Company's accounts receivable and unrestricted deposit accounts of the Company to the fullest extent permitted by law and was convertible at the lenders' option, in whole or in part, into shares of the Company's Common Stock at the rate of $5.00 per share. The Company also issued to the members of the investor group five-year warrants to purchase an aggregate of up to 100,000 shares of Common Stock at $5.00 per share. The warrants are allocable among the members of the investor group in proportion to the amount loaned to the Company, which means that Royce Diener, who loaned one-third of the total term loan, is entitled to one third of the warrants (i.e., warrants to purchase 33,333 shares of Common Stock). In consideration for arranging the term loan in 1995, the Company paid Robert Diener $15,000 (1% of the proceeds raised). The $1,500,000 term loan was repaid by the Company in January, 1996 from proceeds drawn under its new line of credit with Coast Business Credit.


     In January, 1996, the Company completed a private placement of 160,000 Units (consisting of 160,000 shares of Common Stock and 160,000 redeemable common stock purchase warrants) raising net proceeds of approximately $775,000. For assisting the Company in connection with this private placement, the Company paid Robert Diener the sum of $25,000. In November, 1995, the Company granted Mr. Diener 100,000 warrants exercisable at $5.00 per share, expiring October, 2000.

     In June, 1996, the Company acquired title to a telecommunications switch owned by Mr. Epling for aggregate consideration in the amount of $716,375. Consideration was paid by crediting $500,000 as payment for the issuance of 100,000 shares of Common Stock to Mr. Epling pursuant to the exercise of employee stock options, cancelling approximately $109,949 in interim advances made by the Company to TYC, Inc., a corporation wholly-owned by Mr. Epling, and a cancellation of interim advances of approximately $75,522 made by the Company to Mr. Epling for upgrading the switch, and the issuance of an additional 7,851 shares of Common Stock to Mr. Epling based on a $5.00 per share market value. At the time the switching equipment was acquired, it was appraised at approximately $716,000.


     In consideration of services rendered and to be rendered to the Company and $95,000 paid in the form of a promissory note due upon the earlier of conversion or May 31, 2005, in November, 1995, the Company issued to Integrated Financial Consultants, Inc., a company wholly-owned by Andrew J. Grey, ("IFC") 95,000 shares of its Series B Convertible Preferred Stock ("Series B Preferred"). In February, 1996, the Company agreed to cancel the $95,000 note. In September, 1996, these shares converted into 95,000 shares of Common Stock.



     In January, 1996, the Company entered into a supplemental consulting agreement with IFC to provide the services of Mr. Grey as the chief financial officer and as a director of the Company for up to 20 hours of service per week for compensation of $12,500 per month. IFC agreed to defer payment of $7,500 per month until such time as the Company obtained certain additional financing, or experienced a change in control, as defined in the agreement, or IFC terminated the services. The amount of deferred compensation is $166,000 and is represented by a promissory note bearing interest at 10% per annum and is being paid from the proceeds of this Offering. See "Use of Proceeds." Effective August 14, 1996 this agreement was terminated.



     In July, 1996, the Company's Board of Directors authorized the issuance of 20,000 shares of Common Stock to Consortium 2000 at $5.75 per share to reconcile variances in commissions owed to Consortium 2000 for July, 1995 through March, 1996. Prior to the Merger, these shares will be distributed as dividends to the shareholders of Consortium 2000.



     In August, 1996, the Company entered into a two-year consulting agreement with Vanguard Consultants, Inc., a Nevada corporation owned by Ronnie Schwartz, to provide consulting services in the areas of marketing, finance and business development. Pursuant to this agreement, Vanguard Consultants, Inc. will receive $7,500 per month for such services.


     Pursuant to the Merger Agreement, all of the outstanding shares of Consortium 2000 will be converted into 1,076,923 shares of Common Stock and Consortium 2000 will become a wholly owned subsidiary of the Company. See "Business -- Recent Developments."


     Noam Schwartz, and his brother, Ronnie Schwartz, personally guaranteed the Company's credit facility with Jeflor, Inc. As of September 1, 1996, the amount outstanding under this facility was $1,248,000. The Company intends to use a portion of the proceeds of this Offering to repay this obligation. See "Use of Proceeds."


     Under Minnesota law, officers and directors of the Company may enter into transactions or contracts with the Company provided generally that (i) the transaction is fair to the Company at the time it is authorized or approved;
(ii) the stockholders approve the transaction after disclosure of the relationship or interest; or (iii) after disclosure to the Board of Directors, a majority of the disinterested board members authorize the transaction. In addition, any transaction involving a loan, guarantee or other financial assistance by the Company to an officer or director requires approval of the Board of Directors.

RELATED PARTY TRANSACTIONS

     The Company has entered and anticipates that it will enter into business transactions with certain of its principal stockholders and entities that are owned or controlled by certain of its principal stockholders, including the acquisition of Consortium 2000. Although the Company may continue to enter into such transactions in the future, its policy is not to enter into transactions with related persons unless the terms thereof are at least as favorable to the Company as those that could be obtained for unaffiliated third parties and are approved by a majority of disinterested directors.

                           DESCRIPTION OF SECURITIES


     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").


COMMON STOCK


     At December 31, 1996, there were 2,126,851 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. The Company intends to reincorporate in California, which provides for cumulative voting. Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of shares of any series of Preferred Stock that the Company may issue in the future.


PREFERRED STOCK


     The Company is authorized to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Minnesota, but without further action by the Company's stockholders, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders.



     The Board of Directors has designated 550,000 shares of Preferred Stock as Series A Convertible Preferred Stock ("Series A Preferred") all of which were outstanding as of December 31, 1996 and 95,000 shares of Series B, all of which were converted into Common Stock in September 1996. Each share of Series A Preferred entitles the holder to dividends at the same rate paid to holders of Common Stock and as a result of an amendment to the terms of the Series A Preferred Stock made on January 24, 1997, is convertible at any time into 1.3636 shares of Common Stock, subject to adjustment for stock splits, stock dividends and other similar events. Holders of Series A Preferred are entitled to vote on all matters submitted or required to be submitted to stockholders on an as if converted basis and, except as required by law, vote together with the Common Stock and not as a separate class. Upon the liquidation, dissolution or winding up of the Company (including for such purposes certain mergers or consolidations and the sale of all of the assets of the Company) holders of each outstanding share of Series A Preferred shall be entitled to receive, prior to holders of Common Stock, an amount equal to approximately $5.45 per share.



     The unissued Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the Company's stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions as determined by the Board of Directors. Although the Company has no present plans to issue any new shares of Preferred Stock, the issuance of Preferred Stock in the future could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners.

     The Board of Directors may authorize and issue additional Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any additional shares of Preferred Stock.

CONVERTIBLE SUBORDINATED DEBENTURES


     The Company also has outstanding Convertible Subordinated Debentures (the "Debentures") in the aggregate principal amount of $500,000, which bear interest at the rate of 12% per annum, payable quarterly on the first day of January, April, July and September, commencing April 1, 1994, with all principal and accrued interest due and payable on or before December 31, 1998. The principal amount of the Debentures is convertible on any payment date into shares of the Company's Common Stock at a price of $7.00 per share. If the aggregate principal amount of the Debentures were converted, an aggregate of 71,429 shares of Common Stock would be issued.



UNITS



     Each Unit offered by this Prospectus consists of two shares of Common Stock and one Warrant, each Warrant to purchase one share of Common Stock for $4.00 per share. The Common Stock and Warrants will be separately transferable as of the date of this Prospectus. As soon as is practical, the Transfer and Warrant Agent (as defined) will cause to be delivered or mailed to the registered holders of the Units the certificates representing the Common Stock and the Warrants. Any transfer of a Unit will constitute a transfer of the holder's beneficial interest in the related Common Stock and Warrants.



WARRANTS



     The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American Securities Transfer & Trust, Inc. (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement will be filed as an exhibit to the Registration Statement of which the Prospectus is a part. See "Additional Information."



     Exercise Price and Terms. Each Warrant entitles the holder thereof to purchase at any time over a five year period from the date of this Prospectus, one share of Common Stock at a price of $4.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Transfer and Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrants may be
exercised until             , 2002 in whole or in part at the applicable
exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.



     The exercise price of the Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.



     Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock and, excluding all presently outstanding options, warrants, employee stock options, the Representative's Warrants and the Warrants included in the Units, upon sale of the Common Stock below the then fair market value. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $0.05 or more. No adjustment to the number of shares and exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock.



     Redemption Provisions. The Warrants are subject to redemption at $0.01 per Warrant on 30 days' written notice to the warrantholders if the closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market (or any other market where the Common Stock is then traded) averages or exceeds $6.00 over a period of 20 consecutive trading days. In the event the Company exercises the right to redeem the Warrants, such Warrant will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.



     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.



     Warrantholder Not a Shareholder. The Warrants do not confer upon holders any voting, dividend or other rights as shareholders of the Company.



     Modification of Warrant. The Company and the Transfer and Warrant Agent may make such modifications to the Warrants that they deem necessary and desirable that do not materially adversely affect the interests of the Warrantholders. No other modifications may be made to the Warrants without the consent of the majority of the Warrantholders. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of the holder of such Warrant.



     Certain Federal Income Tax Considerations. The basis of the Warrant and the Common Stock purchased by the holder as part of a Unit or upon exercise of a Warrant will be determined by allocating the cost of each Unit between the Common Stock and the Warrant in accordance with the relative fair market values of those elements at the time of acquisition.



     No gain or loss will be recognized by a holder upon the exercise of a Warrant. The sale of a Warrant by a holder or the redemption of a Warrant by a holder will result in the recognition of gain or loss in an amount equal to the difference between the amount realized by the holder and the Warrant's adjusted basis in the hands of the holder. Provided that the holder is not a dealer in the Warrants and that the Common Stock would have been a capital asset in the hands of the holder had the Warrant been exercised, gain or loss from the sale or redemption of a Warrant will be long-term or short-term capital gain or loss to the holder. Loss on the expiration of a Warrant, equal to the Warrant's adjusted basis in the hands of the holder, will be a long-term or short-term capital loss, depending on whether the Warrant had been held for more than one year.



THE ABOVE DISCUSSION DOES NOT ADDRESS ALL OF THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PARTICULAR PURCHASER. ACCORDINGLY, ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE UNITS, THE WARRANTS AND THE COMMON STOCK.


REGISTRATION RIGHTS


     The Company has granted certain registration rights to the holder of the Series A Preferred Stock, Integrated Financial Consultants, Inc., a company wholly-owned by Andrew J. Grey, a director of the Company, the investors in the December 29, 1995 $160,000 private placement, Noam Schwartz, David Schwartz, the RGB 1993 Family Trust (the "RGB Trust"), the TAD 1993 Family Trust (the "TAD Trust"), the Trust, (the trustee of which is Royce Diener, a director of the Company, which now owns the RGB Trust's and TAD Trust's shares along with the registration rights), and to the holders of warrants issued in connection with the October, 1995 $1,500,000 line of credit, the holder of the Representative's Warrants, Jeflor, Inc., Abe Sher and Norcross Securities, Inc. for the shares issuable pursuant to the exercise of their warrants or options, as the case may be, and to certain other parties. The total number of shares as to which the Company has granted registration rights is 2,443,000. Concurrent with this Offering the Company intends to register with the Commission under Form S-4 the 1,076,923 shares to be issued in the Merger. However, officers and directors and principal shareholders of the Company who receive shares in the Merger will be subject to the two-year lock up agreement with the Representative.


CONTROL SHARE ACQUISITION


     The Minnesota Control Share Act ("CSAA") provides that, generally, that a person who becomes the beneficial owner of 20% or more of the voting power of the shares of an "issuing public corporation" may exercise only an aggregate of 20% of the voting power of the corporation's shares in the absence of special stockholder approval. That approval can be obtained only by resolution adopted by (i) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, including all shares held by the acquiring person, and (ii) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, excluding all "interested shares" (i.e., shares held by the acquiring person, any officer of the issuing public corporation or any director who is also an employee of the corporation).


     The CSAA applies to a share acquisition only if (i) the person acquiring the shares is an "acquiring person," (ii) the acquisition constitutes a "control share acquisition," and (iii) the shares acquired are shares of an "issuing public corporation." An "acquiring person" includes not only a single natural person or entity but also two or more persons or entities who act as a partnership, limited partnership, syndicate, or other group pursuant to any written or oral agreement, arrangement, relationship, understanding, or otherwise to acquire, own or vote an issuing public corporation's shares. A "control share acquisition" generally occurs upon an acquisition of beneficial ownership of shares which, together with all other shares beneficially owned by the acquiring person, would increase the acquiring person's range of voting power from less than 20% to 20% or more. An "issuing public corporation" is a corporation incorporated in Minnesota which has at least 50 stockholders of record.


     Under the CSAA the acquisition by the Trust of 612,750 shares on August 14, 1996 may constitute a control share acquisition. Accordingly that number of shares acquired by the Trust which exceeds 20% of the voting power of the Company may be subject to the voting disqualification imposed by the CSAA. Thus only 404,101 shares of Common Stock owned by the Trust, or 19% of the voting power would be entitled to full voting rights under the CSAA. The Company intends to reincorporate in California by merging with a wholly-owned California corporation. Only shareholders of record before the effective date of this offering are expected to be able to vote on the Merger or on the reincorporation in California. Upon the reincorporation in California, the shares held by the Trust will have full voting power. California does not have provisions similar to those in the CSAA. The Trust has agreed to vote 404,101 shares of UStel Common Stock (amounting to 19% of the outstanding Common Stock entitled to vote) in favor of the reincorporation.

OUTSTANDING WARRANTS



     The following table sets forth certain information as of December 31, 1996 with respect to the issuance or agreements to issue by the Company of warrants to purchase Common Stock:



             NAME OF HOLDER/      MAX. SHARES
DATE OF      DESCRIPTION OF      ISSUABLE UPON   EXERCISE   DATE FIRST    EXPIRATION
ISSUANCE          GROUP           EXERCISE(#)    PRICE($)   EXERCISABLE      DATE        BACKGROUND OF WARRANTS
--------   -------------------   -------------   --------   -----------   ----------   --------------------------
   6/94    Registered                 16,000       5.00         6/94           N/A     In consideration of
           Consulting Group                                                            financial public relations
                                                                                       services
   6/94    Norcross                   65,000       6.25         6/95          6/99     Granted to the Underwriter
           Securities, Inc.                                                            upon completion of the
                                                                                       Company's initial public
                                                                                       offering.
   8/95    Diener Financial          100,000       5.00           (1)        10/00     Issued in connection with
           Group                                                                       engagement as a financial
                                                                                       consultant to the Company
  10/95    $1,500,000 term           100,000       5.00        10/95         10/00     Issued to investors making
           loan investors                                                              $1,500,000 term loan to
                                                                                       the Company.
  11/95    Robert L.B. Diener        100,000       5.00           (1)        11/00     Issued in connection with
                                                                                       Mr. Diener's engagement as
                                                                                       a consultant to the
                                                                                       Company
   1/96    Abe M. Sher               200,000       5.00           (1)        12/01     Issued in connection with
                                                                                       Mr. Sher's engagement as
                                                                                       Vice President and General
                                                                                       Counsel
  12/95    Investors in equity       160,000       7.50         5/96          5/01     Issued as part of 160,000
           private placement                                                           units (consisting of
                                                                                       160,000 shares of Common
                                                                                       Stock Purchase Warrants)
                                                                                       in a private placement
                                                                                       completed in December,
                                                                                       1995
   9/96    Dan Knoller               100,000       5.00         9/96          8/01     Issued in connection with
                                                                                       Mr. Knoller's engagement
                                                                                       as Vice President Business
                                                                                       Affairs
   6/96    Jeflor, Inc.              240,000(2)    5.00         8/96          6/01     Issued in connection with
                                                                                       a loan for $1,200,000 due
                                                                                       June 19, 1997, subject to
                                                                                       four 90 day extensions
           Total                   1,081,000
                                   =========


---------------

(1) The warrants are fully vested.


(2) As of December 19, 1996 Jeflor, Inc., was entitled to warrants for 240,000 shares. If the loan is not repaid by March 19, 1997 Jeflor, Inc., will be entitled to a warrant for an additional 60,000 shares. If the loan is not repaid by June 19, 1997 Jeflor, Inc., will be entitled to warrants for an additional 60,000 shares for each 90 day period thereafter, or an additional 240,000 shares up to a maximum of 540,000 shares. It is anticipated that the Company will retire this debt in full with the proceeds of this Offering and thus, Jeflor Inc., will be entitled only to warrants for 240,000 shares. See "Use of Proceeds."



TRANSFER AND WARRANT AGENT AND REGISTRAR



     The Transfer and Warrant Agent and Registrar for the Common Stock, Warrants and Units is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. The officers, directors and certain principal stockholders have agreed not to sell their Common Stock into the open market for a period of two years from the date of this Prospectus without the consent of the Representative. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.



     Upon the completion of this Offering, the Company will have 4,626,851 shares of Common Stock outstanding, assuming no exercise of options or warrants after January 22, 1997. Of these shares, the 2,700,000 shares included in the Units sold in this Offering and the 650,000 shares sold in the Company's initial public offering will be freely tradable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. In addition, 1,081,000 shares of Common Stock were subject to outstanding warrants, and as of January 24, 1997, 750,000 shares of Common Stock were issuable upon conversion of the Series A Preferred, and 71,429 shares of Common Stock were issuable upon conversion of the $500,000 Debentures. See Notes 5 and 6 of Notes to the Company's Financial Statements and Note 7 of Notes to the Company's Condensed Financial Statements. These shares and the shares underlying options, warrants and convertible securities may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the initial public offering are entitled to sell such shares 90 days after the effective date of the initial public offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.



     The Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Barber & Bronson Incorporated is acting as representative (the "Representative"), have severally agreed to purchase from the Company and the Selling Stockholder, and the Company and the Selling Stockholder have agreed to sell to the Underwriters, the respective number of Units set forth opposite each Underwriter's name below:



                                                                            NUMBER OF
        UNDERWRITERS                                                          UNITS
        ------------                                                        ---------
        Barber & Bronson Incorporated...................................

                                                                            ---------
                  Total.................................................    1,350,000
                                                                             ========



     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and certain certificates from the Selling Stockholder. The nature of the Underwriters' obligation is such that they are committed to purchase and pay for all the Units if any are purchased.



     The Company has been advised by the Representative that the Underwriters propose to offer the Units directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain securities
dealers at such price less a concession not in excess of $          per share.
The Underwriters may allow, and such selected dealers may reallow, a concession
not in excess of $          per share to certain brokers and dealers. After the
Offering, the price to the public, concession allowance and reallowance may be changed by the Representative.



     The Company has granted the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 202,500 Units at the public offering price set forth or the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise this option to cover over-allotments, if any. To the extent that the Underwriters exercise this option each of the Underwriters will be committed, subject to certain conditions, to purchase such additional Units in approximately the same proportion as set forth in the above table.



     The Company has paid the Representative $25,000 on account of the Underwriters' expenses in connection with this Offering to be applied to a non-accountable expense allowance equal to 3% of the aggregate offering price of the Units to be sold in this Offering.



     The Company has agreed to issue to the Representative, for total consideration of $100, warrants (the "Representative's Warrants") to purchase up to 125,000 Units, at an exercise price per share equal to $7.20 (120% of the initial public offering price per Unit). The Representative's Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus, and are not transferrable for a period of one year prior to the exercise date except to the officers and directors of the Representative or successors to the Representative. The Representative's Warrants include net exercise provisions permitting the holders to pay the exercise price by cancellation of a number of Representative's Warrants with a fair market value equal to the exercise price of the remaining Representative's Warrants. The holders of the Representative's Warrants will have no voting, dividend or other stockholders rights until the Warrants are exercised. In addition, the Company has granted certain rights to holders of the Representative's Warrants to register the Representative's Warrants and the Common Stock underlying the Representative's Warrants.



     Except for the issuance of shares of Common Stock to be issued (i) upon the exercise of any options or warrants or upon conversion of any convertible securities, outstanding as of the date of this Prospectus, or upon the exercise of the Warrants included in the Units or upon exercise of the Representative's Warrants, (ii) pursuant to and in order to consummate a merger with or acquisition from an unaffiliated party in a transaction negotiated at arms' length and approved by a majority of the Company's Board of Directors, (iii) in a public offering, at a price not less than 90% of the average of the closing bid prices of the Common Stock as reported on the Nasdaq SmallCap Market for the 20 consecutive trading day period immediately preceding the date of sale (the "Exempt Price") and (iv) in a private sale at a price not less than 75% of the Exempt Price, during the period of five years from the date of this Prospectus, the Company will not sell or otherwise dispose of any securities without prior written consent of the Representative.



     The Company has agreed to enter into a financial consulting agreement with an affiliate of the Representative ("Consultant"), for a three year period commencing as of the date of this Prospectus, for an aggregate consideration of $81,000. If the Consultant locates merger or acquisition candidates, the Consultant is to receive a fee ranging from 1% to 5% of the consideration paid in the transaction.



     The Representative has the right to designate a director to the Company's Board of Directors for a period of five years from the date of this Prospectus. The Company's officers, directors and significant shareholders have agreed to vote their shares in favor of the election of the Representative's designee for the Board. The Representative has a right of first refusal for a period of five years from the date of this Prospectus with respect to the underwriting or private sale of securities to be made by the Company or its principal shareholders. The Representative will receive a warrant solicitation fee of 7% with respect to the exercise of the Warrants included in the Units.



     The Underwriting Agreement provides that the Company and the Selling Stockholder will indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act, or to contribute to payments the Underwriters and their controlling persons may be required to make in respect thereof. The Selling Stockholder has agreed to reimburse the Company for $65,328 of the expenses of this Offering.



     The rules of the Commission generally prohibit the Underwriters and other members of the selling group from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in the Offering. The Commission has, however, adopted an exemption from these rules that permits passive market making under certain conditions. These rules permit an Underwriter or other member of the selling group to continue to make a market in the Company's Common Stock subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters and other members of the selling group intend to engage in passive market making in the Company's Common Stock during the cooling off period.


                                 LEGAL MATTERS


     The validity of the Units, Common Stock and the Warrants offered hereby will be passed upon for the Company by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California. Certain legal matters will be passed upon for the Underwriters by Broad and Cassel, a partnership including professional associations, Miami, Florida.

                                    EXPERTS


     The financial statements of UStel, Inc. at December 31, 1994 and 1995, and for each of the three years ended December 31, 1995 and the financial statements of Consortium 2000, Inc. at June 30, 1996 and for the year ended June 30, 1996 appearing in this Prospectus and Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                  USTEL, INC.



                         INDEX TO FINANCIAL STATEMENTS



                                                                                       PAGE
                                                                                       -----
HISTORICAL FINANCIAL STATEMENTS OF USTEL, INC.
Report of Independent Certified Public Accountants...................................  F-2
Audited financial statements
  Balance sheets at December 31, 1994 and 1995.......................................  F-3
  Statements of operations for the years ended December 31, 1993, 1994 and 1995......  F-4
  Statements of changes in stockholders' equity for the years ended December 31,
     1993, 1994 and 1995.............................................................  F-5
  Statements of cash flows for the years ended December 31, 1993, 1994 and 1995......  F-6
  Summary of accounting policies.....................................................  F-7
  Notes to financial statements......................................................  F-9
Unaudited financial statements
  Condensed balance sheets at December 31, 1995 and September 30, 1996...............  F-15
  Condensed statements of operations for the nine months ended September 30, 1995 and
     1996............................................................................  F-16
  Condensed statements of changes in stockholders' equity for the nine months ended
     September 30, 1996..............................................................  F-17
  Condensed statements of cash flows for the nine months ended September 30, 1995 and
     1996............................................................................  F-18
  Notes to condensed financial statements............................................  F-19

HISTORICAL FINANCIAL STATEMENTS OF CONSORTIUM 2000, INC.
Report of Independent Certified Public Accountants...................................  F-22
Audited financial statements
  Balance sheet at June 30, 1996.....................................................  F-23
  Statement of operations for the year ended June 30, 1996...........................  F-24
  Statement of changes in stockholders' equity for the year ended June 30, 1996......  F-25
  Statement of cash flows for the year ended June 30, 1996...........................  F-26
  Summary of accounting policies.....................................................  F-27
  Notes to financial statements......................................................  F-29
Unaudited financial statements
  Condensed balance sheets at June 30, 1996 and September 30, 1996...................  F-31
  Condensed statements of operations for the three months ended September 30, 1995 and 1996........................................................................  F-32
  Condensed statements of changes in stockholders' equity for the three months ended
     September 30, 1996..............................................................  F-33
  Condensed statements of cash flows for the three months ended September 30, 1995 and 1996........................................................................  F-34
  Notes to condensed financial statements............................................  F-35

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

UStel, Inc.
Los Angeles, California

     We have audited the accompanying balance sheets of UStel, Inc. as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of UStel, Inc. at December 31, 1994 and 1995, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Los Angeles, California
April 4, 1996

                                  USTEL, INC.


                                 BALANCE SHEETS

                                ASSETS (Note 2)


                                                                                    DECEMBER 31,
                                                                             ---------------------------
                                                                                1994            1995
                                                                             -----------     -----------
Current
  Cash.....................................................................  $ 2,207,304     $     1,200
  Restricted cash..........................................................    1,000,000       3,133,433
  Accounts receivable, less allowance for doubtful accounts of $188,000 and
     $652,000..............................................................    2,618,358       5,900,722
  Due from related parties (Note 3(a)).....................................      444,366         348,519
  Prepaid expenses.........................................................      182,871         506,824
                                                                             -----------     -----------
          Total current assets.............................................    6,452,899       9,890,698
                                                                             -----------     -----------
Property and equipment
  Office furniture and equipment...........................................      760,431       1,440,294
  Leasehold improvements...................................................       63,741         164,063
                                                                             -----------     -----------
                                                                                 824,172       1,604,357
                                                                             -----------     -----------
  Less accumulated depreciation............................................      (82,879)       (241,176)
                                                                             -----------     -----------
     Net property and equipment............................................      741,293       1,363,181
                                                                             -----------     -----------
Other assets
  Start-up costs less accumulated amortization of $39,348 and $59,022......       59,021          39,347
  Deferred charges (Note 1)................................................       65,414         684,805
                                                                             -----------     -----------
                                                                             $ 7,318,627     $11,978,031
                                                                             ===========     ===========
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current
  Notes payable (Note 2)...................................................  $   770,000     $ 2,900,000
  Payable to related party (Note 3(b)).....................................           --       1,500,000
  Accounts payable.........................................................    1,113,590       2,078,954
  Accrued expenses.........................................................      102,218         113,525
  Accrued revenue taxes....................................................      744,585       1,097,779
                                                                             -----------     -----------
          Total current liabilities........................................    2,730,393       7,690,258
Convertible subordinated debentures (Note 5)...............................      500,000         500,000
                                                                             -----------     -----------
          Total liabilities................................................    3,230,393       8,190,258
                                                                             -----------     -----------
Commitments and contingencies (Note 4)
Stockholders' equity (deficit) (Notes 5, 6 and 7):
  Series A Convertible Preferred Stock, $.01 par value, 5,000,000 shares authorized and 550,000 shares outstanding (Liquidation Preference
     $3,000,000)...........................................................        5,500           5,500
  Series B Convertible Preferred Stock, $.01 par value, 95,000 shares
     authorized and 95,000 outstanding in 1995.............................           --             950
  Common Stock, $.01 par value, 40,000,000 shares authorized; 1,600,000
     shares issued and outstanding.........................................       16,000          16,000
  Additional paid-in capital...............................................    6,220,878       6,386,178
  Note receivable (Note 3(e))..............................................           --         (95,000)
  Accumulated deficit......................................................   (2,154,144)     (2,525,855)
                                                                             -----------     -----------
          Total stockholders' equity.......................................    4,088,234       3,787,773
                                                                             -----------     -----------
                                                                             $ 7,318,627     $11,978,031
                                                                             ===========     ===========


     See accompanying summary of accounting policies and notes to financial statements.

                                  USTEL, INC.


                            STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                          1993           1994            1995
                                                       ----------     -----------     -----------
Revenues.............................................  $1,600,147     $ 6,118,480     $16,127,575
Operating expenses
  Cost of services sold..............................   1,248,463       4,696,106      11,542,374
  General and administrative.........................     637,263       1,412,649       3,071,788
  Selling............................................     368,361         785,933       1,460,010
  Depreciation and amortization......................      32,894          87,363         177,971
                                                       ----------     -----------     -----------
          Total operating expenses...................   2,286,981       6,982,051      16,252,143
                                                       ----------     -----------     -----------
Loss from operations.................................    (686,834)       (863,571)       (124,568)
Loss from rental operations (Note 3(e))..............     (62,025)       (101,705)             --
Net gain on sale of property (Note 3(e)).............      24,993           7,614              --
Relocation costs.....................................          --              --        (110,766)
Interest income......................................          --          34,283         124,060
Interest expense.....................................     (41,686)       (152,063)       (260,437)
                                                       ----------     -----------     -----------
          Net loss...................................  $ (765,552)    $(1,075,442)    $  (371,711)
                                                       ==========     ===========     ===========
Net loss per share...................................  $    (0.81)    $     (0.83)    $     (0.23)
                                                       ==========     ===========     ===========
Weighted average number of common shares
  outstanding........................................     950,000       1,291,913       1,600,000
                                                       ==========     ===========     ===========

     See accompanying summary of accounting policies and notes to financial statements.

                                  USTEL, INC.



                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                   PREFERRED STOCK       COMMON STOCK       ADDITIONAL
                                   ----------------   -------------------    PAID-IN     ACCUMULATED      NOTE
                                    SHARES   AMOUNT    SHARES     AMOUNT     CAPITAL       DEFICIT     RECEIVABLE     TOTAL
                                   --------  ------   ---------   -------   ----------   -----------   ----------   ----------
Balance, January 1, 1993........         --  $  --      950,000   $9,500    $   90,500   $ (313,150)    $     --    $ (213,150)
  Shareholder contributions
    (Note 3(c)).................         --     --           --       --       480,108           --           --       480,108
  Net loss for period...........         --     --           --       --            --     (765,552)          --      (765,552)
                                    -------  ------   ---------   -------   ----------   ----------     --------    ----------
Balance, December 31, 1993......         --     --      950,000    9,500       570,608   (1,078,702)          --      (498,594)
  Sale of shares to public......         --     --      650,000    6,500     2,595,770           --           --     2,602,270
  Sale of preferred shares......    550,000  5,500           --       --     2,994,500           --           --     3,000,000
  Contribution to capital.......         --     --           --       --        60,000           --           --        60,000
  Net loss for period...........         --     --           --       --            --   (1,075,442)          --    (1,075,442)
                                    -------  ------   ---------   -------   ----------   ----------     --------    ----------
Balance, December 31, 1994......    550,000  5,500    1,600,000   16,000     6,220,878   (2,154,144)          --     4,088,234
  Sale of preferred shares......     95,000    950           --       --       165,300           --      (95,000)       71,250
  Net loss for period...........         --     --           --       --            --     (371,711)          --      (371,711)
                                    -------  ------   ---------   -------   ----------   ----------     --------    ----------
Balance, December 31, 1995......    645,000  $6,450   1,600,000   $16,000   $6,386,178   $(2,525,855)   $(95,000)   $3,787,773
                                    =======  ======   =========   =======   ==========   ==========     ========    ==========

     See accompanying summary of accounting policies and notes to financial statements.

                                   USTEL INC.


                            STATEMENTS OF CASH FLOWS

                          INCREASE (DECREASE) IN CASH

                                                               YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                         1993           1994            1995
                                                       ---------     -----------     -----------
Cash flows from operating activities
  Net loss...........................................  $(765,552)    $(1,075,442)    $  (371,711)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Contributed services............................     60,000              --              --
     Depreciation and amortization...................     53,008         125,643         177,971
     Provisions for losses on accounts receivable....     30,000         158,000         516,000
     Net gain on sale of property....................    (24,993)         (7,614)             --
     Increase (decrease) from change in:
       Checks issued against future deposits.........     32,668         (32,668)             --
       Accounts receivable...........................   (980,612)     (1,821,467)     (3,746,364)
       Prepaid expenses and other....................      1,897        (108,466)       (323,683)
       Accounts payable and accrued expenses.........    814,530       1,136,820       1,329,865
          Other items................................    (43,831)        (21,583)       (671,391)
                                                       ---------     -----------     -----------
          Net cash used in operating activities......   (822,885)     (1,646,777)     (3,089,313)
                                                       ---------     -----------     -----------
Cash flows from investing activities
  Proceeds from sale of property.....................    122,986         142,877              --
  Purchase of equipment..............................   (267,429)       (528,463)       (780,185)
                                                       ---------     -----------     -----------
Net cash used in investing activities................   (144,443)       (385,586)       (780,185)
                                                       ---------     -----------     -----------
Cash flows from financing activities
  Proceeds from notes payable........................    785,000         395,000       4,030,000
  Restricted cash....................................         --      (1,000,000)     (2,133,433)
  Proceeds from sale of common stock.................         --       2,602,270              --
  Proceeds from sale of preferred stock..............         --       3,000,000          71,250
  Proceeds from issuance of convertible debenture....         --         500,000              --
  Related parties payable............................    (99,864)       (665,395)         95,847
  Payments on debt...................................   (137,916)       (592,678)       (400,000)
  Shareholder contributions..........................    420,108              --              --
                                                       ---------     -----------     -----------
Net cash provided by financing activities............    967,328       4,239,197       1,663,664
                                                       ---------     -----------     -----------
Net increase (decrease) in cash......................         --       2,206,834      (2,205,834)
Cash, beginning of period............................        200             200       2,207,034
                                                       ---------     -----------     -----------
Cash, end of period..................................  $     200     $ 2,207,034     $     1,200
                                                       =========     ===========     ===========

     See accompanying summary of accounting policies and notes to financial statements.

                                  USTEL, INC.


                         SUMMARY OF ACCOUNTING POLICIES

THE COMPANY

     UStel, Inc. (the "Company") was formed on March 11, 1992 as a long-distance telephone service provider. The Company offers competitive discounted calling plans which are available to customers in the United States, Puerto Rico, and the Virgin Islands. On January 12, 1994, the Company effected a recapitalization of its capital stock in connection with its re-incorporation in Minnesota. In connection with the recapitalization, the Company exchanged all its outstanding common shares (1,000 shares) for 950,000 shares of the reincorporated company's common shares. Accordingly, the financial statements were retroactively restated.

REVENUE RECOGNITION

     Revenue is recognized upon completion of the telephone call.

PROPERTY AND EQUIPMENT

     Equipment is stated at cost with depreciation provided over the estimated useful lives of the respective assets on the straight-line basis ranging from five to fifteen years.

DEFERRED CHARGES


     Deferred charges consist of loan fees, offering costs and certain costs incurred in connection with expanding the Company's market position. Loan fees are amortized over the life of the related loan. Offering costs will be charged against paid-in capital if the private offering is consummated. If the private offering is not consummated, such costs will be charged to operations during the period it becomes evident that the above mentioned transaction will not be completed. Costs incurred to expand the Company's market position are amortized over the period of benefit not to exceed twenty-four months. It is the Company's policy to periodically review and evaluate that the benefits associated with these costs are expected to be realized and therefore deferral and amortization is justified.


INCOME TAXES

     Income taxes are accounted for under Financial Accounting Standards Board, FAS No. 109, "Accounting for Income Taxes." Under this standard, deferred tax assets and liabilities represent the tax effects, calculated at currently effective rates, of future deductible taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements.

EARNINGS PER SHARE

     Earnings per share are computed based upon the weighted average number of common shares outstanding during the periods. Common stock equivalents relating to stock options, warrants and convertible preferred stock are not included in the computation since their effect is anti-dilutive.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT RISKS AND UNCERTAINTIES


     The Company is primarily a non-facilities based inter-exchange carrier that routes customers' calls over a transmission network consisting primarily of dedicated long distance lines secured by the Company from a

                                  USTEL, INC.



                 SUMMARY OF ACCOUNTING POLICIES -- (CONTINUED)


variety of other carriers. One of these carriers provides the call record information from which the Company bills approximately 75% of its customer base. Management believes other carriers could provide the same services on comparable terms.

CONCENTRATIONS OF CREDIT RISKS

     The Company maintains cash balances at one financial institution. Deposits not to exceed $100,000 are insured by the Federal Deposit Insurance Corporation. At December 31, 1995, the Company has uninsured cash in the amount of approximately $3,035,000.

NEW ACCOUNTING PRONOUNCEMENTS


     Statement of Financial Accounting Standards No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company does not expect adoption to have a material effect on its financial position or results of operations.


     Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) issued by the Financial Accounting Standards Board (FASB) is effective for specific transactions entered into after December 15, 1995, while the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning no later than December 15, 1995. The new standard establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. At the present time, the Company has not determined if it will change its accounting policy for stock based compensation or only provide the required financial statement disclosures. As such, the impact on the Company's financial position and results of operations is currently unknown.

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Restricted Cash

     The carrying amount approximates fair value due to the short maturity of those instruments.

  Notes Payable

     The fair value of the Company's notes payable is based on quoted market prices for similar issues of debt with similar remaining maturities.

  Convertible Debenture

     The fair value of the Company's convertible debentures is estimated based upon current market borrowing rates for loans with similar terms and maturities.

RECLASSIFICATIONS

     Certain financial statement items have been reclassified to conform to the current year's presentation.

                                  USTEL, INC.


                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- DEFERRED CHARGES


     Deferred charges consist of the following:


                                                                      DECEMBER 31,
                                                                  --------------------
                                                                   1994         1995
                                                                  -------     --------
        Development costs.......................................  $    --     $336,690
        Offering costs..........................................       --      164,792
        Loan fees...............................................       --       35,000
        Calling card program....................................       --      118,157
        Deposits and other......................................   65,414       82,166
                                                                  -------     --------
                                                                   65,414      736,805
        Accumulated amortization................................       --      (52,000)
                                                                  -------     --------
                                                                  $65,414     $684,805
                                                                  =======     ========

NOTE 2 -- NOTES PAYABLE

     In September 1994, the Company entered into revolving credit agreements with two banks that provide for secured borrowings aggregating $1.4 million and expiring in September 1995. Borrowings under the agreements bear interest at the banks' prime lending rate. The credit agreements are collateralized by a security interest in substantially all of the Company's assets plus a restricted certificate of deposit for $1 million. Borrowing under the credit agreements amounted to $770,000 at December 31, 1994.


     During June 1995 and September 1995, the Company entered into revolving credit agreements with a bank that provides for secured borrowings aggregating $1 million and $2 million, respectively, expiring in May 1996. Borrowings under the agreements bear interest at the bank's prime lending rate. The credit agreements are collateralized by three certificates of deposit totalling $3.1 million. Borrowing under the credit agreements amounted to $2.9 million at December 31, 1995.



     In December 1995, the Company obtained a Senior Credit Facility ("Credit Facility" and "Line") in the amount of up to $5 million with an asset-based lender. Amounts drawn under the Credit Facility accrue interest at a variable rate equal to the Bank of America Reference Rate plus 2% per annum. The Line is secured by accounts receivable and all of the Company's other assets. Under the Credit Facility, the Company can borrow up to an amount which is the lesser of $5 million or 85% of the Company's-eligible receivables. Subject to the $5 million maximum borrowing, in addition to amounts supported by receivables, the Company may borrow on a 36-month term loan basis up to the lesser of $1.5 million or a formula amount based on the fair value of new equipment and the liquidation value of existing equipment. No amounts were outstanding under the Credit Facility as of December 31, 1995.

                                  USTEL, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 3 -- RELATED PARTY TRANSACTIONS

  (a) Related Parties Receivables

     At December 31, 1994 and 1995, the Company has amounts due from various related parties relating to telephone services and loans as follows:


                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1994         1995
                                                                 --------     --------
        Due for telephone services:
          Related entities.....................................  $ 31,049     $ 20,505
          Officers.............................................    51,949      144,567
        Loans:
          Related entities.....................................   132,822           --
          Officers.............................................   163,546      181,658
          Employees............................................    65,000        1,789
                                                                 --------     --------
                                                                 $444,366     $348,519
                                                                 ========     ========


  (b) Related Parties Payable

     In October 1995, the Company entered into a revolving credit agreement with a related party that provides for secured borrowing aggregating $1.5 million and expiring in October 1996. Borrowing under the agreement bears interest at 10% per annum on a daily principal balance outstanding during the three calendar months prior to each interest payment date. The credit agreement is collateralized by a security interest in the Company's unrestricted deposit accounts and accounts receivable. The agreement calls for the issuance of warrants for the purchase of up to 100,000 shares of the Company's common stock at $5.00 per share, exercisable over a period of five years. Borrowing under the credit agreement amounted to $1.5 million at December 31, 1995. This loan was repaid in January 1996 by the issuance of 160,000 common shares of the Company plus $725,000.

  (c) Shareholder Contributions

     During 1993, the President and shareholder assumed and paid Company debts which amounted to $420,108 in the aggregate. This amount was then contributed to additional paid-in capital. In addition, the Company recorded $60,000 in salary expense related to the value of services contributed by the President.

  (d) Stock Note Payable

     In consideration of services rendered and to be rendered to the Company and $95,000 paid in the form of a promissory note due upon the earlier of conversion or May 31, 2005, in November 1995 the Company issued to one of its officers, 95,000 shares of Series B Preferred Stock.

  (e) Rental Property Held For Investment

     During 1993, the Company acquired land and buildings, which consisted of fourteen condominium units, from a company owned by a related party. The assets acquired were recorded at predecessor cost of approximately $1,424,000. The Company assumed first trust deeds of $1,097,501 and existing second trust deeds of $359,812, which amounted to $1,457,313. The difference of $33,313 was accounted for as a reduction of the amounts due to the related party. One of the units was sold during 1993, resulting in a gain of $24,993, the remaining units were sold during 1994 at a gain of $7,614.

                                  USTEL, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     Loss from rental operations included in the statements of operations include rental operations for the years ended December 31, 1993 and 1994 as follows:

                                                                  1993         1994
                                                                --------     ---------
        Rental income.........................................  $ 46,933     $  68,054
        Operating expenses....................................    (9,942)       (7,221)
        Interest expense......................................   (78,902)     (124,630)
        Depreciation expense..................................   (20,114)      (37,908)
                                                                --------     ---------
        Loss from rental operations...........................  $(62,025)    $(101,705)
                                                                ========     =========

  (f) Sales Agent


     In August 1994, the Company retained an independent sales representative, Consortium 2000, Inc., on a commission basis. As part of the consideration for its engagement, the Company agreed to issue the sales agent warrants to purchase up to 300,000 shares of common stock. These warrants are exercisable in increments of 50,000 shares upon the Company reaching certain monthly revenue milestones for four years from the date of issuance. The minimum exercise price of the warrants is $7.50 per share and increases depending on when specified monthly revenue milestones are met. Royce Diener is Chairman of the Board of the sales agent.


  (g) Financial Consultant


     Effective as of September 1995, the Company engaged the Diener Financial Group, a company wholly-owned by Robert L.B. Diener, as a financial consultant for a period of one year and agreed to grant him five-year warrants to purchase up to 100,000 shares of the Company's common stock at $5.00 per share. The Company also agreed to pay the consultant $7,500 per month plus 1%, 2% and 3% of the senior debt, subordinated debt and equity, respectively, raised by the consultant for the Company. Robert L. B. Diener is the son of Royce Diener, a director of the Company.


NOTE 4 -- COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company occupies certain office and switching facilities under operating leases expiring on various dates through 1998 with options to renew on switching facilities. Rent expense under these arrangements was $120,000; $120,000; and $124,000 for the years ended December 31, 1993, 1994 and 1995.
Insurance and maintenance expenses covering these facilities are the Company's obligations.

     At December 31, 1995 future minimum lease commitments were as follows:

        DECEMBER 31,                            OFFICE SPACE   SWITCHING FACILITIES   TOTAL AMOUNT
        --------------------------------------  ------------   --------------------   ------------
        1996..................................    $ 59,928           $ 39,394           $ 99,322
        1997..................................      59,928              4,060             63,988
        1998..................................      59,928                 --             59,928
                                                  --------            -------           --------
                                                  $179,784           $ 43,454           $223,238
                                                  ========            =======           ========

  Employment Agreements

     The Company entered into employment agreements with two executive officers of the Company. One agreement provides for an annual salary of $93,600 for a term of five years commencing on December 1, 1993. The second agreement provides for an annual salary of $120,000 for a term of three years commencing on

                                  USTEL, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


March 1, 1994. Both agreements also provide for bonuses to be paid to the officers at the discretion of the Company's Board of Directors.


     In January 1996, the Company entered into a three-year employment agreement with an officer that provides for an annual salary of $60,000 in the first year, $96,000 in the second year and $132,000 in the third year. The Company also granted the officer options to purchase up to 200,000 shares of common stock at $5.00 per share and issued him 32,000 shares of common stock.


NOTE 5 -- CONVERTIBLE SUBORDINATED DEBENTURES


     In January 1994, the Company issued 12% Convertible Subordinated Debentures ("Debentures") in the aggregate amount of approximately $500,000. The Debentures bear interest at the rate of 12% per annum. Principal and accrued interest will be due and payable on or before December 30, 1998. At any time prior to the payment in full, the Debentures can be converted into shares of the Company's common stock at the rate of $7.00 per share, subject to adjustment (as defined). The proceeds were used to repay notes payable of $400,000 and the balance was used for working capital purposes.


NOTE 6 -- PREFERRED STOCK

     During September 1994, the Company issued 550,000 shares of $.01 par value Series A Convertible Preferred Stock ("Preferred"). Each share of Preferred entitles its holder to receive dividends at the same rate paid to common stockholders. Unless the Company pays or declares dividends with respect to common shares, the Company has no obligation to declare or pay dividends with respect to the Preferred. Each share of Preferred is convertible into one share of common stock, as adjusted, for such things as stock splits, stock dividends and other similar dilutive occurrences. At any time subsequent to October 16, 1995, each holder of record of Preferred may, at his or her option, convert all or part of the Preferred shares held into fully paid common shares.

     In connection with the issuance of the Preferred shares described above, the Company committed to pay a finders fee for the placement of the Preferred shares. The Company will issue 112,000 common shares plus $46,000 in satisfaction of the finders fee. This transaction has not been reflected in the financial statements since the shares have not been issued and the effect on the financial statements is not material. The Company anticipates that the common shares will be issued during the second quarter of 1996.

     During November 1995, the Company issued 95,000 shares of $.01 par value Series B Convertible Preferred Stock ("Series B"). Each share of Series B entitles its holder to receive dividends at the same rate paid to common stockholders. Unless the Company pays or declares dividends with respect to common shares, the Company has no obligation to declare or pay dividends with respect to Series B. Each share of Series B is convertible into one share of common stock, as adjusted, for such things as stock splits, stock dividends and other similar dilutive occurrences. Each holder of record of Series B may, at the option of the holder, convert all or part of the shares of Series B held by that recordholder into fully paid nonassessable shares of common stock, if the Company files a registration statement or there is a change in control of the Company.

NOTE 7 -- COMMON STOCK

  Public Offering

     During 1994, the Company completed an initial public offering ("IPO"), of 650,000 shares of the Company's common stock. The Company received net proceeds from the IPO amounting to $2,602,270 (after deducting offering costs of $647,730).

     In connection with the IPO described above, the Company granted to the underwriter, warrants to acquire 65,000 shares of the Company's common stock. The warrants are exercisable for a period of four years

                                  USTEL, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


commencing one year after the date of the prospectus (June 22, 1994) at an exercise price of $6.25 (125% of the public offering price). This warrant is outstanding as of December 31, 1995.

  Stock Option Plan

     The Company adopted a stock option plan to provide for the grant of options to key employees to acquire up to 450,000 shares of the Company's common stock. The option price per share may not be less than 100% of the fair market value of a share on the date the option is granted, and the maximum term of an option may not exceed ten years. There are currently 210,000 options granted and outstanding under the 1993 stock option plan. These options were granted to the President of the Company at an exercise price of $7.50 per share, one-third which will vest each year. In January 1996, the Board of Directors passed a resolution reducing the exercise price from $7.50 to $5.00 per share. In January 1996, the Company also granted to each of two officers options to purchase 100,000 shares of common stock at $5.00 per share.

NOTE 8 -- INCOME TAXES


     At December 31, 1995, the Company has available net operating loss carryforwards of approximately $5,908,000 for income tax purposes, which expire in varying amounts through 2010. Federal tax rules impose limitations on the use of net operating losses following certain changes in ownership. Such a change in control occurred during 1994. As a result $3,208,000 of the net operating loss carryforwards are subject to limitation. The net operating loss carryforward may be utilized at a rate of approximately $402,000 per year.



     The loss carryforward generated a deferred tax asset of approximately $2,186,000. The deferred tax asset was not recognized due to uncertainties regarding its realization; accordingly, a 100% valuation allowance was provided.


NOTE 9 -- SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  Non-cash investing activities for the year ended December 31, 1993 were as follows:


     The Company acquired fourteen condominiums from a related party in exchange for assuming notes and payables amounting to $1,457,313 collateralized by deeds of trust.



     The related party paid $82,186 to the mortgage holders on behalf of the Company. The Company increased their notes payable to the related party and decreased its long-term debt by that amount.


     Cash paid for interest during the year ended December 31, 1993 amounted to $28,600.

  Non-cash investing and financing activities for the year ended December 31, 1994 were as follows:

     Cash paid for interest during the year ended December 31, 1994 amounted to $91,160.

     During 1994, an officer/shareholder note payable amounting to $60,000 was contributed to paid in capital.


  Non-cash investing and financing activities for the year ended December 31, 1995 were as follows.


     Cash paid for interest during the year ended December 31, 1995 amounted to $260,437.

     During 1995, the Company issued 95,000 shares of Series B Convertible Preferred in payment of services plus a promissory note for $95,000.

                                  USTEL, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 10 -- SUBSEQUENT EVENT


     In January 1996, the Company completed a private placement of 160,000 Units (consisting of 160,000 shares of common stock and 160,000 redeemable common stock purchase warrants) raising net proceeds of approximately $775,000. For assisting the Company with the private placement, the Company paid Robert L.B. Diener the sum of $25,000 and granted him 100,000 warrants exercisable at $5.00 per share, expiring November 2000.

                                  USTEL, INC.



                       CONDENSED BALANCE SHEETS (NOTE 3)


                                     ASSETS


                                                                                              SEPTEMBER 30,
                                                                                                  1996
                                                                             DECEMBER 31,     -------------
                                                                                 1995
                                                                             ------------      (UNAUDITED)
Current
  Cash.....................................................................  $      1,200      $    394,126
  Restricted cash..........................................................     3,133,433                --
  Accounts receivable, less allowance for doubtful accounts of $652,000 and
     $1,346,000, respectively..............................................     5,900,722         6,947,345
  Due from related parties.................................................       348,519           293,817
  Prepaid expenses.........................................................       506,824           551,320
                                                                              -----------       -----------
          Total current assets.............................................     9,890,698         8,186,608
Property and equipment
  Office furniture and equipment...........................................     1,440,294         2,398,192
  Leasehold improvements...................................................       164,063           175,749
                                                                              -----------       -----------
                                                                                1,604,357         2,573,941
  Less accumulated depreciation............................................      (241,176)         (410,491)
                                                                              -----------       -----------
          Net property and equipment.......................................     1,363,181         2,163,450
                                                                              -----------       -----------
Other assets
  Other receivables, net...................................................            --           139,625
  Start-up costs less accumulated amortization of $59,022 and $73,777,
     respectively..........................................................        39,347            24,592
  Deferred charges (Note 2)................................................       684,805           846,044
                                                                              -----------       -----------
                                                                             $ 11,978,031      $ 11,360,319
                                                                              ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current
  Notes payable (Note 3)...................................................  $  2,900,000      $  2,437,931
  Notes payable to others (Note 4, 5)......................................     1,500,000         5,144,275
  Accounts payable and accrued expenses....................................     2,192,479           594,117
  Accrued revenue taxes....................................................     1,097,779           250,229
                                                                              -----------       -----------
          Total current liabilities........................................     7,690,258         8,426,552
Long-term liabilities
  Convertible subordinated debentures......................................       500,000           500,000
                                                                              -----------       -----------
          Total liabilities................................................     8,190,258         8,926,552
                                                                              -----------       -----------
Stockholders' equity
  Series A & B convertible preferred stock.................................         6,450             5,500
  Common stock.............................................................        16,000            21,269
  Additional paid-in capital...............................................     6,291,178         7,710,562
  Accumulated deficit......................................................    (2,525,855)       (5,303,564)
                                                                              -----------       -----------
          Total stockholders' equity.......................................     3,787,773         2,433,767
                                                                              -----------       -----------
          Total liabilities and stockholders' equity.......................  $ 11,978,031      $ 11,360,319
                                                                              ===========       ===========


           See accompanying notes to condensed financial statements.

                                  USTEL, INC.



                       CONDENSED STATEMENTS OF OPERATIONS



                                                                    NINE MONTHS ENDED SEPTEMBER
                                                                                30,
                                                                    ---------------------------
                                                                       1995            1996
                                                                    -----------     -----------
                                                                            (UNAUDITED)
Revenues..........................................................  $11,310,018     $16,166,344
Operating expenses
  Cost of services sold...........................................    8,240,409      12,006,378
  Selling.........................................................      900,960       1,676,705
  General and administrative......................................    2,282,329       4,762,971
  Depreciation and amortization...................................      120,813         184,071
                                                                    ------------    ------------
          Total operating expenses................................   11,544,511      18,630,125
                                                                    ------------    ------------
Loss from operations..............................................     (234,493)     (2,463,781)
Interest expense, net of interest income..........................      (64,576)       (313,928)
Other expense.....................................................     (104,412)             --
                                                                    ------------    ------------
          Net loss................................................  $  (403,481)    $(2,777,709)
                                                                    ============    ============
Loss per share....................................................  $     (0.25)    $     (1.37)
                                                                    ============    ============
Weighted average common shares outstanding........................    1,600,000       2,025,740
                                                                    ============    ============


           See accompanying notes to condensed financial statements.

                                  USTEL, INC.



            CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



     FOR THE PERIOD JANUARY 1, 1996 THROUGH SEPTEMBER 30, 1996 (UNAUDITED)



                                        PREFERRED STOCK       COMMON STOCK       ADDITIONAL
                                        ----------------   -------------------    PAID-IN     ACCUMULATED     TOTAL
                                        SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL       DEFICIT       EQUITY
                                        -------   ------   ---------   -------   ----------   -----------   ----------
Balance, January 1, 1996..............  645,000   $6,450   1,600,000   $16,000   $6,291,178   $(2,525,855)  $3,787,773
  Conversion of debt..................       --       --     180,000     1,800      888,200            --      890,000
  Conversion of Series B Preferred
     Stock to Common Stock............  (95,000)    (950)     95,000       950           --            --           --
  Cost of Preferred Stock issued in
     prior period.....................       --       --     112,000     1,120      (47,120)           --      (46,000)
  Acquisition of switching
     equipment........................       --       --     107,851     1,079      514,624            --      515,703
  Stock issued in connection with
     debt.............................       --       --      32,000       320       63,680            --       64,000
  Net loss for period.................       --       --          --        --           --    (2,777,709)  (2,777,709)
                                        -------   ------   ---------   -------   ----------   -----------   ----------
Balance, September 30, 1996
  (unaudited).........................  550,000   $5,500   2,126,851   $21,269   $7,710,562   $(5,303,564)  $2,433,767
                                        =======   ======   =========   =======   ==========   ===========   ==========


           See accompanying notes to condensed financial statements.

                                  USTEL, INC.


                       CONDENSED STATEMENTS OF CASH FLOWS


                          INCREASE (DECREASE) IN CASH



                                                                   NINE MONTHS ENDED SEPTEMBER
                                                                               30,
                                                                   ----------------------------
                                                                      1995             1996
                                                                   -----------     ------------
                                                                           (UNAUDITED)
Cash flows from operating activities
Net loss.........................................................  $  (403,481)    $ (2,777,709)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization..................................      120,813          184,071
  Provision for losses on accounts receivable....................      321,098        1,469,151
  Change in operating assets and liabilities
     Accounts receivable.........................................   (2,619,185)      (2,497,116)
     Due from related parties....................................      141,672           54,702
     Prepaid expenses............................................     (378,534)         (44,496)
     Accounts payable and accrued expenses.......................    2,323,466        1,414,363
     Other receivables...........................................     (405,973)        (158,283)
                                                                   -----------     ------------
          Net cash used in operating activities..................     (900,124)      (2,355,317)
                                                                   -----------     ------------
Cash flows from investing activities
Purchase of equipment............................................     (650,634)        (180,553)
Increase in deferred charges.....................................     (277,507)        (161,240)
                                                                   -----------     ------------
          Net cash used in investment activities.................     (928,141)        (341,793)
                                                                   -----------     ------------
Cash flows from financing activities
Restricted cash..................................................   (1,000,000)       3,133,433
Proceeds from related party payable..............................    1,585,000          400,000
Payment on related party debt....................................           --         (316,000)
Proceeds from notes payable......................................           --       19,647,390
Payment on notes payable.........................................     (120,000)     (19,774,787)
                                                                   -----------     ------------
          Net cash provided by financing activities..............      465,000        3,090,036
                                                                   -----------     ------------
Net increase (decrease) in cash..................................   (1,363,265)         392,926
Cash, beginning of period........................................    2,207,034            1,200
                                                                   -----------     ------------
Cash, end of period..............................................  $   843,769     $    394,126
                                                                   ===========     ============
Supplemental information
  Interest paid..................................................  $   160,271     $    361,837
  Income taxes paid..............................................          800           22,997


           See accompanying notes to condensed financial statements.

                                  USTEL, INC.


                    NOTES TO CONDENSED FINANCIAL STATEMENTS


                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996


NOTE 1 -- INTERIM FINANCIAL INFORMATION


     The interim financial statements for the nine months ended September 30, 1996 and September 30, 1995, respectively, are unaudited. In the opinion of management, such statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair representation of the results of the interim periods. The results of operations for the nine-month period ended September 30, 1996 are not necessarily indicative of the results for the entire year.


NOTE 2 -- DEFERRED CHARGES

     Deferred charges consist of the following:


                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1995             1996
                                                             ------------     -------------
        Development costs..................................    $336,690         $ 233,787
        Offering costs.....................................     164,792           342,500
        Loan fees..........................................      35,000           129,608
        Calling card program...............................     118,157           138,108
        Deposits and others................................      82,166            82,166
                                                               --------          --------
                                                                736,805           926,169
        Accumulated amortization...........................     (52,000)          (80,125)
                                                               --------          --------
                                                               $684,805         $ 846,044
                                                               ========          ========


NOTE 3 -- NOTES PAYABLE


     In June 1995 and September 1995, the Company entered into a revolving credit agreements with a bank that provided for secured borrowings aggregating $10 million and $2.1 million, respectively, expiring in July 1996. Borrowings under the agreements bear interest at the bank's prime lending rate. The credit agreements were collateralized by two certificates of deposit at that same bank totalling $2.1 million. In July 1996, this outstanding credit line was paid off by offsetting the outstanding balance against the certificates of deposit used as collateral. Borrowings at December 31, 1995 and September 30, 1996 were $2,900,000 and $0, respectively.



     In December 1995, the Company obtained a Senior Credit Facility ("Credit Facility" and "Line") in the amount of up to $5 million with an asset-based lender. Amounts drawn under the Credit Facility accrue interest at a variable rate equal to the Bank of America Reference Rate plus 2% per annum. The Line is secured by accounts receivable and all of the Company's other assets. Under the Credit Facility, the Company can borrow up to an amount which is the lesser of $5 million or 85% of the Company's eligible receivables. Subject to the $5 million maximum borrowing, in addition to amounts supported by receivables, the Company may borrow on a 36-month term loan basis up to the lesser of $1.5 million or a formula amount based on the fair value of new equipment and the liquidation value of existing equipment. Amounts outstanding under the Credit Facility at December 31, 1995 and September 30, 1996 were $0 and $2,437,931, respectively.


NOTE 4 -- SHORT-TERM BORROWINGS


     During February, 1996 the Company borrowed $400,000 from a related party. The note is payable on demand and bears interest at 12% per annum. In June 1996 $116,000 of this borrowing was repaid. An additional repayment of $200,000 was made in September 1996. Interest is payable at the earlier of maturity or repayment of the full amount borrowed. The amount outstanding at September 30, 1996 was $84,000.

                                  USTEL, INC.



             NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)



     During June 1996 the Company borrowed $1,200,000 from an unrelated party. The one-year note bears interest at the annual rate of 12% and is unsecured. Interest is payable at maturity. In conjunction with this loan the Company agreed to issue warrants for acquisition of up to 540,000 of its common shares at a price of $5.00 per share. Warrants for the purchase of 120,000 common shares were issuable at the time the loan was funded. Additional warrants become issuable in increments of 60,000 common shares each at intervals of ninety days after funding of the loan so long as the loan remains unpaid.



     As of September 9, 1996, the Company was indebted to WilTel, the Company's primary long distance carrier, in the amount of $5,595,963 before application of certain volume discounts available under the contract for those services. This amount was settled by the payment of $1,000,000 by the Company on that date and an agreement by the Company to remit $735,688 by September 27, 1996, and to remit payment of its October 1, 1996 invoice to WilTel no later than October 31, 1996, and to provide WilTel with a second lien against all of its assets and customer base. WilTel agreed to allow the Company to defer the balance owing in the amount of $3,860,275 at September 30, 1996 (before application of volume discounts available under the service contract between the Company and WilTel) to the earlier of February 28, 1997 or the completion of an offering. Such amounts bears interest at 18% per annum.



NOTE 5 -- RELATED PARTY TRANSACTIONS



     In January, 1996, the Company completed a private placement of 160,000 units (consisting of 160,000 shares of Common Stock and 160,000 redeemable common stock purchase warrants) raising net proceeds of approximately $775,000. For assisting the Company in connection with this private placement, the Company paid Robert L.B. Diener the sum of $25,000. In November, 1995, the Company granted Mr. Diener 100,000 warrants exercisable at $5.00 per share, expiring November, 2000.



     In January, 1996, the Company entered into a supplemental consulting agreement with Integrated Financial Consultants, Inc., ("IFC") a company wholly owned by Andrew J. Grey, a director, to provide the services of Mr. Grey as the chief financial officer and as a director of the Company for up to 20 hours of service per week for compensation of $12,500 per month. IFC agreed to defer payment of $7,500 per month until such time as the Company obtained certain additional financing, or underwent a change in control, as defined in the agreement, or IFC terminated the services. In February, 1996, the Company agreed to cancel the $95,000 note in consideration of services rendered and to be rendered by IFC and the payment by IFC of $5,000 to the Company.



     In June, 1996, the Company acquired title to a telecommunications switch owned by Mr. Epling for aggregate consideration in the amount of $716,375. Consideration was paid by crediting $500,000 as payment for the issuance of 100,000 shares of common stock to Mr. Epling pursuant to the exercise of employee stock options, cancelling approximately $117,934 in interim advances made by the Company to TYC, Inc., a corporation wholly-owned by Mr. Epling, and a cancellation of interim advances of approximately $68,522 made by the Company to Mr. Epling for upgrading the switch, and the issuance of an additional 7,851 shares of Common Stock to Mr. Epling based on a $5.00 per share market value. At the time the switching equipment was acquired, it was appraised at approximately $716,000.



NOTE 6 -- OTHER MATTERS



     In July, 1996, the Company's Board of Directors authorized the issuance of 20,000 shares of common stock to Consortium 2000 at $5.75 per share to reconcile variances in commissions owed to Consortium 2000 for July, 1995 through March, 1996. Prior to the Merger, these shares will be distributed as a dividend to the shareholders of Consortium 2000.



     In August 1996, the Company entered into a two-year consulting agreement with Vanguard Consultants, Inc., a Nevada corporation, to provide consulting services in the areas of marketing, finance and business

                                  USTEL, INC.



             NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)


development. Pursuant to this agreement, Vanguard Consultants, Inc. will receive $7,500 per month for such services.


     On August 14, 1996, the Company, Consortium Acquisition Corporation (a wholly-owned subsidiary created by the Company) and Consortium 2000, Inc. entered into a Merger Agreement and Plan of Reorganization ("Merger Agreement"). Under the terms of the Merger Agreement, (a) Consortium Acquisition Corporation will be merged with Consortium 2000, Inc., with Consortium 2000, Inc. being the surviving corporation in the merger, and (b) all of the capital stock of Consortium 2000, Inc. will be converted into an aggregate of 1,076,923 shares of the common stock of the Company. As a result of the Merger Agreement, Consortium 2000, Inc. will become a wholly-owned subsidiary of the Company.



NOTE 7 -- SUBSEQUENT EVENT



     On January 24, 1997, the Company agreed to amend the terms of the Series A Convertible Preferred Stock to change the conversion ratio from 1:1 to 1.3636:1. As a result of this change, the 550,000 shares of Series A Convertible Preferred Stock will be convertible into 750,000 shares of the Company's Common Stock.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Consortium 2000, Inc.
Culver City, California

     We have audited the accompanying balance sheet of Consortium 2000, Inc. as of June 30, 1996, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Consortium 2000, Inc. at June 30, 1996, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Los Angeles, California
September 20, 1996

                             CONSORTIUM 2000, INC.

                                 BALANCE SHEET

                                     ASSETS


                                                                                  JUNE 30, 1996
                                                                                  -------------
Current
  Cash..........................................................................   $   116,068
  Accounts receivable, less allowance for doubtful accounts of $115,000.........       810,470
  Due from related parties (Note 1, a)..........................................        52,242
  Employee advances.............................................................        18,642
  Prepaid expenses..............................................................       103,092
  Loans to officers (Note 1, b).................................................         8,254
                                                                                    ----------
          Total current assets..................................................     1,108,768
                                                                                    ----------
Furniture and equipment
  Furniture and fixtures........................................................        22,107
  Professional equipment........................................................        79,327
                                                                                    ----------
                                                                                       101,434
  Less accumulated depreciation.................................................       (54,844)
                                                                                    ----------
          Net furniture and equipment...........................................        46,590
                                                                                    ----------
Other assets
  Deposits......................................................................         5,000
  Intangible assets, less accumulated amortization of $74,510 (Note 2)..........        68,088
                                                                                    ----------
          Total assets..........................................................   $ 1,228,446
                                                                                    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current
  Bank loan (Note 3)............................................................   $   100,000
  Accounts payable..............................................................         6,026
  Accrued agent fee.............................................................       405,342
  Accrued expenses..............................................................        84,170
  Deferred salaries.............................................................        37,381
  Dividends payable.............................................................        10,764
                                                                                    ----------
          Total current liabilities.............................................       643,683
                                                                                    ----------
Commitments and contingencies (Note 4)
Stockholders' equity
  Common stock, no par value, with a stated value of $0.01 each, 30,000,000 shares authorized; 6,753,009 shares issued and 6,750,009 shares
     outstanding................................................................        67,530
  Additional paid-in deficit....................................................     1,036,166
  Accumulated deficit...........................................................      (518,933)
                                                                                    ----------
          Total shareholders' equity............................................       584,763
                                                                                    ----------
          Total liabilities and shareholders' equity............................   $ 1,228,446
                                                                                    ==========


     See accompanying summary of accounting policies and notes to financial statements.

                             CONSORTIUM 2000, INC.

                            STATEMENT OF OPERATIONS


                                                                           FOR THE YEAR ENDED
                                                                             JUNE 30, 1996
                                                                           ------------------
Revenues.................................................................      $3,416,851
Cost of service provided.................................................       1,500,187
                                                                               ----------
     Gross profit........................................................       1,916,664
                                                                               ----------
Operating expenses
  Depreciation and amortization..........................................           9,000
  General and administrative.............................................       2,071,656
                                                                               ----------
Loss from operations.....................................................        (163,992)
                                                                               ----------
Other income (expense)
  Other income...........................................................          71,541
  Interest income........................................................           4,301
  Interest expense.......................................................          (3,717)
                                                                               ----------
Net loss before income tax...............................................         (91,867)
Income tax provision.....................................................             800
                                                                               ----------
     Net loss............................................................      $  (92,667)
                                                                               ==========
Net loss per share.......................................................      $    (0.01)
                                                                               ==========
Weighted average number of shares outstanding............................       6,751,676
                                                                               ==========


     See accompanying summary of accounting policies and notes to financial statements.

                             CONSORTIUM 2000, INC.


                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                        COMMON STOCK          ADDITIONAL
                                    ---------------------      PAID IN       ACCUMULATED
                                     SHARES       AMOUNT       CAPITAL        DEFICIT       TOTAL
                                    ---------     -------     ----------     ---------     --------
Balance, June 30, 1995............  6,753,009     $67,530     $1,036,166     $(361,529)    $742,167
  Dividend paid...................         --          --             --       (61,866)     (61,866)
  Treasury stock purchased
     (Note 5).....................     (3,000)         --             --        (2,871)      (2,871)
  Net loss for period.............         --          --             --       (92,667)     (92,667)
                                    ---------     -------     ----------     ---------     --------
Balance, June 30, 1996............  6,750,009     $67,530     $1,036,166     $(518,933)    $584,763
                                    =========     =======     ==========     =========     ========


     See accompanying summary of accounting policies and notes to financial statements.

                             CONSORTIUM 2000, INC.

                            STATEMENT OF CASH FLOWS

                          INCREASE (DECREASE) IN CASH


                                                                              FOR THE YEAR ENDED
                                                                                JUNE 30, 1996
                                                                              ------------------
Cash flows from operating activities
  Net loss..................................................................       $(92,667)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization..........................................         15,600
     Change in operating assets and liabilities
       Accounts receivable..................................................        208,098
       Prepaid expenses and other...........................................        (50,569)
       Accounts payable and accrued expenses................................          1,262
       Payments for deferred salaries.......................................        (57,585)
       Other items..........................................................          2,811
                                                                                   --------
          Net cash provided by operating activities.........................         26,950
                                                                                   --------
Cash flows from investing activities
  Purchase of equipment.....................................................        (26,673)
                                                                                   --------
          Net cash used in investing activities.............................        (26,673)
                                                                                   --------
Cash flows from financing activities
  Dividends paid............................................................        (61,866)
  Treasury stock purchased..................................................         (2,871)
  Proceeds from bank loans..................................................        100,000
                                                                                   --------
          Net cash provided by financing activities.........................         35,263
                                                                                   --------
Net increase in cash........................................................         35,540
Cash, beginning of period...................................................         80,528
                                                                                   --------
Cash, end of period.........................................................       $116,068
                                                                                   ========


     See accompanying summary of accounting policies and notes to financial statements.

                             CONSORTIUM 2000, INC.

                         SUMMARY OF ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Consortium 2000, Inc. (the "Company") was formed in December 1988 under the laws of the State of California. The major business of the Company is to conduct consultative marketing service for designing, developing, operating and managing a telecommunication users group to produce savings for its member clients. The Company provides services to various clients who are connecting with long distance carriers throughout the nation.

REVENUE RECOGNITION

     Revenue is recognized upon completion of the telephone call.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT UNCERTAINTIES

     The Company's commission revenue is based upon its clients' usage of telephone services with various long distance carriers. A majority of its commission revenue comes from the Company's business clients. Generally, any economic fluctuation in business client's operations will have significant impact on their telephone usage. Accordingly, the fluctuation in the usage of the Company's clients will have affected the commission revenue of the Company.

CASH AND CASH EQUIVALENTS

     For purposes of cash flows, the Company considers all short-term debt securities purchased with an original maturity of three months or less to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company provides an allowance for all doubtful accounts. The balance of the allowance is based on review of the current status of accounts receivable. The allowance for doubtful accounts was $115,000 as of June 30, 1996.

EQUIPMENT AND FURNITURE

     Equipment is stated at cost with depreciation provided over the estimated useful lives of the respective assets on the straight-line basis as follows:

                                                                               YEARS
                                                                              --------
        Professional Equipment..............................................  5 years
        Furniture and fixtures..............................................  5 years

     Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

INTANGIBLE ASSETS

     Intangible assets consists of start-up costs which are stated at cost. Amortization is computed using the straight-line method over twenty years.

                             CONSORTIUM 2000, INC.

INCOME TAX


     The Company has adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets using enacted rates in effect in the years in which the differences are expected to reverse.


     At June 30, 1996, the Company has available net operating loss carryforwards of approximately $500,000 for income tax purposes, which expire in varying amounts through 2010. Federal tax rules impose limitations on the use of net operating losses following certain changes in ownership.

     The loss carryforward generated a deferred tax asset of approximately $185,000. The deferred tax asset was not recognized due to uncertainties regarding its realization, accordingly, a 100% valuation allowance was provided.

     During fiscal year 1996, the Company incurred a loss. As a result, the tax provision of $800 represents the minimum payment required for State income tax purposes.

EARNINGS PER SHARE

     Earnings per share was computed by dividing net loss for the year ended June 30, 1996 by the weighted average number of shares for the year ended June 30, 1996.

NEW ACCOUNTING STANDARD


     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" (SFAS No. 121) issued by the Financial Accounting Standards Board is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company does not expect adoption to have a material effect on its financial position or results of operations.



     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) issued by the Financial Accounting Standards Board (FASB) is effective for specific transactions entered into after December 15, 1995, while the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning no later than December 15, 1995. The new standard establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. The Company does not expect adoption to have a material effect on its financial position or results of operations.



     Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) issued by the Financial Accounting Standards Board (FASB) is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive applications are not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption to have a material effect on its financial position or results of operations.

                             CONSORTIUM 2000, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- RELATED PARTY TRANSACTIONS

(a) Due from Related Party

     R & R Ventures, Inc. (R&R) is an agent which markets residential services and is engaged by the Company. A board member and shareholder of the Company owns 50% of R&R. In November, 1995, the Company and R&R agreed that R&R would allow the Company to deduct R&R's commission from the Company to offset the $75,422 that R&R owes to the Company. As a result of deducting commissions earned by R&R from the Related Receivables, the remaining balance due from R&R as of June 30, 1996 was $52,242.

(b) Officer Loan Receivables

     The balance due to the company from an officer is $8,254. Interest accrues monthly at seven percent per annum.

NOTE 2 -- INTANGIBLE ASSETS

     Intangible assets as of June 30, 1996 consist of the following:

        Start-up cost.....................................................  $142,598
        Less accumulated amortization.....................................    74,510
                                                                            --------
                                                                            $ 68,088
                                                                            ========

NOTE 3 -- BANK LOAN

     In May of 1996, the Company obtained a revolving line of credit of $200,000 from a commercial bank for working capital purposes. The loan matures at March 1, 1997 and has a variable interest rate (1% over the bank's prime rate). The revolving line of credit is subject to certain restrictive covenants and is collateralized by substantially all of the Company's assets. At June 30, 1996, the Company was in violation of all of the financial ratio requirements due to the write-off of $775,943 which was due from UStel, Inc. The Company obtained a waiver of default from the lender which temporarily waives the specific events of default for a period not to exceed sixty days.

NOTE 4 -- OPERATING LEASES

     The Company conducts its operations from facilities that are leased under a 56 month noncancelable operating lease expiring in June 1998.

     The following is a schedule of future minimum rental payments required under the above operating lease as of June 30, 1996.

      YEAR ENDING
        JUNE 30,
      -----------
        1997...............................................................  $60,000
        1998...............................................................   60,000

NOTE 5 -- SHAREHOLDERS' EQUITY

     In October of 1995, the Company repurchased 3,000 shares of common stock from one of its shareholders for $3,750 and agreed to sell these shares to a key employee. Per the employee stock purchase agreement, the employee will make installment payment each payroll period, and has made 15 installment payments. When the employee fulfills his performance, the Company will make a contribution for the difference between the

                             CONSORTIUM 2000, INC.

employee's installment payments and the stock price of $3,750. As of June 30, 1996, the treasury stock balance was $2,871.

NOTE 6 -- SUBSEQUENT EVENT


     On August 14, 1996, UStel, Inc. ("UStel"), Consortium Acquisition Corporation (a wholly-owned subsidiary created by the Company) and Consortium 2000, Inc. entered into a Merger Agreement and Plan of Reorganization ("Merger Agreement"). Under the terms of the Merger Agreement, (a) Consortium Acquisition Corporation will be merged with Consortium 2000, Inc., with Consortium 2000, Inc. being the surviving corporation in the merger; and (b) all of the capital stock of Consortium 2000, Inc. will be converted into an aggregate of 1,076,923 shares of the Common Stock of UStel. As a result of the Merger Agreement, Consortium 2000, Inc. will become a wholly-owned subsidiary of UStel.



     As a result of entering into the Merger Agreement, Consortium 2000 agreed to write off a one time difference of $775,943 between UStel's commission expenses to Consortium 2000 and Consortium 2000's commission revenue from UStel during the fiscal year ended June 30, 1996. This difference was included in general and administrative expenses. The management of Consortium 2000 agreed not to pursue collection of bad debt from UStel.

                             CONSORTIUM 2000, INC.



                            CONDENSED BALANCE SHEETS



                                     ASSETS



                                                                                   SEPTEMBER 30, 1996
                                                                 JUNE 30, 1996     ------------------
                                                                 -------------        (UNAUDITED)
                                                                   (AUDITED)
Current
  Cash.........................................................   $   116,068          $   68,671
  Accounts receivable, less allowance for doubtful accounts of
     $115,000..................................................       810,470             854,124
  Due from related parties (Note 2)............................        60,496              51,717
  Prepaid expenses and other...................................       121,734             120,591
                                                                   ----------          ----------
          Total current assets.................................     1,108,768           1,095,103
                                                                   ----------          ----------
Furniture and equipment........................................
  Furniture and fixtures.......................................        22,107              22,107
  Professional equipment.......................................        79,327              79,667
                                                                   ----------          ----------
                                                                      101,434             101,774
  Less accumulated depreciation................................       (54,844)            (57,844)
                                                                   ----------          ----------
     Net furniture and equipment...............................        46,590              43,930
                                                                   ----------          ----------
Other assets
  Deposits.....................................................         5,000               5,000
  Investments..................................................            --             115,000
  Intangible assets, less accumulated amortization of $74,510
     and $76,310, respectively (Note 3)........................        68,088              66,288
                                                                   ----------          ----------
          Total assets.........................................   $ 1,228,446          $1,325,321
                                                                   ==========          ==========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current
  Bank loan (Note 4)...........................................   $   100,000          $  200,000
  Accounts payable and accrued expenses........................       495,538             609,958
  Deferred salaries............................................        37,381              37,381
  Dividends payable............................................        10,764              10,764
                                                                   ----------          ----------
          Total current liabilities............................       643,683             858,103
                                                                   ----------          ----------
Commitments and contingencies (Note 5)
Stockholders' equity
  Common stock, no par value, with a stated value of $0.01
     each, 30,000,000 shares authorized; 6,753,009 shares
     issued and 6,750,009 shares outstanding...................        67,530              67,530
  Additional paid-in deficit...................................     1,036,166           1,036,166
  Accumulated deficit..........................................      (518,933)           (636,478)
                                                                   ----------          ----------
          Total shareholders' equity...........................       584,763             467,218
                                                                   ----------          ----------
          Total liabilities and shareholders equity............   $ 1,228,446          $1,325,321
                                                                   ==========          ==========



See accompanying summary of accounting policies and notes to condensed financial statements.

                             CONSORTIUM 2000, INC.



                       CONDENSED STATEMENTS OF OPERATIONS



                                                                        FOR THE THREE MONTHS
                                                                                ENDED
                                                                            SEPTEMBER 30,
                                                                      -------------------------
                                                                         1995           1996
                                                                      ----------     ----------
                                                                                     (UNAUDITED)
Revenues, net.......................................................  $  843,662     $  748,954
Cost of service provided............................................     327,227        483,653
                                                                      ----------     ----------
     Gross profit...................................................     516,435        265,301
                                                                      ----------     ----------
Operating expenses
  Depreciation and amortization.....................................       2,200          4,800
  General and administrative........................................     321,497        387,006
                                                                      ----------     ----------
Income (loss) from operations.......................................     192,738       (126,505)
                                                                      ----------     ----------
Other income (expense)
  Other income......................................................      11,136         12,556
  Interest income...................................................         535            361
  Interest expense..................................................      (1,531)        (3,957)
                                                                      ----------     ----------
Net income (loss) before income tax.................................     202,878       (117,545)
Income tax provision................................................      66,000             --
                                                                      ----------     ----------
     Net income (loss)..............................................  $  136,878     ($ 117,545)
                                                                      ==========     ==========
Net income (loss) per share.........................................  $     0.02     ($    0.02)
                                                                      ==========     ==========
Weighted average number of shares outstanding.......................   6,751,676      6,751,676
                                                                      ==========     ==========



See accompanying summary of accounting policies and notes to condensed financial statements.

                             CONSORTIUM 2000, INC.



             CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



       FOR THE PERIOD JULY 1, 1996 THROUGH SEPTEMBER 30, 1996 (UNAUDITED)



                                       COMMON STOCK          ADDITIONAL
                                   ---------------------      PAID-IN       ACCUMULATED
                                    SHARES       AMOUNT       CAPITAL         DEFICIT         TOTAL
                                   ---------     -------     ----------     -----------     ---------
Balance, July 1, 1996..........    6,750,009     $67,530     $1,036,166      $(518,933)     $ 584,763
Net loss for period............           --          --             --       (117,545)      (117,545)
                                   ---------     -------     ----------     ----------      ----------
Balance, September 30, 1996....    6,750,009     $67,530     $1,036,166      $(636,478)     $ 467,218
                                   =========     =======     ==========     ==========      ==========



See accompanying summary of accounting policies and notes to condensed financial statements.

                             CONSORTIUM 2000, INC.



                       CONDENSED STATEMENTS OF CASH FLOWS



                          INCREASE (DECREASE) IN CASH



                                                                         FOR THE THREE MONTHS
                                                                         ENDED SEPTEMBER 30,
                                                                        ----------------------
                                                                          1995         1996
                                                                        --------     ---------
                                                                             (UNAUDITED)
Cash flows from operating activities
  Net income (loss)...................................................  $136,878     $(117,545)
  Adjustments to reconcile net income (loss) to net cast provided by operating activities:
     Depreciation and amortization....................................     2,200         4,800
     Amounts due from related party...................................        --      (115,000)
     Change in operating assets and liabilities
       Accounts receivable............................................    11,917       (35,375)
       Prepaid expenses and other.....................................   (83,521)        1,643
       Accounts payable and accrued expenses..........................    (8,193)      114,420
                                                                        --------     ---------
          Net cash provided by (used in) operating activities.........    59,281      (147,057)
                                                                        --------     ---------
Cash flows from investing activities
  Purchase of equipment...............................................   (10,010)         (340)
                                                                        --------     ---------
          Net cash used in investing activities.......................   (10,010)         (340)
                                                                        --------     ---------
Cash flows from financing activities
  Proceeds from related party loans...................................    51,420            --
  Proceeds from bank loans............................................        --       100,000
                                                                        --------     ---------
          Net cash provided by financing activities...................    51,420       100,000
                                                                        --------     ---------
Net increase (decrease) in cash.......................................   100,691       (47,397)
Cash, beginning of period.............................................    80,527       116,068
                                                                        --------     ---------
Cash, end of period...................................................  $181,218     $  68,671
                                                                        ========     =========



See accompanying summary of accounting policies and notes to condensed financial statements.

                             CONSORTIUM 2000, INC.



                    NOTES TO CONDENSED FINANCIAL STATEMENTS



                      JUNE 30, 1996 AND SEPTEMBER 30, 1996



NOTE 1 -- INTERIM FINANCIAL INFORMATION



     The interim financial statements for the three months ended September 30, 1995 and 1996 are unaudited. In the opinion of management, such statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair representation of the results of the interim periods. The results of operations for the three-month period ended September 30, 1996 are not necessarily indicative of the results for the entire year.



NOTE 2 -- RELATED PARTY TRANSACTIONS



  (a) Due from Related Party



     R & R Ventures, Inc. (R&R) is an agent which markets residential services and is engaged by the Company. A board member and shareholder of the Company owns 50% of R&R. In November, 1995, the Company and R&R agreed that R&R would allow the Company to deduct R&R's commission from the Company to offset the $75,422 that R&R owes to the Company. As a result of deducting commissions earned by R&R from the Related Receivables, the remaining balance due from R&R as of June 30, 1996 and September 30, 1996 was $52,242 and $43,963,
respectively.



  (b) Officer Loan Receivables



     The balance due to the Company from an officer at June 30, 1996 and September 30, 1996 is $8,254 and $7,754, respectively. Interest accrues monthly at seven percent per annum.



NOTE 3 -- INTANGIBLE ASSETS



     Intangible assets consist of the following:



                                                              JUNE 30,     SEPTEMBER 30,
                                                                1996           1996
                                                              --------     -------------
        Start-up cost.......................................  $142,598       $ 142,598
        Less accumulated amortization.......................    74,510          76,310
                                                              --------        --------
                                                              $ 68,088       $  66,288
                                                              ========        ========



NOTE 4 -- BANK LOAN



     In May of 1996, the Company obtained a revolving line of credit of $200,000 from a commercial bank for working capital purposes. The loan matures at March l, 1997 and has a variable interest rate (1% over the bank's prime rate). The revolving line of credit is subject to certain restrictive covenants and is collateralized by substantially all of the Company's assets. At June 30, 1996, the Company was in violation of all of the financial ratio requirements due to the write-off of $775,943 which was due from UStel, Inc. The Company obtained a waiver of default from the lender which temporarily waives the specific events of default for a period not to exceed sixty days.



NOTE 5 -- OPERATING LEASES



     The Company conducts its operations from facilities that are leased under a 56 month noncancelable operating lease expiring in June 1998.

                             CONSORTIUM 2000, INC.



             NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)



     The following is a schedule of future minimum rental payments required under the above operating lease as of June 30, 1996.



        YEAR ENDING
          JUNE 30,
        -----------
          1997.............................................................  $60,000
          1998.............................................................   60,000



NOTE 6 -- STOCKHOLDERS' EQUITY



     In October of 1995, the Company repurchased 3,000 shares of common stock from one of its shareholders for $3,750 and agreed to sell these shares to a key employee. Per the employee stock purchase agreement, the employee will make installment payment each payroll period, and has made 15 installment payments. When the employee fulfills his performance, the Company will make a contribution for the difference between the employee's installment payments and the stock price of $3,750. As of June 30, 1996 and September 30, 1996, the treasury stock balance was $2,871 and is included as a component of the accumulated deficit.



NOTE 7 -- BUSINESS COMBINATION


     On August 14, 1996, UStel, Inc. ("UStel"), Consortium Acquisition Corporation (a wholly-owned subsidiary created by UStel, Inc.) and Consortium 2000, Inc. entered into a Merger Agreement and Plan of Reorganization ("Merger Agreement"). Under the terms of the Merger Agreement, (a) Consortium Acquisition Corporation will be merged with Consortium 2000, Inc., with Consortium 2000, Inc. being the surviving corporation in the merger; and (b) all of the capital stock of Consortium 2000, Inc. will be converted into an aggregate of 1,076,923 shares of the Common Stock of UStel, Inc. As a result of the Merger Agreement, Consortium 2000, Inc. will become a wholly-owned subsidiary of UStel.

     As a result of entering into the Merger Agreement, the Company agreed to write off a one time difference of $775,943 between UStel, Inc.'s commission expenses to the Company and the Company's commission revenue from UStel, Inc. during the fiscal year ended June 30, 1996. This difference was included in general and administrative expenses. The management of the Company agreed not to pursue collection of bad debt from UStel, Inc.

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE


Available Information...................    2
Prospectus Summary......................    3
Risk Factors............................    7
Use of Proceeds.........................   14
Capitalization..........................   15
Price Range of Common Stock.............   16
Dividend Policy.........................   16
Selected Financial Data.................   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   24
Business................................   31
Management..............................   43
Principal and Selling Stockholders......   48
Certain Transactions....................   49
Description of Securities...............   51
Shares Eligible for Future Sale.........   56
Underwriting............................   57
Legal Matters...........................   58
Experts.................................   59
Index to Financial Statements...........  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                      LOGO

                                  USTEL, INC.


                                1,350,000 UNITS



                            ------------------------


                                   PROSPECTUS

                            ------------------------

                                      LOGO

                                          , 1997


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation limit the liability of its directors in their capacity as directors to the fullest extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

     The Minnesota Business Corporation Act requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Minnesota indemnification statute (Minn. Stat. sec. 302A.521) for a complete statement of such indemnification to the fullest extent of the Minnesota indemnification statute.


     Pursuant to the terms of the Underwriting Agreement, the directors and officers of the Company also are indemnified against certain civil liabilities that they may incur under the Securities Act of 1933, as amended, in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     Set forth below are the expenses estimated in connection with the issuance and distribution of the Company's securities, other than underwriting discounts and the Representative's nonaccountable expense allowance. Except for the SEC registration fee and NASD filing fee, all expenses are estimated. The Selling Stockholder has agreed to pay $65,328 of these expenses.



        SEC registration fee..............................................  $  6,345
        NASD filing fee...................................................     2,225
        Representative's non-accountable expense allowance................   243,000
        Printing and engraving expenses...................................   110,000
        Accounting fees and expenses......................................   110,000
        Legal fees and expenses...........................................   220,000
        Blue Sky filing fees and expenses.................................    55,000
        Transfer Agent's fees and expenses................................     5,000
        Directors and Officers' Liability Insurance.......................    80,000
        Miscellaneous expenses............................................    51,250
                                                                            --------
                  Total...................................................  $882,820
                                                                            ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In connection with its incorporation and initial organization in 1992, the Company issued and sold an aggregate of 1,000 shares of Common Stock to Noam Schwartz for a total of $100,000 in cash, without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemptions provided from such registration by Sections 3 (a) (11) and/or 4(2) of the Act. Since the issuance of the stock to Noam Schwartz, Mr. Schwartz has assumed debts of the Company equal to $420,098 in the aggregate, which amount has been added to additional paid-in capital.

     In October and December, 1993, the Company issued and sold $200,000 in principal amount of 12% notes to Sherwood Capitol, Inc. and $200,000 in principal amount of 12% notes to Oxford Investments, Ltd., respectively, without registration under the Act in reliance upon exemptions provided from registration by Sections 3(a) (3) and/or 4(2) of the Act. The notes were repaid in January, 1994 from the proceeds of the sale of the 12% Convertible Subordinated Debentures described below. A loan fee of $5,000 was paid to the lender with respect to each of the loans.


     In January, 1994, the Company issued and sold $500,000 in principal amount of 12% Convertible Subordinated Debentures to a limited group of accredited investors without registration under the Act in reliance upon the exemptions provided from such registration by Sections 4(2) and/or 4(6) of the Act. The 12% Convertible Subordinated Debentures were issued and sold to Raquel Grunwald, Robert Sachs, Stephen C. Ksieski, Peter G. Kaltman, David L. Schwartz, Dynamation Research Corp., Gal Lipkin, President and Yoel Iny. The 12% Convertible Subordinated Debentures are due and payable on or before December 31, 1998 and are convertible into 71,428 shares of Common Stock at a conversion price of $7.00 per share.



     In April, 1994, the Company issued and sold $250,000 in principal amount of 10% notes to Sherwood Capitol, Inc. without registration under the Act in reliance upon exemptions provided from registration by Sections 3(a)(3) and/or 4(2) of the Act. The notes were due and payable in the amount of $150,000 on April 11, 1994 and $100,000 on April 30, 1994. The maturity date of these notes was extended to June 15, 1994. The notes were repaid in the third quarter of 1994.



     In September, 1994, the Company issued 550,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred") to Kamel B. Nacif for $3,000,000 in cash, and the Company issued 112,000 shares of Common Stock to SAS, Ltd. as a finder's fee in connection with the issuance of the Series A Preferred to Mr. Nacif. The Company did not register these shares in reliance upon the exemption from registration provided by Section 4(2) of the Act.


     In November, 1995, the Company issued 95,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred") to Integrated Financial Consultants, Inc. in consideration of services rendered and to be rendered to the Company and $95,000 paid in the form of a promissory note due upon the earlier of conversion on May 31, 2005. In February, 1996, the Company cancelled the note in consideration of services rendered and to be rendered to the Company and $5,000 in cash. The Company did not register these shares in reliance upon the exemption from registration provided by Section 4(2) of the Act.


     In October, 1995 the Company issued to Joseph LaBonte, Frederic Rheinstein, Amnon Barness, Caren Barness, James B. Jacobson, trustee of the Jacobson Family Trust U/D/T 8125176, Marianna Smith, U.S. Rentals, Inc., and Royce Diener an aggregate of 100,000 five-year common stock purchase warrants to purchase up to 100,000 shares of Common Stock at a price of $5.00 per share in consideration of a $1,500,000 term loan provided to the Company by such persons. The Company did not register these warrants in reliance upon the exemption from registration provided by Section 4(2) of the Act.



     In December, 1995, the Company issued and sold 160,000 units, consisting of 160,000 shares of Common Stock and 160,000 Redeemable Common Stock Purchase Warrants (the "Units") to a limited group of investors without registration under the Act in reliance upon the exemption provided from such registration by
Section 4(2) of the Act. The Units were issued and sold to Frederic Rheinstein, Amnon Barness, Caren Barness, James B. Jacobson, trustee of the Jacobson Family Trust U/D/T 8125176, Marianna Smith, U.S. Rentals, Inc., Robert L.B. Diener and Royce Diener.

     In January, 1996, the Company issued 32,000 shares of Common Stock to Abe
M. Sher for consideration of $0.001 per share as a finder's fee in connection with obtaining financial sources for the Company. The Company did not register these shares in reliance upon the exemption from registration provided by
Section 4(2) of the Act.

     In June, 1996, the Company issued 7,851 shares of Common Stock to Barry Epling at $5.00 per share in connection with the sale and assignment by Mr. Epling, individually, and d/b/a TYC Corporation, and TYC, Inc., a corporation wholly-owned by Mr. Epling, to the Company of certain switching equipment, rights and leases for aggregate consideration of $716,375. The Company did not register these shares in reliance upon the exemption from registration provided by Section 4(2) of the Act.

     In August, 1996, the Company issued 20,000 shares of Common Stock to Consortium 2000, Inc. ("Consortium 2000") at $5.75 per share to reconcile variances in commissions owed to Consortium 2000 for July, 1995 through March 31, 1996. The Company did not register these shares in reliance upon the exemption from registration provided by Section 4(2) of the Act.


     Pursuant to the Merger Agreement and Plan of Reorganization, dated August 14, 1996, by and among the Company, Consortium Acquisition Corporation, and Consortium 2000, and subject to the approval of the Company's stockholders, the Company has agreed to issue 1,076,923 shares of Common Stock to the shareholders of Consortium 2000 in return for 5,298,031 shares of Consortium 2000 Class A Common Stock, no par value, and 1,454,978 shares of Consortium 2000 Class B Common Stock. The shares will be issued to Royce Diener, Jim Jacobson, C. Joseph LaBonte, MSM, Inc., Jerry Dackerman, Bruce Robin, Wouter van Biene, Jennifer Flinton Diener, Richard Colburn, Stanley Beyer, Amnon Barness, Wilhelmina Diener, Rich Hirsch, Robert Robin, Annette Levey, Steve Krammer, Richard Fritch, Peter Rosenblum, Don Burgess, Raymond Parks, Burt Vaupen, Laura Delgado, Dave Delgado, Art Rosenberg, Jeff Good, Mark Kelly, Chuck Di Pietro, William Kasoff, Stella Powell, Jay Helfert, Larry Kimball, Richard Franz, Sally Hanes and Warren Reid. These shares will be issued in reliance upon an exemption from registration under Section 4(2) of the Act.



ITEM 27.  Exhibits



        EXHIBIT
         NUMBER                                        EXHIBITS
    ----------------   -------------------------------------------------------------------------
     1.4               Form of Underwriting Agreement with Barber & Bronson Incorporated
     2                 Merger Agreement and Plan of Reorganization by and among UStel, Inc.,
                       Consortium Acquisition Corporation and Consortium 2000, Inc. dated August
                       13, 1996(4)
     3.1               Articles of Incorporation of the Company(1)
     3.1-a,b           (a) Statement of Designation of Preferences and Rights of Series A
                       Convertible Preferred Stock(2)
                       (b) Amendment to Statement of Designation of Preferences and Rights of
                       Series A Convertible Preferred Stock*
     3.2               Bylaws of the Company(1)
     4.1               Form of Certificate evidencing shares of Common Stock(l)
     4.1-a             Form of Warrant Agreement between the Company and American Transfer &
                       Trust, Inc.
     4.2               Form of 12% Convertible Subordinated Debenture(1)
     4.3               Form of Representative's Warrant between the Company and Barber & Bronson
                       Incorporated
     4.4               Form of Warrant Certificate*
     5.1               Opinion of Freshman, Marantz, Orlanski, Cooper & Klein on legality of securities*

        EXHIBIT
         NUMBER                                        EXHIBITS
    ----------------   -------------------------------------------------------------------------
    10.1               Federal Communications Commission Order, Authorization and Certificate
                       dated October 20, 1992(1)
    10.3               Carrier Switched Services Agreement between the Company and WilTel, Inc.
                       dated March 10, 1993(1)
    10.3.1             Collocate Agreement with WilTel, Inc., dated January 9, 1995(3)
    10.5               Lease Agreement between the Company and California Mart, dated June 11,
                       1993(1)
    10.12-a,b,c        (a) Leases for 3,400 square feet in Las Vegas, Rainbow Interim Partners, dated June 19, 1995;
                       (b) NY Lease Forty-Seventh-Fifth Company, dated July, 1994;
                       (c) PacTel Meridian Systems, Equipment Agreement, dated April 15, 1994(3)
    10.18              Employment Agreement between the Company and Noam Schwartz, dated
                       February 1, 1994(1)
    10.19              Employment Agreement between the Company and Barry Epling, dated December
                       1, 1993(1)
    10.20              1993 Stock Option Plan(1)
    10.21              Form of 1993 Option Agreement(1)
    10.22              Stock Option Agreement between Noam Schwartz and Barry Epling, dated
                       December 1, 1993(1)
    10.23              Stock Option Agreement between David Schwartz and Barry Epling, dated
                       December 1, 1993(1)
    10.24+             Employment Agreement between the Company and Abe Sher, as of January 4,
                       1996
    10.24-a+           Modification to Employment Agreement between the Company and Abe Sher.
    10.25              Consulting Agreement between the Company and Integrated Financial
                       Consultants ("IFC"), dated November 10, 1995, and Supplement and
                       Cancellation of Indebtedness Agreement between the Company and IFC dated
                       January 10, 1996(3)
    10.26              Coast Business Credit Agreement, dated as of December 21, 1995(3)
    10.28              Consortium 2000 Agreement, dated as of August 5, 1994(3)
    10.29              Subscription Documents, 160 Units, January 15, 1996, Form of(3)
    10.30              Registered Consulting Group Agreement, dated June 20, 1994(3)
    10.33              Robert L. Diener Consulting Agreements, dated November 1, 1995, August
                       15, 1995(3)
    10.34              Service Agreement between the Company and Cardservice International, dated December 21, 1993(3)
    10.35              Interconnect Agreement between the Company and Euronet International, dated December 17, 1994(3)
    10.37              Service Agreement between the Company and Digital Communications of
                       America, Inc., dated October 14, 1992(3)
    10.38              Carrier Transport and Switched Services Agreement, dated December 15,
                       1993(4)
    10.39              Telecommunication Services Agreement between the Company and WilTel,
                       Inc., dated July 25, 1994, Confidential Redacted Version (3)

        EXHIBIT
         NUMBER                                        EXHIBITS
    ----------------   -------------------------------------------------------------------------
    10.41              Registration Rights Agreement, dated August 14, 1996 between the Company and Consortium 2000 Shareholders (exhibit 10.1 to the Company's report on
                       Form 8-K filed with the SEC on August 27, 1996)(4)
    10.42              Registration Rights Agreement, dated August 14, 1996 between the Company and Noam Schwartz, David Schwartz, the RGB 1993 Family Trust and the TAD
                       1993 Family Trust (exhibit 10.2 to the Company's report on Form 8-K filed with the SEC on August 27, 1996)(4)
    10.43+             Promissory Note, and ancillary agreement, between the Company and Kamel
                       B. Nacif, dated February 29, 1996
    10.44+             Beverly Hills Switching Equipment Letter Agreement, among the Company,
                       Barry Epling individually and d/b/a TYC and TYC, Inc., dated June 5, 1996
    10.45+             Form of Employment and Non-Disclosure Agreement between the Company and
                       Danny Knoller, dated September 1, 1996
    10.46+             Consulting Agreement between the Company and Vanguard Consultants, Inc., dated August 1, 1996
    10.47+             Indemnification Agreement between the Company and Noam Schwartz, dated
                       August 2, 1996
    10.48+             Letter Agreement between the Company and Consortium 2000, Inc., dated
                       August 7, 1996
    10.49+             Amendment Number One to Loan and Security Agreement, Secured Promissory
                       Note and Amended and Restated Secured Promissory Note between the Company and Coast Business Credit, dated September, 1996
    10.50              WilTel, Inc. Extension Documents:
                       (a) promissory note, dated September 10, 1996
                       (b) security agreement, dated September 19, 1996
                       (c) letter agreement, dated December 27, 1996
    10.51+             Sublease between Consortium 2000, Inc., and Primdex Corporation, dated
                       September 25, 1993
    10.52+             Sales Agency Agreement between Consortium 2000, Inc., and WorldCom, Inc.,
                       d/b/a/ LDDS WorldCom, dated June 1, 1995 Confidential Redacted Version
    10.53+             Hertz Technologies, Inc., Marketing Agreement and Amendments No. 1 and 2
                       thereto, between Consortium 2000, Inc., and Hertz Technologies, Inc., dated July 7, 1995 Confidential Redacted Version
    10.54+             Distributor Program Agreement and Amendment No. 1 and 2 thereto, between
                       Consortium 2000, Inc., and LCI International Telecom Corp., dated
                       November 3, 1994, January 31, 1996 and March 26, 1996, respectively,
                       Confidential Redacted Versions
    10.55+             Marketing Services Agreement between Consortium 2000, Inc. and New
                       Enterprise Wholesale Telephone Services, Limited Partnership, dated
                       August 15, 1994, Confidential Redacted Version
    10.56+             Consortium 2000 and Call Points, Inc. Agreement between Consortium 2000 and Call Points, Inc., dated September 7, 1995, Confidential Redacted
                       Version
    10.57+             Client Contract among Consortium 2000, Inc., Verifications Plus and
                       Advanced Data Com, Inc., dated January 24, 1996, Confidential Redacted
                       Version

        EXHIBIT
         NUMBER                                        EXHIBITS
    ----------------   -------------------------------------------------------------------------
    10.59+             Promissory Note, Commercial Security Agreement and Letter Agreement
                       between Consortium 2000, Inc., and City National Bank, dated May 28,
                       1996, May 28, 1996 and May 30, 1996, respectively
    10.60-a,b,c,d+     (a) Letter Agreement between the Company and Jeflor, Inc., dated June 10,
                       1996
                       (b) Subordinated Convertible Debenture, dated June 19, 1996
                       (c) Warrant, dated June 21, 1996
                       (d) Guaranty of Loan by Noam Schwartz, Ronnie Schwartz and Haskel Iny,
                       dated June 17, 1996
    10.61              Form of Employment and Non-Disclosure Agreement between the Company and
                       Robert B. Diener, effective as of August 15, 1996
    10.62              Form of Employment and Non-Disclosure Agreement between the Company and
                       Jerry Dackerman, effective as of August 15, 1996
    10.63              Form of Employment and Non-Disclosure Agreement between the Company and
                       Wouter van Biene, effective as of August 15, 1996
    10.64              Form of Indemnification Agreement between the Company and Robert B.
                       Diener, effective as of August 15, 1996
    10.65              Form of Indemnification Agreement between the Company and Jerry
                       Dackerman, effective as of August 15, 1996
    10.66              Form of Indemnification Agreement between the Company and Wouter van
                       Biene, effective as of August 15, 1996
    11+                Computation of Earnings per Share
    23.1               Consent of BDO Seidman, LLP, dated January 23, 1997
    23.2               Consent of Freshman, Marantz, Orlanski Cooper & Klein (included in
                       Opinion, Exhibit 5.1)
    24+                Power of Attorney, included in signature page


---------------


  + Previously filed.



  * To be filed by Amendment


(1) Incorporated by reference to the Company's Registration Statement and Amendments No. 1 through No. 2 on Form SB-2 (Registration No. 33-75210-LA) declared effective June 21, 1994.

(2) Incorporated by reference to the Company's 10-KSB for the year ended December 31, 1995, filed with the SEC on April 16, 1996 commission file 0-24098; same exhibit number

(3) Incorporated by reference to the Company's Amendment No. 1 to 10-KSB for the year ended December 31, 1995 filed with the SEC on August 27, 1996 commission file 0-24098.


(4) Incorporated by reference to the Company's report on Form 8-K, filed with the SEC on August 27, 1996.

ITEM 28. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and


     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 2 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on January 24, 1997.



                                   UStel, INC.



                                   By:        /s/ ROBERT L. B. DIENER

                                      ------------------------------------------
                                                 Robert L. B. Diener

                                               Chief Executive Officer



     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement of Form SB-2 has been signed by the following persons in the capacities and on the dates stated.



            /s/ ROBERT L. B. DIENER                Chairman of the      Dated January 24, 1997
-----------------------------------------------      Board, Chief
              Robert L. B. Diener                 Executive Officer
                                                 (Principal Executive
                                                       Officer)

                       *                           President, Chief     Dated January 24, 1997
-----------------------------------------------   Operating Officer
                Jerry Dackerman                      and Director

                       *                            Executive Vice      Dated January 24, 1997
-----------------------------------------------    President, Chief
               Wouter van Biene                   Financial Officer
                                                     and Director
                                                 (Principal Financial
                                                       Officer)

                       *                            Executive Vice      Dated January 24, 1997
-----------------------------------------------  President, Assistant
                Barry K. Epling                     Secretary and
                                                       Director

                       *                               Director         Dated January 24, 1997
-----------------------------------------------
                 Royce Diener

                       *                               Director         Dated January 24, 1997
-----------------------------------------------
                 Noam Schwartz

                       *                               Director         Dated January 24, 1997
-----------------------------------------------
                Andrew J. Grey



*By:    /s/ ROBERT L. B. DIENER

     ---------------------------------

            Robert L. B. Diener


             Attorney in Fact

                                 EXHIBIT INDEX



                                                                                       SEQUENTIALLY
            EXHIBIT                                                                      NUMBERED
             NUMBER                                EXHIBITS                               PAGES
        ----------------    -------------------------------------------------------    ------------
         1.4                Form of Underwriting Agreement with Barber & Bronson
                            Incorporated...........................................
         2                  Merger Agreement and Plan of Reorganization by and
                            among UStel, Inc., Consortium Acquisition Corporation
                            and Consortium 2000, Inc. dated August 13, 1996(4).....
         3.1                Articles of Incorporation of the Company(1)............
         3.1-a,b            (a) Statement of Designation of Preferences and Rights
                            of Series A Convertible Preferred Stock(2).............
                            (b) Amendment to Statement of Designation of
                            Preferences and Rights of Series A Convertible
                                Preferred Stock*...................................
         3.2                Bylaws of the Company(1)...............................
         4.1                Form of Certificate evidencing shares of Common
                            Stock(l)...............................................
         4.1-a              Form of Warrant Agreement between the Company and
                            American Transfer & Trust, Inc.........................
         4.2                Form of 12% Convertible Subordinated Debenture(1)......
         4.3                Form of Representative's Warrant between the Company
                            and Barber & Bronson Incorporated......................
         4.4                Form of Warrant Certificate*...........................
         5.1                Opinion of Freshman, Marantz, Orlanski, Cooper & Klein
                            on legality of securities*.............................
        10.1                Federal Communications Commission Order, Authorization
                            and Certificate dated October 20, 1992(1)..............
        10.3                Carrier Switched Services Agreement between the Company
                            and WilTel, Inc. dated March 10, 1993(1)...............
        10.3.1              Collocate Agreement with WilTel, Inc., dated January 9,
                            1995(3)................................................
        10.5                Lease Agreement between the Company and California
                            Mart, dated June 11, 1993(1)...........................
        10.12-a,b,c         (a) Leases for 3,400 square feet in Las Vegas, Rainbow
                            Interim Partners, dated June 19, 1995;.................
                            (b) NY Lease Forty-Seventh-Fifth Company, dated July,
                            1994;..................................................
                            (c) PacTel Meridian Systems, Equipment Agreement, dated
                            April 15, 1994(3)......................................
        10.18               Employment Agreement between the Company and Noam
                            Schwartz, dated February 1, 1994(1)....................
        10.19               Employment Agreement between the Company and Barry
                            Epling, dated December 1, 1993(1)......................
        10.20               1993 Stock Option Plan(1)..............................
        10.21               Form of 1993 Option Agreement(1).......................
        10.22               Stock Option Agreement between Noam Schwartz and Barry
                            Epling, dated December 1, 1993(1)......................

                                                                                       SEQUENTIALLY
            EXHIBIT                                                                      NUMBERED
             NUMBER                                EXHIBITS                               PAGES
        ----------------    -------------------------------------------------------    ------------
        10.23               Stock Option Agreement between David Schwartz and Barry
                            Epling, dated December 1, 1993(1)......................
        10.24+              Employment Agreement between the Company and Abe Sher,
                            as of January 4, 1996..................................
        10.24-a+            Modification to Employment Agreement between the
                            Company and Abe Sher...................................
        10.25               Consulting Agreement between the Company and Integrated
                            Financial Consultants ("IFC"), dated November 10, 1995,
                            and Supplement and Cancellation of Indebtedness
                            Agreement between the Company and IFC dated January 10,
                            1996(3)................................................
        10.26               Coast Business Credit Agreement, dated as of December
                            21, 1995(3)............................................
        10.28               Consortium 2000 Agreement, dated as of August 5,
                            1994(3)................................................
        10.29               Subscription Documents, 160 Units, January 15, 1996,
                            Form of(3).............................................
        10.30               Registered Consulting Group Agreement, dated June 20,
                            1994(3)................................................
        10.33               Robert L. Diener Consulting Agreements, dated November
                            1, 1995, August 15, 1995(3)............................
        10.34               Service Agreement between the Company and Cardservice
                            International, dated December 21, 1993(3)..............
        10.35               Interconnect Agreement between the Company and Euronet
                            International, dated December 17, 1994(3)..............
        10.37               Service Agreement between the Company and Digital
                            Communications of America, Inc., dated October 14,
                            1992(3)................................................
        10.38               Carrier Transport and Switched Services Agreement,
                            dated December 15, 1993(4).............................
        10.39               Telecommunication Services Agreement between the
                            Company and WilTel, Inc., dated July 25, 1994,
                            Confidential Redacted Version (3)......................
        10.41               Registration Rights Agreement, dated August 14, 1996
                            between the Company and Consortium 2000 Shareholders
                            (exhibit 10.1 to the Company's report on Form 8-K filed
                            with the SEC on August 27, 1996)(4)....................
        10.42               Registration Rights Agreement, dated August 14, 1996
                            between the Company and Noam Schwartz, David Schwartz,
                            the RGB 1993 Family Trust and the TAD 1993 Family Trust
                            (exhibit 10.2 to the Company's report on Form 8-K filed
                            with the SEC on August 27, 1996)(4)....................
        10.43+              Promissory Note, and ancillary agreement between the
                            Company and Kamel B. Nacif, dated February 29, 1996....
        10.44+              Beverly Hills Switching Equipment Letter Agreement,
                            among the Company, Barry Epling individually and d/b/a
                            TYC and TYC, Inc., dated June 5, 1996..................
        10.45+              Form of Employment and Non-Disclosure Agreement between
                            the Company and Danny Knoller, dated September 1,
                            1996...................................................

                                                                                       SEQUENTIALLY
            EXHIBIT                                                                      NUMBERED
             NUMBER                                EXHIBITS                               PAGES
        ----------------    -------------------------------------------------------    ------------
        10.46+              Consulting Agreement between the Company and Vanguard
                            Consultants, Inc., dated August 1, 1996................
        10.47+              Indemnification Agreement between the Company and Noam
                            Schwartz, dated August 2, 1996.........................
        10.48+              Letter Agreement between the Company and Consortium
                            2000, Inc., dated August 7, 1996.......................
        10.49+              Amendment Number One to Loan and Security Agreement,
                            Secured Promissory Note and Amended and Restated
                            Secured Promissory Note between the Company and Coast
                            Business Credit, dated September, 1996.................
        10.50               WilTel, Inc. Extension Documents:
                            (a) promissory note, dated September 10, 1996..........
                            (b) security agreement, dated September 19, 1996.......
                            (c) letter agreement, dated December 27, 1996..........
        10.51+              Sublease between Consortium 2000, Inc., and Primdex
                            Corporation, dated September 25, 1993..................
        10.52+              Sales Agency Agreement between Consortium 2000, Inc.,
                            and WorldCom, Inc., d/b/a/ LDDS WorldCom, dated June 1,
                            1995 Confidential Redacted Version.....................
        10.53+              Hertz Technologies, Inc., Marketing Agreement and
                            Amendments No. 1 and 2 thereto, between Consortium
                            2000, Inc., and Hertz Technologies, Inc., dated July 7,
                            1995 Confidential Redacted Version.....................
        10.54+              Distributor Program Agreement and Amendment No. 1 and 2
                            thereto, between Consortium 2000, Inc., and LCI
                            International Telecom Corp., dated November 3, 1994,
                            January 31, 1996 and March 26, 1996, respectively,
                            Confidential Redacted Versions.........................
        10.55+              Marketing Services Agreement between Consortium 2000,
                            Inc. and New Enterprise Wholesale Telephone Services,
                            Limited Partnership, dated August 15, 1994,
                            Confidential Redacted Version..........................
        10.56+              Consortium 2000 and Call Points, Inc. Agreement between
                            Consortium 2000 and Call Points, Inc., dated September
                            7, 1995, Confidential Redacted Version.................
        10.57+              Client Contract among Consortium 2000, Inc.,
                            Verifications Plus and Advanced Data Com, Inc., dated
                            January 24, 1996, Confidential Redacted Version........
        10.59+              Promissory Note, Commercial Security Agreement and
                            Letter Agreement between Consortium 2000, Inc., and
                            City National Bank, dated May 28, 1996, May 28, 1996
                            and May 30, 1996, respectively.........................
        10.60-a,b,c,d+      (a) Letter Agreement between the Company and Jeflor,
                            Inc., dated June 10, 1996
                            (b) Subordinated Convertible Debenture, dated June 19,
                            1996...................................................
                            (c) Warrant, dated June 21, 1996.......................

                                                                                       SEQUENTIALLY
            EXHIBIT                                                                      NUMBERED
             NUMBER                                EXHIBITS                               PAGES
        ----------------    -------------------------------------------------------    ------------
                            (d) Guaranty of Loan by Noam Schwartz, Ronnie Schwartz
                            and Haskel Iny, dated June 17, 1996....................
        10.61               Form of Employment and Non-Disclosure Agreement between
                            the Company and Robert B. Diener, effective as of
                            August 15, 1996........................................
        10.62               Form of Employment and Non-Disclosure Agreement between
                            the Company and Jerry Dackerman, effective as of August
                            15, 1996...............................................
        10.63               Form of Employment and Non-Disclosure Agreement between
                            the Company and Wouter van Biene, effective as of
                            August 15, 1996........................................
        10.64               Form of Indemnification Agreement between the Company
                            and Robert B. Diener, effective as of August 15,
                            1996...................................................
        10.65               Form of Indemnification Agreement between the Company
                            and Jerry Dackerman, effective as of August 15, 1996...
        10.66               Form of Indemnification Agreement between the Company
                            and Wouter van Biene, effective as of August 15,
                            1996...................................................
        11+                 Computation of Earnings per Share......................
        23.1                Consent of BDO Seidman, LLP, dated January 23, 1997....
        23.2                Consent of Freshman, Marantz, Orlanski Cooper & Klein
                            (included in Opinion, Exhibit 5.1).....................
        24+                 Power of Attorney, included in signature page..........


---------------

  + Previously filed.

  * To be filed by Amendment

(1) Incorporated by reference to the Company's Registration Statement and Amendments No. 1 through No. 2 on Form SB-2 (Registration No. 33-75210-LA) declared effective June 21, 1994.

(2) Incorporated by reference to the Company's 10-KSB for the year ended December 31, 1995, filed with the SEC on April 16, 1996 commission file 0-24098; same exhibit number

(3) Incorporated by reference to the Company's Amendment No. 1 to 10-KSB for the year ended December 31, 1995 filed with the SEC on August 27, 1996 commission file 0-24098.

(4) Incorporated by reference to the Company's report on Form 8-K, filed with the SEC on August 27, 1996.